PROSPECTUS
                                     [LOGO]
                                   $20,000,000

                                GCB Capital Trust

                           10.00% Preferred Securities
                 (Liquidation Amount $25 per Preferred Security)
          fully and unconditionally guaranteed, as described herein, by

                            Greater Community Bancorp

      The Preferred Securities offered hereby represent preferred undivided beneficial interests in the assets of GCB Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer Trust"). Greater Community Bancorp (the "Company") will initially be the holder of all of the beneficial interests represented by common securities of the Issuer Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities").
                                                      (Continued on next page)

                               ------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 11 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.

                               ------------------

      THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

                               ------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================
                                                    Underwriting      Proceeds to
                              Price to Public(1)    Discount (2)    Issuer Trust(3)(4)
-------------------------------------------------------------------------------------
Per Preferred Security......        $25.00              (4)              $25.00
-------------------------------------------------------------------------------------
Total(5)....................     $20,000,000            (4)           $20,000,000
=====================================================================================

---------------------------
(1)   Plus accrued Distributions, if any, from May 21, 1997.
(2) The Company and the Issuer Trust have each agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."
(3)   Before deduction of expenses payable by the Company estimated at $220,000.
(4) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for arranging the investment therein of such proceeds, $1.00 per Preferred Security (or $800,000 in the aggregate). See "Underwriting."
(5) The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $3,000,000 aggregate liquidation amount of the Preferred Securities on the same terms as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public and Proceeds to Issuer Trust will be $23,000,000 and $23,000,000, respectively. See "Underwriting."

      The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust Company on or about May 21, 1997, against payment therefor in immediately available funds.

                                  ADVEST, INC.

                   The date of this Prospectus is May 16, 1997

(cover page continued)

The Issuer Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in 10.00% Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures," and together with the Trust Securities, the "Securities") to be issued by the Company. The Junior
Subordinated Debentures will mature on June 30, 2027 (the "Stated Maturity"). The Preferred Securities will have a preference under certain circumstances over the Common Securities with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Preferred Securities -- Subordination of Common Securities."

      The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary ("DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Application will be made to include the Preferred Securities in Nasdaq's National Market. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.

      Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from May 21, 1997, and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing June 30, 1997, at the annual rate of 10.00% of the Liquidation Amount of $25 per Preferred Security ("Distributions"). The Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension
Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. No interest shall be due and payable during any Extension Period, except at the end thereof. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the Company's capital stock or with respect to debt securities of the Company that rank pari passu in all respects with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate) at the rate of 10.00% per annum, compounded quarterly, and holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

      The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities as described below. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee -- Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust, as described herein (the "Guarantee"). See "Description of Guarantee." If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust may have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce payment of such Distributions to such holder. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Indebtedness (as defined in "Description of Junior Subordinated Debentures -- Subordination") of the Company.

         The Preferred Securities are subject to mandatory redemption (i) in whole, but not in part, upon repayment of the Junior Subordinated Debentures at Stated Maturity or, at the option of the Company, their earlier redemption in whole upon the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein) and (ii) in whole or in part at any time on or after June 30, 2002 contemporaneously with the optional redemption by the Company of the Junior Subordinated Debentures in whole or in part. The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and continuation of a Tax Event, Investment Company Event or Capital Treatment Event, in each case at a redemption price set forth herein, which includes the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures or to cause the redemption of the Preferred Securities prior to the Stated Maturity may be subject to prior regulatory approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

      The holders of the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company, as holder of the Common Securities, to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

      In the event of the dissolution of the Issuer Trust, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

      The Junior Subordinated Debentures are unsecured and subordinated to all Senior Indebtedness of the Company. See "Description of Junior Subordinated Debentures -- Subordination."

      Prospective purchasers must carefully consider the information set forth in "Certain ERISA Considerations."

      THE JUNIOR SUBORDINATED DEBENTURES ARE DIRECT AND UNSECURED OBLIGATIONS OF THE COMPANY, DO NOT EVIDENCE DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER OR GOVERNMENT AGENCY.

                                      MAP









































      CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTING SHARES OF THE PREFERRED SECURITIES AND BIDDING FOR AND PURCHASING SUCH SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

      The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus is based on the assumption that the Underwriters (as defined herein) will not exercise their over-allotment option.


                                  THE COMPANY

      The Company, a New Jersey corporation, is a bank holding company headquartered in Totowa, New Jersey with two banking subsidiaries, Great Falls Bank ("GFB"), and Bergen Commercial Bank ("BCB", and together with GFB, the "Bank Subsidiaries"). At March 31, 1997, the Company had total assets of $267.1 million, total deposits of $223.2 million and total shareholders' equity of $21.8 million. The Bank Subsidiaries' deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC") primarily through the Bank Insurance Fund ("BIF") with a small portion of deposits insured through the Savings Association Insurance Fund ("SAIF"). The Company's principal business is to serve as a holding company for the Bank Subsidiaries.

      The Company was incorporated in 1984. GFB received its charter from the New Jersey Department of Banking (the "Department") in 1985 and commenced operations as a commercial bank in January 1986. During 1995, the Company acquired all of the outstanding stock of BCB solely in exchange for the Company's common stock, and acquired Family First Federal Savings Bank of Clifton, New Jersey ("Family First"), which was merged into GFB. In July 1996, the Company changed its name from Great Falls Bancorp to its present name.

      The Company's operating strategy is to combine quality personal service, convenient office locations and technology to offer a variety of loan and deposit products tailored to fit the needs of its customers. The Company and the Bank Subsidiaries emphasize personalized service and local decision-making in their banking businesses. Each of the Bank Subsidiaries has its own management team and sets individual performance targets consistent with overall Company goals. This structure allows the senior management of each bank subsidiary to focus their efforts on understanding their customers and meeting the specific needs of the markets they serve. In addition, it is the Company's strategy to expand its operations in northern New Jersey through internal growth and strategic acquisitions.

      As of March 31, 1997, the Bank Subsidiaries provided community banking services through eight branches located in northern New Jersey. The Bank Subsidiaries offer a wide variety of consumer and commercial lending and deposit services. The loans offered by the Bank Subsidiaries include short and medium term loans, loans secured by residential and non-residential real estate properties, revolving lines of credit, mortgage loans and installment loans. The Bank Subsidiaries also offer deposit and personal banking services including checking, regular savings, money market deposits, term certificate accounts and individual retirement accounts. Through Greater Community Financial, L.L.C., the Company offers securities brokerage and investment advisory services. The Company considers its primary market area to be Passaic and Bergen counties in northern New Jersey which comprises a diverse base of business and retail customers.

      The executive office of the Company is located at 55 Union Boulevard, Totowa, New Jersey 07512 and its telephone number is (201) 942-1111.

Financial Summary

                           At or For the
                            Three Months
                                Ended
                              March 31,            At or for Year Ended December 31,
                             ----------  ------------------------------------------------------

                               1997      1996        1995         1994        1993         1992
                               ----      ----        ----         ----        ----         ----
                                               (Dollars in thousands)

Net income ..............   $    665    $  2,337    $  2,072    $  1,486    $  1,301    $  1,034
Total assets ............    267,097     256,506     253,045     168,303     150,632     139,883
Loans receivable (net) ..    141,036     134,587     129,107      94,550      81,920      80,604
Shareholders' equity ....     21,819      21,061      19,595      14,961      14,156      12,927
Return on average assets       1.02%       0.93%       0.93%       0.91%       0.90%       0.84%
Return on average equity      12.43%      11.69%      11.99%      10.19%       9.66%       8.43%
Net interest margin .....      4.84%       4.95%       5.24%       5.02%       4.70%       5.18%





                                GCB CAPITAL TRUST

           The Issuer Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of April 29, 1997, executed by the Company, as Depositor, and Bankers Trust (Delaware), as Delaware Trustee, and (ii) the filing of a Certificate of Trust with the Delaware Secretary of State on April 29, 1997. Such initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement"), as of the date the Preferred Securities are initially issued. Two individuals will be selected by the holder of the Common Securities to act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, while holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as Administrators. The Issuer Trust's business and affairs are conducted by its Property Trustee, Delaware Trustee, and two Administrators. The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Preferred Securities and Common Securities, (ii) using the proceeds from the sale of Preferred Securities and Common Securities to acquire the Junior Subordinated Debentures issued by the Company and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Preferred Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust and payments under the Junior Subordinated Debentures will be the sole revenue of the Issuer Trust. All of the Common
Securities will be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default under the Trust Agreement resulting from an Event of Default under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will acquire Common Securities representing an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The principal executive office of the Issuer Trust is 55 Union Boulevard, Totowa, New Jersey 07512, and its telephone number is (201) 942-1111.

                                  THE OFFERING


Securities Offered..............  The $20,000,000 aggregate liquidation amount of Preferred
                                  Securities offered hereby represents preferred undivided
                                  beneficial interests in the Issuer Trust's assets, which will consist solely of the Junior Subordinated Debentures.  The Trust has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional $3,000,000 aggregate liquidation amount of Preferred
                                  Securities at the offering price, solely to cover over-allotments, if any.

Offering Price..................  $25 per Preferred Security (Liquidation Amount $25), plus accumulated Distributions, if any, from May 21, 1997.

Distributions...................  The  distributions  payable on each  Preferred
                                  Security  will be fixed at a rate per annum of
                                  10.00% of the stated liquidation amount per Preferred Security, will be cumulative, will accrue from May 21, 1997, the date of issuance of the Preferred Securities, and will be payable
                                  quarterly in arrears on March 31, June 30, September 30
                                  and December 31 of each year, commencing June 30, 1997.
                                  See "Description of Preferred Securities -- Distributions."

Junior Subordinated Debentures..  The Issuer Trust will invest the proceeds from the issuance of the Preferred Securities and Common Securities in an equivalent amount of 10.00% Junior Subordinated Debentures of the
                                  Company.  The Junior Subordinated Debentures will mature on
                                  June 30, 2027.  The Junior Subordinated Debentures will rank subordinate and junior in right of payment to all Senior
                                  Indebtedness of the Company.  In addition, the Company's
                                  obligations under the Junior Subordinated Debentures will be structurally subordinated to all existing and future liabilities and obligations of its subsidiaries.

Guarantee.......................  Under the terms of the Guarantee, the Company has guaranteed the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer Trust described herein.
                                  The Company and the Issuer Trust believe that the obligations of the Company under the Guarantee, the Trust Agreement, the
                                  Junior Subordinated Debentures and the Junior Subordinated
                                  Indenture taken together, fully, irrevocably and unconditionally guarantee all of the Issuer Trust's obligations relating to the
                                  Preferred Securities.  The obligations of the Company under the
                                  Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Indebtedness.  See
                                  "Description of Guarantee."




Right to Defer Interest.........  The Company has the right, at any time, to defer payments of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters; provided that no Extension
                                  Period may extend beyond the Stated Maturity of the Junior
                                  Subordinated Debentures.  As a consequence of the Company's extension of the interest payment period, quarterly Distributions on the Preferred Securities will be deferred (though such Distribution would continue to accrue with interest thereon compounded quarterly, since interest will continue to accrue and compound on the Junior
                                  Subordinated Debentures during any such Extension Period).  During an
                                  Extension Period, the Company will be prohibited, subject to certain exceptions described herein, from declaring or paying any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Junior Subordinated
                                  Debentures.  Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension
                                  Period, subject to the foregoing requirements.  See "Description of
                                  Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

                                  Should an Extension  Period  occur,  Preferred Security  holders will  continue  to  include interest income (and de minimis original issue discount,  if any) for United  States  federal income  tax purposes.  See  "Certain  Federal Income Tax Consequences -- Interest
                                  Income and Original Issue Discount.

Redemption......................  The Preferred Securities are subject to mandatory redemption (i) in whole, but not in part, at the Stated Maturity upon repayment of the Junior
                                  Subordinated Debentures, (ii) in whole, but not in part, contemporaneously with the optional redemption at any time by the Company of the Junior
                                  Subordinated Debentures upon the occurrence and continuation of a Tax Event,
                                  Investment Company Event or Capital Treatment Event and (iii) in whole or in part at any time on or after June 30, 2002, contemporaneously with the optional redemption by the Company of the Junior Subordinated Debentures
                                  in whole or in part, in each case at the applicable Redemption Price.  See
                                  "Description of Preferred Securities -- Redemption."

Liquidation of the Issuer Trust.  The Company, as holder of the Common Securities, has the right at any time to dissolve the Issuer Trust and cause the Junior Subordinated Debentures to be distributed to holders of Preferred Securities in liquidation of the
                                  Issuer Trust, subject to the Company having received prior approval of the
                                  Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve.  See "Description of Preferred Securities
                                  -- Liquidation Distribution Upon Dissolution."




Voting Rights...................  Generally, the holders of the Preferred Securities will not have any voting rights.  See "Description of Preferred Securities --
                                  Voting Rights; Amendment of Trust Agreement" and "Risk
                                  Factors -- Limited Voting Rights."

Use of Proceeds.................  The  proceeds  from the sale of the  Preferred
                                  Securities  offered hereby will be used by the
                                  Issuer Trust to purchase the Junior Subordinated Debentures issued by the Company.  The proceeds received by the Company from the sale of the Junior Subordinated Debentures will be used for general corporate purposes which may include branch acquisitions and/or acquisitions of other financial institutions.
                                  In addition, a portion of the proceeds may be contributed through investments in or advances to the Bank Subsidiaries.  The Trust
                                  Securities will qualify as Tier 1 or core capital of the Company, subject to the 25% Capital Limitation (as defined herein), under the risk-based capital guidelines of the Federal Reserve.  The portion of the Trust Securities that exceeds the 25% Capital Limitation will qualify as Tier 2 or supplementary capital of the Company.  See
                                  "Use of Proceeds."

ERISA Considerations............  Prospective purchasers should consider the information set forth under "Certain ERISA Considerations."

Nasdaq National Market Symbol...  Application has been made to have the Preferred Securities approved for quotation on the Nasdaq National Market under the symbol "GFLSP".




                                  RISK FACTORS

      Prospective investors should carefully consider the matters set forth under "Risk Factors," beginning on page 11.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following summary information regarding the Company should be read in conjunction with the consolidated financial statements of the Company and notes beginning on page F-1. Consolidated historical financial and other data regarding the Company at or for the three months ended March 31, 1997 and 1996, have been prepared by the Company without audit and may not be indicative of results on an annualized basis or any other period. In the opinion of management, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation for such periods or dates have been made.

                                                       At or For the
                                                        Three Months
                                                       Ended March 31,                  At or for Year Ended December 31,
                                                      ----------------        ---------------------------------------------------
                                                      1997        1996        1996      1995         1994        1993        1992
                                                      ----        ----        ----      ----         ----        ----        ----
                                            (Dollars in thousands, except per share amounts)

Selected Results of Operations
  Interest income ...............................   $  4,764    $  4,523    $ 18,693  $ 17,433    $ 11,402    $  9,335    $  9,254
  Net interest income ...........................      2,958       2,754      11,539    10,883       7,768       6,333       5,941
  Provision for possible loan loss...............        115          90         440       414         172         478         952
  Net interest income after provision
    for loan losses .............................      2,843       2,664      11,099    10,469       7,596       5,855       4,989
  Other income ..................................        449         746       1,929     2,177         855       1,338       1,023
  Other expenses ................................      2,323       2,650       9,463     9,400       6,125       5,088       4,437
  Net income ....................................        665         482       2,337     2,072       1,486       1,301       1,034

Per Share Data
  Net income ....................................       0.28        0.23        0.97      1.04        0.89        0.79        0.63
  Book value ....................................      11.57       11.51       11.13     10.32        9.33        8.90        9.02

Selected Balance Sheet Data
  Total assets ..................................    267,097     241,190     256,506   253,045     168,303     150,632     139,883
  Investment securities .........................     94,891      87,331      89,679    83,986      58,961      43,468      26,054
  Loans receivable (net) ........................    141,036     125,639     134,587   129,107      94,550      81,920      80,604
  Total deposits ................................    223,229     210,060     223,242   222,766     144,289     129,852     125,141
  Borrowings and securities sold under
    agreements to repurchase ....................     13,623       3,655       4,159     2,756       2,700         750         703
  Redeemable subordinated debentures............       4,891       4,979       4,988     4,976       4,963       4,950          --
  Shareholders' equity ..........................     21,819      19,684      21,061    19,595      14,961      14,156      12,927

Performance Ratios
  Return on average assets ......................       1.02%       0.81%       0.93%     0.93%       0.91%       0.90%       0.84%
  Return on average equity ......................      12.43%      10.20%      11.69%    11.99%      10.19%       9.66%       8.43%
  Net interest margin ...........................       4.84%       5.09%       4.95%     5.24%       5.02%       4.70%       5.18%

Asset Quality Ratios
  Non-performing loans to total gross loans......       1.64        2.00%       1.28%     1.47%       2.09%       3.01%       2.36%
  Non-performing assets to total loans
   and other real estate owned ..................       3.45%       4.69%       3.21%     3.84%       3.29%       4.66%       6.58%
  Net charge-offs to average total gross loans...         --%       0.05%       0.16%     0.79%       0.13%       0.85%       0.14%
  Total allowance for loan losses to
    total non-performing loans ..................     112.24%      92.15%     144.40%   120.27%      90.07%      70.25%     102.56%

Capital Ratios
  Equity to assets ..............................       8.17%       8.16%       8.21%     7.74%       8.89%       9.40%       9.24%
  Tier 1 risk-based capital ratio................      12.51%      13.27%       7.97%     7.27%       9.06%       8.33%      15.70%
  Total risk-based capital ratio ................      16.71%      18.13%      16.89%    16.77%      19.30%      26.44%      16.96%
  Leverage ratio ................................       7.93%       7.72%       8.12%     8.28%       8.34%       8.69%       9.84%

Ratios of Earnings to Fixed Charges(1)
  Excluding interest on deposits.................       4.34x       4.67x       4.77x     5.05x       5.13x      20.49x      12.25x
  Including interest on deposits.................       1.56x       1.42x       1.50x     1.48x       1.63x       1.68x       1.47x


---------------------
(1)The consolidated ratio of earnings to fixed charges has been computed by dividing income before income taxes, cumulative effect of changes in accounting principles and fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits). There were no amortization of notes and debentures expense nor any portion of net rental expense which was deemed to be equivalent to interest on debt. Interest expense (other than on deposits) includes interest on notes, federal funds purchased and securities sold under agreements to repurchase, and other funds borrowed.

                                  RISK FACTORS

      In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Preferred Securities offered by this Prospectus. Certain statements in this Prospectus and documents incorporated herein by reference are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "expects," is or are "expected," "anticipates," and "anticipated." These forward-looking statements are based on the Company's current expectations. To the extent any of the information contained in this Prospectus constitutes a "forward-looking statement" as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

RISK FACTORS RELATING TO THE OFFERING

Ranking  of  Subordinated   Obligations  Under  the  Guarantee  and  the  Junior
Subordinated Debentures

      The obligations of the Company under the Guarantee issued by the Company for the benefit of the holders of Preferred Securities and under the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness. At March 31, 1997, the Senior Indebtedness of the Company aggregated approximately $4.9 million. None of the Junior Subordinated Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company. See "Description of Guarantee -- Status of the Guarantee" and "Description of Junior Subordinated Debentures -- Subordination."

      The ability of the Issuer Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company's making payments on the Junior Subordinated Debentures as and when required.

Option to Extend Interest Payment Period; Tax Consequences

      So long as no Event of Default (as defined in the Junior Subordinated Indenture) has occurred and is continuing with respect to the Junior Subordinated Debentures (a "Debenture Event of Default"), the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Debenture Events of Default." As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon during any Extension Period at the rate of 10.00% per annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distribution" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 10.00%, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election to begin an Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Preferred Securities -- Distributions" and "Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

      Should an Extension Period occur, a holder of Preferred Securities will continue to accrue income (in the form of original issue discount ("OID")) for United States federal income tax purposes in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer Trust, which will include a holder's pro rata share of both the stated interest and de minimis OID, if any, on the Junior Subordinated Debentures. As a result, a holder of Preferred Securities will include such OID in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Issuer Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Sales of Preferred Securities."

      The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of his, her or its Preferred Securities during an Extension Period, therefore, might not receive the same return on his, her or its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent preferred undivided beneficial interests in the assets of the Issuer Trust) may be more volatile than the market prices of other securities on which original issue discount or interest accrues that are not subject to such deferrals.

Tax Event, Investment Company Event or Capital Treatment Event Redemption

      Upon the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event, the Company has the right to redeem the Junior Subordinated Debentures in whole, but not in part, at any time within 90 days following the occurrence of such Tax Event, Investment Company Event or Capital Treatment Event and thereby cause a mandatory redemption of the Preferred Securities. Any such redemption shall be at a price equal to the liquidation amount of the Preferred Securities, together with accumulated Distributions to but excluding the date fixed for redemption. The ability of the Company to exercise its rights to redeem the Junior Subordinated Debentures prior to the stated maturity may be subject to prior regulatory approval by the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

      A "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      See "-- Possible Tax Law Changes Affecting the Preferred Securities" and "Certain Federal Income Tax Consequences -- Possible Tax Law Changes" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities prior to June 30, 2002.

      "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

      A "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof) except as otherwise restricted under the 25% Capital Limitation (as defined herein), for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

Exchange of Preferred Securities for Junior Subordinated Debentures

      The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust. The ability of the Company, as holder of the Common Securities, to dissolve the Issuer Trust may be subject to prior regulatory approval of the Federal Reserve, if then required under applicable Federal Reserve capital guidelines or policies. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

      Under current United States federal income tax law and interpretations and assuming, as expected, that the Issuer Trust will not be taxable as a corporation, a distribution of the Junior Subordinated Debentures upon a liquidation of the Issuer Trust will not be a taxable event to holders of the Preferred Securities. However, if a Tax Event were to occur that would cause the Issuer Trust to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Issuer Trust would be a taxable event to the Issuer Trust and the holders of the Preferred Securities. See "Certain Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures to Securityholders."

Rights Under the Guarantee

      Bankers Trust Company will act as the trustee under the Guarantee and will hold the Guarantee for the benefit of the holders of the Preferred Securities. Bankers Trust Company will also act as Debenture Trustee for the Junior Subordinated Debentures and as Property Trustee under the Trust Agreement. Bankers Trust (Delaware) will act as Delaware Trustee under the Trust Agreement. The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by or on behalf of the Issuer Trust:
(i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at the payment date, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Guarantee is subordinated as described under "-- Ranking of

Subordinated Obligations Under the Guarantee and the Junior Subordinated Debentures" and "Description of Guarantee -- Status of the Guarantee." The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

      If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer Trust may lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of any amounts payable in respect of such Junior
Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Junior Subordinated Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities," "-- Debenture Events of Default" and "Description of Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Junior Subordinated Indenture.

Limited Voting Rights

      Holders of Preferred Securities will have limited voting rights relating generally to the modification of the Preferred Securities and the Guarantee and the exercise of the Issuer Trust's rights as holder of Junior Subordinated Debentures. Holders of Preferred Securities will not be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee except upon the occurrence of certain events specified in the Trust Agreement. The Property Trustee and the holders of all the Common Securities may, subject to certain conditions, amend the Trust Agreement without the consent of holders of Preferred Securities to cure any ambiguity or make other provisions not inconsistent with the Trust Agreement or to ensure that the Issuer Trust (i) will not be taxable as a corporation for United States federal income tax purposes, or (ii) will not be required to register as an "investment company" under the Investment Company Act. See "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement" and "-- Removal of Issuer Trustees; Appointment of Successors."

Absence of Market

      The Preferred Securities are a new issue of securities with no established trading market. Application has been made to list the Preferred Securities in the Nasdaq National Market, but one of the requirements for listing and continued listing is the presence of two market makers for the Preferred

Securities. The Company and the Issuer Trust have been advised by Advest, Inc. that it intends to make a market in the Preferred Securities. However, Advest, Inc. is not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of Advest, Inc. Moreover, there can be no assurance of a second market maker for the Preferred Securities. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

Market Prices

      There can be no assurance as to the market prices for Preferred Securities, or the market prices for Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer Trust occurs. Accordingly, the Preferred Securities or the Junior Subordinated Debentures that a holder of Preferred Securities may receive on liquidation of the Issuer Trust may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures on termination of the Issuer Trust, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated
Debentures   contained   herein.   See   "Description  of  Junior   Subordinated
Debentures."

Possible Tax Law Changes Affecting the Preferred Securities

      On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One of the revenue provisions of those proposals would generally deny interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 15 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. If enacted as proposed by the President, this provision would be effective for instruments issued on or after the date of first action by a Congressional committee with respect to the proposal. It is not clear from the President's proposals as to what constitutes Congressional "committee action" with respect to this proposal. If the provision were to apply to the Junior Subordinated Debentures, the
Company would be unable to deduct interest on the Junior Subordinated Debentures. There can be no assurance, however, that future legislative proposals or final legislation will not affect the ability of the Company to deduct interest on the Junior Subordinated Debentures. Such a change could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities before June 30, 2002. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Redemption." See also "Certain Federal Income Tax Consequences -- Possible Tax Law Changes." Under current law, the Company will be able to deduct interest on the Junior Subordinated Debentures.

RISK FACTORS RELATING TO THE COMPANY

Status of the Company as a Bank Holding Company

      The Company is a legal entity separate and distinct from the Bank Subsidiaries, although the principal source of the Company's cash revenues is dividends from the Bank Subsidiaries. The ability of the Company to pay the interest on, and principal of, the Junior Subordinated Debentures will be significantly dependent on the ability of the Bank Subsidiaries to pay dividends to the Company and the ability of the Company to realize a return on its investments in amounts sufficient to service the Company's debt obligations. Payment of dividends by the Bank Subsidiaries is restricted by various legal and regulatory limitations. No dividend may be paid, unless, following the payment of such dividend, the capital stock of the bank will be unimpaired, and the bank will either have a surplus of not less than 50% of its capital stock, or the payment of the dividend will not reduce the surplus of the bank.

      The right of the Company to participate in the assets of any subsidiary upon the latter's liquidation, reorganization or otherwise (and thus the ability of the holders of Preferred Securities to benefit indirectly from any such distribution) will be subject to the claims of the subsidiaries' creditors, which will take priority except to the extent that the Company may itself be a creditor with a recognized claim. As of March 31, 1997, the Company's subsidiaries had indebtedness and other liabilities of approximately $240.4 million.

      The Bank Subsidiaries are also subject to restrictions under federal law which limit the transfer of funds by them to the Company, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Such transfers by either Bank Subsidiary to the Company or any nonbank subsidiary of the Company are limited in amount to 10% of the bank's capital and surplus and, with respect to the Company and all its nonbank subsidiaries, to an aggregate of 20% of the bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. Federal law also prohibits banks from purchasing "low-quality" assets from affiliates.

Competition

      The banking business is highly competitive. In its primary market area, the Bank Subsidiaries compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. The Bank Subsidiaries' primary competitors have substantially greater resources and lending limits than the Bank Subsidiaries and may offer certain services, such as trust services, that the Bank Subsidiaries do not provide at this time. The profitability of the Company depends upon the Bank Subsidiaries' ability to compete in their primary market area. See "Business of the Company -- Competition."

Loan Portfolio Considerations

      During the past three years, the Company has experienced significant growth in its loan portfolio. Loans increased to $144.0 million at March 31, 1997, from $96.7 million at December 31, 1994. Commercial real estate loans increased by 48% or $20.2 million at March 31, 1997, as compared to December 31, 1994, and comprised 43% of total loans as of March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Loan Portfolio." The nature of commercial real estate loans is such that they may present more credit risk to the Company than other types of loans such as home equity or residential real estate loans. Further, these loans are concentrated in Passaic and Bergen Counties in northern New Jersey. As a result, a decline in the general economic conditions of northern New Jersey could have a material adverse effect on the Company's financial condition and results of operations taken as a whole. See "Business of the Company -- Lending Activities -- Commercial Real Estate Loans."

Growth and Acquisition Strategies

      The Company has pursued and intends to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without significant increases in noninterest expenses. There can be no assurance that the Company will be successful in implementing its internal growth strategy. In addition, the Company has grown and may seek to grow by acquiring other financial institutions. Any acquisitions will be subject to regulatory approval, and there can be no assurance that the Company will obtain such approvals. Although the Company does not have any signed contracts, letters of intent or agreements in principle, the Company routinely reviews acquisition opportunities. The Company may not be successful in identifying further acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions. Competition for acquisitions in the Company's market area is highly competitive, and the Company may not be able to acquire other institutions on attractive terms. Furthermore, the success of the growth strategy of the Company will depend on maintaining sufficient regulatory capital levels and on economic conditions.

Market Value of Investments

      A significant portion of the Company's securities investment portfolio has been designated as available-for-sale pursuant to Statement of Financial Accounting Standards No. 115 ("SFAS 115") relating to accounting for investments. SFAS 115 requires that unrealized gains and losses in the estimated value of the available-for-sale portfolio be "marked to market" and reflected as a separate item in shareholders' equity (net of tax). At March 31, 1997, the Company maintained approximately 21.2% of its assets in securities available-for-sale. Shareholders' equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. There can be no assurance that the market value of the Company's investment portfolio will not decline, causing a corresponding decline in shareholders' equity.

      Management believes that several factors will affect the market values of the Company's investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, the degree of volatility in the securities markets, inflation rates or expectations of inflation and the slope of the interest rate yield curve. (The yield curve refers to the differences between longer-term and shorter-term interest rates. A positively sloped yield curve means shorter-term rates are lower than longer-term rates.) Also, the passage of time will affect the market values of the securities, in that the closer they are to maturing, the closer the market price should be to par value. In addition to the foregoing, there are other factors that impact specific categories of the portfolio differently.

Allowance for Loan Losses

      The inability of borrowers to repay loans can erode the earnings and capital of banks. Like all banks, the Company maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on prior experience with loan losses, as well as an evaluation of the risks in the current portfolio, and is maintained at a level considered adequate by management to absorb anticipated losses. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond management's control, and such losses may exceed current estimates. At March 31, 1997, the Company had nonperforming loans of $2.4 million and an allowance for loan losses of $2.7 million or 1.8% of total loans and 112% of nonperforming loans. There can be no assurance that the Company's allowance for loan losses will be adequate to cover actual losses. Future provisions for loan losses could materially and adversely affect results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Economic Conditions and Impact of Interest Rates

      Results of operations for financial institutions, including the Company, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The profitability of the Company is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities (net interest income), including advances from the Federal Home Loan Bank of New York ("FHLB"). Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets repricing or maturing than liabilities over a given time period is considered asset-sensitive and is reflected as a positive gap, and more liabilities repricing or maturing than assets over a given time period is considered liability-sensitive and is reflected as negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest  rate  environment  and will  negatively  impact  earnings in a falling interest  rate  environment,  while  a  liability-sensitive  position  (i.e.,  a negative  gap)  will  generally  enhance  earnings  in a falling  interest  rate environment and negatively impact earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. The Company has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates. However, there can be no assurance that the Company will be able to manage interest rate risk so as to avoid significant adverse effects in net interest income. At March 31, 1997, the Company had a one year cumulative negative gap of 2.12%. This negative one year gap position may, as noted above, have a negative impact on earnings in a rising interest rate environment. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Interest Rate Sensitivity."

Supervision and Regulation

      Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the Bank Holding Company Act of 1956, as amended ("BHCA") and to regulation and supervision by the Federal Reserve, and the Bank Subsidiaries are subject to regulation and supervision by the Department and the FDIC. The Bank Subsidiaries are also members of the FHLB and are subject to regulation thereby. Federal and state banking laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in the control of bank holding companies, and the maintenance of adequate capital to the general business operations and financial condition of the Bank Subsidiaries, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The Federal Reserve, the FDIC, and the Department also possess cease and desist powers over bank holding companies and banks, to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner in which the Company and the Bank Subsidiaries may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the Federal Reserve. These monetary policies have had and are expected to continue to have significant effects on the operating results of commercial banks. Changes in monetary or legislative policies may affect the ability of the Bank Subsidiaries to attract deposits and make loans. See "Supervision and Regulation."

                                GCB CAPITAL TRUST

      The Issuer Trust is a statutory business trust created under Delaware law pursuant to the filing of a Certificate of Trust with the Delaware Secretary of State on April 29, 1997. The Issuer Trust will be governed by the Trust Agreement among the Company, as Depositor, Bankers Trust (Delaware), as Delaware Trustee, and Bankers Trust Company, as Property Trustee (together with the Delaware Trustee, the "Issuer Trustees"). Two individuals will be selected by the holder of the Common Securities to act as administrators with respect to the Issuer Trust (the "Administrators"). The Company, while holder of the Common Securities, intends to select two individuals who are employees or officers of or affiliated with the Company to serve as the Administrators. See "Description of Preferred Securities -- Miscellaneous." The Issuer Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior
Subordinated Debentures and (iii) engaging in only those other activities necessary, convenient or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer Trust, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer Trust.

      All the Common Securities will initially be owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuation of a Debenture Event of Default arising as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the rights of the holder of the Common Securities to payment in respect of Distributions and Payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred Securities -- Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer Trust. The Issuer Trust has a term of 31 years, but may terminate earlier as provided in the Trust Agreement. The address of the Delaware Trustee is Bankers Trust (Delaware), 1001 Jefferson Street, Wilmington, Delaware 19801, telephone number
(302) 576-3301. The address of the Property Trustee, the Guarantee Trustee and the Debenture Trustee is Bankers Trust Company, Four Albany Street, 4th Floor, New York, New York 10006, telephone number (212) 250-2500.

                                 USE OF PROCEEDS

      All the proceeds to the Issuer Trust from the sale of the Preferred Securities will be invested by the Issuer Trust in the Junior Subordinated Debentures. The proceeds from the sale of the Preferred Securities are expected to qualify as Tier 1 or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve, however capital received from the proceeds of the sale of the Preferred Securities cannot constitute more than 25% of the total Tier 1 capital of the Company (the "25% Capital Limitation"). Amounts in excess of the 25% Capital Limitation will constitute Tier 2, or supplementary capital, of the Company. The net proceeds to be received by the Company from the sale of the Junior Subordinated Debentures will be used for general corporate purposes which may include branch acquisitions and/or acquisitions of other financial institutions. In addition, a portion of the proceeds may be used to make contributions through investments in or advances to the Bank Subsidiaries. Pending any such use, the net proceeds may be invested in short-to-medium-term obligations. The precise amounts and timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries and the availability of other funds.

                                 CAPITALIZATION

      The following table sets forth (i) the consolidated capitalization of the Company at March 31, 1997, (ii) the consolidated capitalization of the Company giving effect to the issuance of the Preferred Securities hereby offered by GCB Capital Trust and application by the Company of the net proceeds from the corresponding sale of the Junior Subordinated Debentures to GCB Capital Trust as if the sale of the Preferred Securities had been consummated on March 31, 1997, and assuming the Underwriters' over-allotment was not exercised, and (iii) the actual and pro forma capital ratios of the Company.

                                                        (Unaudited)
                                                                As Adjusted
                                                              For the Sale of
                                                    Actual  Preferred Securities
                                                    ------  --------------------
                                                      (Dollars in Thousands)


  Redeemable Subordinated Debentures (1) .........   $ 4,891       $ 4,891
                                                     -------       -------

  Guaranteed preferred beneficial interests in the
Company's subordinated debt (2) ..................        --        20,000

SHAREHOLDERS' EQUITY:
  Preferred stock no par value, 1,000,000 shares
authorized, none issued ..........................        --            --
  Common stock $1 par value - 10,000,000 shares
authorized; 1,891,733 outstanding ................     1,886         1,886
  Additional paid-in-capital .....................    17,653        17,653
  Unrealized holding gains on securities available
    for sale, net of income taxes ................       558           558
  Retained earnings ..............................     1,722         1,722
                                                     -------       -------
      Total shareholders' equity .................    21,819        21,819
                                                     -------       -------
  Total capitalization ...........................   $26,710       $46,710
                                                     =======       =======

COMPANY CAPITAL RATIOS(3):
  Equity to total assets .........................      8.17%         7.60%
  Tier 1 risk-based capital ratio(4) .............     12.51         16.28
  Total risk-based capital ratio .................     16.71         28.11
  Leverage ratio .................................      7.93          9.82


-----------------
(1) The Company issued $5 million of 8.5% Redeemable Subordinated Debentures ("Debentures") due November 1, 1998, interest payable quarterly. In addition to the Debentures, the Company issued Cancellable Mandatory Stock Purchase Contracts ("Equity Contracts") requiring the purchase of $5 million in common stock at a price of $9.77 (as adjusted for stock dividends) per share no later than November 1, 1997, and permitting the purchase of common stock in that amount prior to that date. The purchase price under the Equity Contracts can be paid by the surrender of the Debentures with a principal amount equal to the amount of the common stock to be purchased. The Debentures are redeemable and the Equity Contracts are cancellable at the election of the Company upon 60 days written notice.
(2) Preferred Securities representing beneficial interests in an aggregate principal amount of $20,000,000 of the 10.00% Junior Subordinated Debentures of the Company. The Junior Subordinated Debentures will mature on June 30, 2027.
(3) The capital ratios, as adjusted, are computed including the total estimated net proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve guidelines.
(4) Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital.

                              ACCOUNTING TREATMENT

       For financial reporting purposes, the Issuer Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be included in the consolidated balance sheets of the Company and appropriate disclosures about the Preferred Securities, the Guarantee and the Junior Subordinated Debentures will be included in the notes to the consolidated financial statements of the Company. For financial reporting purposes, Distributions on the Preferred Securities will be recorded in the consolidated statements of income of the Company.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      This section presents a review of the Company's consolidated financial condition and results of operations. Data is presented for both the Company and its subsidiaries unless otherwise noted.

      In addition to historical information, this discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in this section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Acquisitions

      During 1995, the Company completed certain transactions which were significant to its business, operations and structure. On April 7, 1995, the Company acquired Family First which was merged into GFB. In connection with the Family First acquisition, GFB added two full-service banking offices. The acquisition was accounted for as a purchase transaction and accordingly GFB recorded all assets and liabilities of Family First on its books at the acquisition date. The Company acquired $26.3 million in loans and $49.8 million in deposits pursuant to the Family First acquisition. The purchase price exceeded the fair market value of net assets acquired by approximately $734,000, which was recorded as goodwill and is being amortized over a period of six years. Income and expense are recorded in the Company's results since the acquisition date and prior periods have not been restated. In addition, in July 1995 GFB opened a de novo full-service banking office in Totowa, New Jersey.

      As of December 31, 1995, the Company acquired BCB through a stock for stock exchange which was accounted for as a pooling-of-interests. Due to the pooling-of-interest accounting treatment, financial results for periods prior to 1995 have been restated to include BCB. The acquisition of BCB added four full-service banking offices. At December 31, 1995, BCB had total assets of $76.9 million and total deposits of $68.8 million.

Results of Operations:  Three Months ended March 31, 1997 and 1996

      The Company earned net income of $665,000 or $0.28 per share for the three months ended March 31, 1997, compared to $482,000 or $0.23 per share for the same period in 1996.

      Interest income increased by $241,000 or 5% for the three months ended March 31, 1997, relative to the comparable period in 1996. The increase is attributable primarily to the increase in average income-yielding assets.

      Total interest expense increased by $37,000 during the first three months of 1997, relative to the first three months of 1996, due primarily to the increase in interest expense incurred as a result of the increase in federal funds borrowing.

      The provision for possible loan losses for the three months ended March 31, 1997, was $115,000 compared to $90,000 during the first three months of the prior year.

      Other income decreased by $297,000 or 40% in the first quarter of 1997 compared to the same period in 1996. The decrease in other income is a direct result of reduction in fee income from the merchant credit card services which were discontinued by BCB.

      Total other expenses decreased by $327,000 during the first three months of 1997, compared to the same period in 1996, resulting mainly from management's efforts to consolidate various operational functions of the Bank Subsidiaries.

Results of Operations: Fiscal Years Ended December 31, 1996, 1995 and 1994

      The Company earned $2.3 million or $0.97 per share in 1996 compared to $2.1 million or $1.04 per share in 1995, and $1.5 million or $.89 per share in 1994. The earnings reported are after $111,000, $191,000 and $110,000 of amortization expense of intangible assets on a pre-tax basis, for the years ended December 31, 1996, 1995 and 1994, respectively. In 1996, the Company's earnings improved 13% over 1995. In 1995, the Company's earnings, improved 39% over 1994. Net interest income increased by $656,000, or 6%, in 1996 compared to 1995, and $3.1 million or 40% in 1995 compared to 1994. Total other expenses showed a moderate increase of $63,000 in 1996 over 1995 and increased by $3.3 million or 54% in 1995 over 1994. The increase in net interest income in 1996 is attributable to the growth of the Company. The increases in both net interest income and other expenses in 1995 over 1994 are primarily attributable to the acquisition of Family First and in part to the growth of the Company. The provision for possible loan losses increased by $26,000 in 1996 compared to 1995, and increased by $242,000 in 1995 compared to 1994, primarily as a result of the increase in the loan portfolio resulting from the acquisition of Family First and in part to internal growth. The Company's annual interest expense increased by $604,000 in 1996 compared to 1995, primarily due to an increase in average interest-bearing liabilities. In 1995 the annual interest expense increased by $2.9 million compared to 1994, primarily due to the increase in average deposits which resulted from the Family First acquisition completed by the Company during 1995.

      During 1996, the Company's earnings, through its Bank Subsidiaries, were adversely affected by a legislative action taken by the United States Government to sign into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. Under the act, the FDIC levied a special assessment on SAIF-assessable deposits held as of March 31, 1995. In its acquisition of Family First in 1995, the Company had acquired SAIF-assessable deposits which were subject to this special assessment. In the third quarter of 1996, the Company recorded $249,000 before income taxes as its portion of the assessment. Excluding this assessment, the Company's earnings would have been $2.5 million or $1.03 per share for the year ended December 31, 1996.

Average Balances and Net Interest Income

      Net interest income, the primary source of the Company's results of operations, is the difference between interest, dividends and fees earned on loans and other earning assets, and interest paid on interest-bearing liabilities. Earning assets include loans to businesses and individuals, investment securities, interest-bearing deposits with banks and federal funds sold in the interbank market. Interest- bearing liabilities include primarily interest-bearing demand, savings and time deposits. Net interest income is determined by (i) the difference between the yields earned on earning assets and rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of earning assets and interest-bearing liabilities. The Company's interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows and general levels of non-performing assets.

      The following table sets forth the Company's consolidated average balances of assets, liabilities and shareholders' equity as well as the amount of interest expense on related items, and the Company's average yield for the three months ended March 31, 1997, and the years ended December 31, 1996, 1995 and 1994. The yields are shown on a fully taxable basis and assume a 34% tax rate.

Average Balance Sheet, Interest Income and Expense, and Average Interest Rates

                                                              March 31, 1997                   December 31, 1996
                                                     ----------------------------------  -------------------------------
                                                     Average     Interest     Average    Average  Interest     Average
                                                     Balance    Earned/Paid  Yield/Rate  Balance Earned/Paid  Yield/Rate
                                                     -------    -----------  ----------  ------- -----------  ----------

                                                                                       (Dollars in Thousands)

ASSETS:
Earning Assets:
Investment securities ...........................   $ 93,417     $ 1,435        6.23%   $ 87,604    $  5,569   6.36%
  Due from banks--interest-bearing...............      4,614          67        5.89%      2,947         138   4.67%
  Federal funds sold ............................      5,781          62        4.35%      7,468         365   4.89%
  Loans 1 .......................................    140,797       3,200        9.22%    135,161      12,621   9.34%
                                                    --------     -------        ----    --------    --------   ----
            Total earning assets.................    244,609       4,764        7.90%    233,180      18,693   8.02%
 Less: Allowance for possible loan losses........      2,584          --                   2,393          --
           Unearned income - loans...............        296          --                     317          --
  All other assets ..............................     20,103          --                  21,433          --
                                                    --------    --------               --------    ---------
            Total assets ........................   $261,832     $ 4,764                $251,903    $ 18,693
                                                    ========     =======                ========    ========

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Interest-bearing Liabilities:
  Savings and interest-bearing accounts..........   $ 81,443     $   456        2.27%   $ 81,112    $  1,799   2.22%
  Time deposits .................................     82,406       1,093        5.38%     86,277       4,605   5.34%
  Federal funds and short-term borrowings.......      12,626         148        4.75%      6,062         312   5.15%
  Long-term borrowings ..........................      4,974         109                                       8.89%
                                                    --------     -------        ----    --------    --------   ----
            Total interest-bearing
             liabilities ........................    181,449       1,806        4.04%   178,433        7,154   4.01%

Demand deposits .................................     55,566          --                 50,243           --
Other liabilities ...............................      3,418          --                  3,240           --
Shareholders' equity ............................     21,399          --                 19,987           --
                                                    --------    --------               --------    ---------
            Total liabilities and
             shareholders'equity.................   $261,832    $  1,806               $251,903    $   7,154
                                                    ========    ========               ========    =========


NET INTEREST INCOME
(fully taxable basis) ...........................               $  2,958                           $  11,539
                                                                ========                           =========
NET INTEREST MARGIN
(fully taxable basis) ...........................                               4.84%                          4.95%



                                                           December 31, 1995                    December 31, 1994
                                                     ---------------------------------   ---------------------------------
                                                     Average   Interest      Average     Average   Interest      Average
                                                     Balance  Earned/Paid   Yield/Rate   Balance  Earned/Paid   Yield/Rate
                                                     -------  -----------   ----------   -------- -----------   ----------



ASSETS:
Earning Assets:
Investment securities ...........................    $ 74,751    $  4,790         6.41%   $ 52,813    $  2,693       5.10%
  Due from banks--interest-bearing...............       1,271          54         4.23%      3,884         158       4.07%
  Federal funds sold ............................      11,178         658         5.89%      4,991         143       2.87%
  Loans 1 .......................................     120,379      11,931         9.91%     92,978       8,408       9.04%
                                                     --------    --------         ----    --------    --------       ----
            Total earning assets.................     207,579      17,433         8.40%    154,666      11,402       7.37%
 Less: Allowance for possible loan losses........       2,427          --                    1,777          --
           Unearned income - loans...............         335          --                      262          --
  All other assets ..............................      17,368          --                   10,546          --
                                                     --------     --------                --------       ------
            Total assets ........................    $222,185     $17,433                 $163,173    $ 11,402
                                                     ========     =======                 ========    ========

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Interest-bearing Liabilities:
  Savings and interest-bearing accounts..........    $ 74,207      $1,890         2.55%   $ 63,409    $  1,388       2.19%
  Time deposits .................................      75,505       4,037         5.35%     45,458       1,755       3.86%
  Federal funds and short-term borrowings.......        2,934         185         6.31%      1,122          53       4.72%
  Long-term borrowings ..........................       4,969         438         8.82%      4,958         438       8.83%
                                                     --------    --------         ----    --------    --------       ----
            Total interest-bearing
             liabilities ........................     157,615       6,550         4.16%    114,947       3,634       3.16%

Demand deposits .................................      44,335          --                  32,446           --
Other liabilities ...............................       2,948          --                   1,200           --
Shareholders' equity ............................      17,287          --                  14,580           --
                                                     --------     --------                --------       ------
            Total liabilities and
             shareholders'equity.................    $222,185     $  6,550                $163,173       $3,634
                                                     ========     ========                ========       ======


NET INTEREST INCOME
(fully taxable basis) ...........................                 $ 10,883                               $7,768
                                                                  ========                               ======
NET INTEREST MARGIN
(fully taxable basis) ...........................                                 5.24%                               5.02%


1  Average balance includes non-performing loans.

Net Interest Income

      In 1996, interest income increased by $1.2 million or 7% compared to 1995. Interest and fee income on loans during 1996 increased by $690,000, or 6% over the comparable period in 1995 as a result of an increase of 12% in average total loans. The average yield on loans decreased to 9.34% in 1996 compared to 9.91% in 1995. Income earned on securities during 1996 increased by $779,000 or 16% compared to the same period in 1995. The increase was primarily due to a 17% increase in average investments for the year ended December 31, 1996 over 1995. The average yield on securities was 6.36% for the year ended December 31, 1996 compared to 6.41% for the same period in the prior year, a moderate decline due to general market conditions. Interest income on federal funds sold and deposits with banks during 1996 decreased by $209,000 or 29% compared to the same period in the prior year as a result of a $2.0 million, or 16%, decrease in average federal funds sold and deposits with banks.

      In 1995, interest income of $17.4 million represented a $6.0 million or 53% increase over $11.4 million reported for 1994. Interest and fee income on loans during 1995 increased by $3.5 million or 42% over 1994. This increase was due to an increase of 29% in average total loans and an increase in the average yield on loans to 9.91% in 1995 compared to 9.04% in 1994. Income earned on securities during 1995 increased by $2.1 million or 78% compared to the same period in 1994. This increase was primarily due to a 42% increase in average investments for the year ended December 31, 1995 over 1994. In addition, the average yield on securities increased to 6.41% for the year ended December 31, 1995, compared to 5.10% for the prior year. Interest income on federal funds sold and deposits with banks increased from 1994 to 1995 by $411,000 or 137% as a result of a $3.6 million, or 40%, increase in average federal funds sold and deposits with banks. All such increases are primarily attributable to the acquisitions which occurred during 1995 and the overall growth of the Company.

      Interest expense for the year ended December 31, 1996, increased by $604,000 or 9% from the level of interest expense for 1995. $477,000 of the total increase in interest expense is related to the increase in interest expense on deposits from 1996 to 1995 and the remaining $127,000 is related to the increase in interest expense on short- and long-term borrowings. The increase in total interest expense is related to the increase in average interest-bearing liabilities of $20.8 million or 13% due to the overall growth of the Company.

      Interest expense for the year ended December 31, 1995, increased by $2.9 million or 80% from the level of interest expense for 1994. $2.8 million of the total increase in interest expense is related to the increase in interest expense on deposits from 1995 to 1994. The increase in total interest expense is related to the increase in average interest-bearing liabilities of $42.7 million or 37% due to the acquisitions which occurred in 1995 and the overall growth of the Company.

      The Company's net interest margin, which measures net interest income as a percentage of average earning assets, was 4.95%, 5.24% and 5.02% for the years ended December 31, 1996, 1995 and 1994, respectively.

Rate/Volume Analysis

      The following table sets forth the changes in interest income and expenses as they relate to changes in volume and rate for the twelve-month periods ended December 31, 1996, 1995 and 1994. Because of numerous simultaneous balance and rate changes during the periods indicated, it is difficult to allocate the changes precisely between balances and rates. For purposes of this table, changes which are not due solely to changes in balances or rates are allocated between such categories based on the average percentage changes in average balances and average rates.

                                            Full Year 1996                    Full Year 1995                 Full Year 1994
                                       Compared to Full Year 1995       Compared to Full Year 1994     Compared to Full Year 1993
                                           Increase (Decrease)               Increase (Decrease)           Increase (Decrease)
                                       ----------------------------     ---------------------------  -----------------------------
                                        Volume     Rate        Net       Volume    Rate       Net     Volume      Rate        Net
                                       --------   ------     ------     --------  -------    ------  --------   ---------   ------
                                                                           (Dollars in Thousands)

Interest Earned On:
  Loans .............................. $ 1,378    $  (688)   $   690    $ 2,991   $   532   $ 3,523   $   986    $   335    $ 1,321
  Investment securities ..............     819        (40)       779      1,347       750     2,097       791        169        960
  Other earning assets ...............    (103)      (106)       209        268       143       411      (301)        87       (214)
                                       -------    -------    -------    -------   -------   -------   -------    -------    -------
    Total earning assets ............. $ 2,094    $  (834)   $ 1,260    $ 4,606   $ 1,425   $ 6,031   $ 1,476    $   591    $ 2,067
                                       =======    =======    =======    =======   =======   =======   =======    =======    =======


Interest Paid On:
  Savings & money market ............. $   158    $  (249)   $   (91)   $   262   $   240   $   502   $   108    $  (213)   $  (105)
  Time deposits ......................     575         (7)       568      1,507       775     2,282       215         71        286
  Borrowings .........................     213        (86)       127        133        (1)      132       430         21        451
                                       -------    -------    -------    -------   -------   -------   -------    -------    -------
    Total interest-bearing Liabilities $   946    $  (342)   $   604    $ 1,902   $ 1,014   $ 2,916   $   753    ($  121)   $   632
                                       =======    =======    =======    =======   =======   =======   =======    =======    =======


Provision for Possible Loan Losses

      The Company recorded a provision for possible loan losses of $440,000 in 1996 compared with $414,000 in 1995 and $172,000 in 1994. The increase in the provision for possible loan losses in 1995 was attributable to an increase in the size of the loan portfolio due to the acquisitions in 1995 and internal loan growth. Management of each bank subsidiary regularly performs an analysis to identify the inherent risk of loss in its loan portfolio. This analysis includes evaluation of concentrations of credit, past loss experience, current economic conditions, amount and composition of the loan portfolio (including loans being specifically monitored by management), estimated fair value of underlying collateral, loan commitments outstanding, delinquencies, and other factors.

      The Bank Subsidiaries will continue to monitor their allowance for possible loan losses and make future adjustments to the allowance through the provision for possible loan losses as economic conditions dictate. Although the Bank Subsidiaries maintain their allowance for possible loan losses at a level that they consider to be adequate to provide for the inherent risk of loss in their loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for possible loan losses will not be required in future periods. In addition, the Bank Subsidiaries' determination as to the amount of their allowance for possible loan losses is subject to review by the FDIC and the Department, as part of their examination process, which may result in the establishment of an additional allowance based upon the judgment of the FDIC or the Department, after a review of the information available at the time of their examination.

Other Income

      Total other income for the year ended December 31, 1996, was $1.9 million, a decrease of $248,000 or 11% compared to 1995. The $248,000 net decrease was the result of significant fluctuations within the major components of Other Income. Although service charges on deposit accounts increased by $307,000, fees on merchant credit card processing and other commissions and fees decreased by $385,000 and $142,000, respectively. The majority of increase in service charges on deposit accounts is attributable to the increase in deposit-related services during 1996. The primary reason for the decrease in merchant credit card processing fees is due to the discontinuation of such services offered by BCB.

Realized gain or loss on sale of securities available-for-sale during 1996 decreased by $158,000 while all other income increased by $130,000 when compared to 1995.

      Total other income for the year ended December 31, 1995 was $2.2 million, an increase of $1.3 million or 155% compared to 1994. The $1.3 million net increase was the result of significant fluctuations in the major components of Other Income. More specifically, fee on merchant credit card processing increased by $502,000 and service charges on deposits increased by $352,000. Realized loss or gain on sale of investment securities available-for-sale during 1995 increased by $293,000 compared to 1994. The majority of such increases are attributable to the increase in deposit-related services during 1995.

Other Expenses

      Total other expenses increased by $63,000 for the year ended December 31, 1996 over 1995. The $63,000 net increase was a result of significant fluctuations within the components of Other Expenses. More specifically, salaries and employee benefits increased by $444,000 or 12%. The increase in salaries and employee benefits is attributable to general salary increases coupled with increases in employee benefits expense. Occupancy and equipment expense, which includes the costs of leasing office and branch space, expenses associated with maintaining these facilities and depreciation of fixed assets, increased by $540,000 or 38% primarily due to the addition of office space and equipment.

      Regulatory, professional and other fees, and computer services decreased by $85,000 or 11% and $141,000 or 36%, respectively, from 1995. The primary reason for such decreases is the reduction in expenses associated with the 1995 acquisitions. The $432,000 or 70% decrease in merchant credit card expense is a result of discontinuation of merchant processing activity by BCB. All other operating expenses decreased by $347,000 or 24% due in part to management's efforts to reduce such expenses. Included in all other operating expenses is the amortization expense of intangible assets which declined by $80,000 in 1996 compared to 1995 as a result of fully written-off intangible assets relative to the formation of GFB in 1986. Office expenses increased moderately while other real estate operating expense decreased moderately in 1996 when compared to 1995.

      FDIC insurance assessment totaled $340,000 for the year ended December 31, 1996, an increase of $78,000 over 1995. The increase is a direct result of a legislation enacted to recapitalize the SAIF. The FDIC levied a special assessment on SAIF-assessable deposits held as of March 31, 1995. In its acquisition of Family First in 1995, the Company acquired SAIF-assessable deposits which were subject to this special assessment. In the third quarter of 1996, the Company recorded $249,000 as its portion of this assessment. Excluding this special assessment, the FDIC insurance assessment would have decreased for 1996 compared to 1995. The legislation is expected to reduce the future annual deposit insurance costs for SAIF deposits. The Company anticipates that such reductions, which are to become effective in 1997, will equal the $249,000 charge in approximately 3 years.

      Total other expenses increased by $3.3 million or 54% for the year ended December 31, 1995 over 1994. Of this increase, $955,000 was attributable to increases in salaries and benefits. The increase in salaries and employee benefits is attributable to the acquisition of Family First, hiring of additional employees and general increases in employee benefits. Occupancy and equipment expense, which includes the costs of leasing office and branch space, expenses associated with maintaining these facilities and depreciation of fixed assets, increased by $499,000 primarily due to the addition of office space and equipment.

      Regulatory, professional and other fees, computer services and office expenses during 1995 increased by $170,000, $138,000 and $123,000 respectively, compared to 1994. Other real estate expenses and merchant credit card expenses increased by $259,000 and $562,000, respectively, compared to 1994. Such increases were primarily due to the acquisitions in 1995 and in part due to the Company's overall growth. FDIC insurance assessment for 1995 decreased by $98,000 due to a decline in FDIC assessment rate when compared to 1994.

      All other operating expenses for 1995 increased by $667,000 when compared to 1994. The majority of such increase is directly related to the acquisition of Family First. Included in all other expenses is amortization expense totaling $191,000 and $110,000 for the years 1995 and 1994, respectively. The final amortization of the intangible assets related to the 1986 acquisition was $110,000 in 1995. In December 1993, the Company incurred costs of $106,000 relative to the sale of debentures and equity contracts. These costs are being amortized over 4 years commencing in 1994 at an annual expense of $26,000. In addition, the acquisition of Family First early in the second quarter of 1995 resulted in an increase in the amortization expense of $70,000 in 1995. The Company expects amortized expenses relating to the acquisition of Family First to be $108,000 per year for the next six years.

Income Taxes

      The Company recorded income tax provisions of $1.3 million, $1.2 million and $840,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in income tax provision are attributable to increased earnings for those three years.

Financial Condition

      At March 31, 1997, the Company's total assets were $267.1 million, an increase of $10.6 million or 4% over the amount reported at December 31, 1996. Cash and cash equivalents decreased by $690,000 or 4% from December 31, 1996, which decrease was primarily used to purchase investment securities and fund loan demand. Investment securities increased by $5.2 million or 6% and gross loans increased by $6.4 million or 5% from December 31, 1996. The majority of increases in assets at March 31, 1997, were funded primarily by federal funds purchased.

      At December 31, 1996, the Company's total assets were $256.5 million, an increase of $3.5 million or 1.3%, over the amount reported at December 31, 1995. Federal funds sold decreased by $11.3 million. Substantially all of such decrease was offset by increases in both investment securities and gross loans of $5.7 million and $5.7 million, respectively. Interest bearing due from banks increased by $3.3 million primarily due to additional investing in such assets when compared to the amount reported at December 31, 1995. Cash and non-interest bearing due from banks increased by $523,000.

Investment Securities

      Investment securities totaled $94.9 million at March 31, 1997, an increase of $5.2 million or 6% as of December 31, 1996. Investment securities at December 31, 1996, constituted an increase of $5.7 million or 7% over the amount reported at December 31, 1995. The increase at March 31, 1997, occurred mainly in mortgage-backed securities. The following table presents the composition of the securities portfolio along with the book and market values of those components at March 31, 1997, and December 31, 1996 and 1995.

                                            March 31,                           December 31,
                                    -------------------------   ------------------------------------------------
                                              1997                    1996                      1995
                                    -------------------------   ----------------------   -----------------------
                                    Amortized     Fair Market   Amortized  Fair Market   Amortized   Fair Market
                                       Cost           Value       Cost       Value         Cost         Value
                                    ----------    -----------   ---------  -----------   ----------  -----------

                                                        (Dollars in Thousands)

Available-for-sale

U.S. Treasury securities and U.S.
 Government agencies ..............   $38,794       $38,768     $36,673     $36,861      $36,812      $37,805
State & political subdivisions ....       906           906       1,006       1,006           --           --
Other debt and equity securities ..     6,323         7,250       6,192       6,407        2,524        2,507
Mortgage-backed securities ........     9,797         9,823       7,879       7,977        7,577        7,523
                                      -------       -------     -------     -------      -------      -------
     Total available-for-sale .....   $55,820       $56,747     $51,750     $52,251      $46,913      $47,835
                                      -------       -------     -------     -------      -------      -------


Held-to-maturity

U.S. Treasury securities and U.S.
  Government agencies .............   $18,253       $17,749     $18,996     $18,602      $32,774      $32,679
State and political subdivisions ..       393           388         393         390          613          615
Mortgage-backed securities ........    19,498        19,289      18,039      17,978        2,764        2,767
                                      -------       -------     -------     -------      -------      -------
     Total held-to-maturity .......   $38,144       $37,426     $37,428     $36,970      $36,151      $36,061
                                      -------       -------     -------     -------      -------      -------
            Total securities ......   $93,964       $94,173     $89,178     $89,221      $83,064      $83,896
                                      =======       =======     =======     =======      =======      =======

      Of the total at March 31, 1997, 60% of the investment securities are in U.S. Government obligations, 31% in U.S. Government agency obligations and mortgage-backed securities, with the balance in municipal and other equity securities.

      Under the requirements of SFAS No. 115, effective January 1, 1994, the Company segregated its investment portfolio into held-to-maturity and available-for-sale. At March 31, 1997, based on the fair market value of its available-for-sale portfolio, the Company recorded the difference between the unamortized cost and the fair market value as an unrealized gain in the amount of $558,000, net of taxes, as a component of shareholders' equity. This was an increase of $251,000 from the $307,000 recorded at December 31, 1996.

      During 1996, the Company realized net gains of $51,000. The gains were realized through the sale of $5.5 million of securities from its available-for-sale portfolio. Included in shareholders' equity at December 31, 1996, is an unrealized holding net gain on available-for-sale securities, net of income taxes, in the amount of $307,000. The Company has no securities held for trading purposes.

      The following table provides information concerning the available-for-sale and held-to-maturity portions of the Company's investment securities portfolio at March 31, 1997:

                                                                           March 31, 1997
                                 --------------------------------------------------------------------------------------------------
                                      Due Within         Due One to          Due Five to          Due Ten Years
                                       One Year          Five Years          to Ten Years            and Over           Total
                                 ------------------- ------------------   -------------------  ------------------ -----------------

                                              Fair                 Fair                 Fair               Fair                Fair
                                 Amortized   Market  Amortized   Market   Amortized    Market  Amortized  Market  Amortized   Market
                                    Cost      Value     Cost      Value      Cost       Value    Cost      Value     Cost      Value
                                 ---------   ------  ---------   ------   ---------    ------  ---------  ------- ---------   ------
                                                                              (In Thousands)

Available-for-sale:
  U.S. Treasury & Government
   securities..................... $13,237   $13,254   $23,824   $23,810   $ 1,408   $ 1,394   $   325   $   310   $38,794   $38,768
  State and political subdivisions     906       906        --        --        --        --        --        --       906       906
  Other debt and equity securities   6,323     7,250        --        --        --        --        --        --     6,323     7,250
  Mortgage-backed securities .....     605       614     4,847     4,861     2,265     2,269     2,080     2,079     9,797     9,823
                                   -------   -------   -------   -------   -------   -------   -------     -----    ------    ------
     Total available-for-sale ....  21,071    22,024    26,671    28,671     3,673     3,663     2,405     2,389    55,820    56,747

Held-to-maturity:
  U.S. Treasury & Government
   securities.....................   3,448     3,456    12,624    12,442     1,181     1,201     1,000       650    18,253    17,749
  State and political subdivisions      76        75       127       126       190       187        --        --       393       388
  Mortgage-backed securities .....     245       243     7,940     7,868     8,045     7,944     3,268     3,234    19,498    19,289
                                   -------   -------   -------   -------   -------   -------   -------    ------  --------   -------
     Total held-to-maturity ......   3,769     3,774    20,691    20,436     9,416     9,332     4,268     3,684    38,144    37,426
                                   -------   -------   -------   -------   -------   -------   -------            --------   -------
         Total securities ........ $24,840   $25,798   $49,362   $49,107   $13,089   $12,994   $ 6,613   $ 6,273  $ 93,964   $94,173
                                   =======   =======   =======   =======   =======   =======   =======   =======  ========   =======

Maturity Schedule - Securities

      The following table shows the average yields, book values and fair market value of the Company's investment securities by maturity for the three months ended March 31, 1997, and the years ended December 31, 1996 and 1995.


                                     March 31,                                             December 31,
                          --------------------------------  --------------------------------------------------------------------
                                       1997                                 1996                             1995
                          --------------------------------  ------------------------------------ -------------------------------
                          Average   Amortized  Fair Market  Average      Amortized  Fair Market  Average  Amortized  Fair Market
                           Yield      Cost        Value      Yield          Cost        Value     Yield      Cost       Value
                          ------    ---------  -----------  -------      ---------  -----------  -------  ---------  -----------

                                                                     (Dollars in Thousands)

Available-for-sale

Due 0-1 Years.........     6.65%    $ 14,143    $ 14,160    6.29%        $11,602     $11,656      6.10%    $16,531    $ 16,716
Due 1-5 Years.........     6.60%      23,824      23,810    6.94%         24,360      24,487      6.32%     23,750      24,529
Due 5-10 Years........     7.44%       1,408       1,394    7.72%          1,393       1,403      6.32%      4,209       4,184
Due 10 Years and Over.     7.59%         325         310    9.09%            324         321        N/A          -           -
Mortgage-backed and
  equity securities...       N/A      16,120      17,073      N/A         14,071      14,384        N/A      2,423       2,406
                                    --------    --------                --------    --------              --------    --------
    Total available-
     for-sale.........              $ 55,820    $ 56,747                $ 51,750    $ 52,251              $ 46,913    $ 47,835
                                    --------    --------                --------    --------              --------    --------

Held-to-maturity

Due 0-1 Years.........     5.42%    $  3,524    $  3,531    5.34%       $  3,198    $  3,198      4.99%   $ 12,472     $12,562
Due 1-5 Years.........     5.82%      12,751      12,568    5.94%         13,822      13,748      5.49%     19,404      19,481
Due 5-10 Years........     6.52%       1,371       1,388    6.54%          1,369       1,407      5.39%      4,275       4,018
Due 10 Years and Over.     6.02%       1,000         650    5.94%          1,000         640        N/A          -           -
Mortgage-backed
  securities..........       N/A      19,498      19,289    6.27%         18,039      17,977        N/A          -           -
                                    --------    --------                --------    --------              --------    --------
  Total held-to-
   maturity...........              $ 38,144    $ 37,426                $ 37,428    $ 36,970                36,151      36,061
                                    --------    --------                --------    --------              --------    --------
  Total investment
   securities.........              $ 93,964    $ 94,173                $ 89,178    $ 89,221              $ 83,064    $ 83,896
                                    ========    ========                ========    ========              ========    ========

Loan Portfolio

      The Company's gross loan portfolio at March 31, 1997, totaled $144.0 million, an increase of $6.6 million or 5%, compared to the amount reported at December 31, 1996. This increase is primarily due to increased loan demand at the Bank Subsidiaries. The increased demand is primarily the result of consolidation in the market area, which has left many small to mid-size businesses underserved. The Company's gross loan portfolio at December 31, 1996, totaled $137.4 million, an increase of $5.7 million or 4%, as compared to the amount reported at December 31, 1995. This increase was again primarily due to increased loan demand. The Company's gross loan portfolio increased $35.1 million to $131.7 million at December 31, 1995, from $96.7 million at December 31, 1994. This increase was primarily due to the acquisition of $26.3 million of gross loans in connection with the Family First acquisition, as well as increased loan demand. The following table summarizes the components of the loan portfolio as of March 31, 1997, and December 31, 1996, 1995 and 1994.


                                                   March 31,         December 31,
                                                   ---------  ---------------------------
                                                     1997      1996       1995      1994
                                                    ------    ------    --------   ------

                                                               (In Thousands)

Loans secured by one- to four-family
  residential properties ......................   $ 45,975   $ 43,100   $ 43,328   $ 26,925
Loans secured by nonresidential properties.....     62,061     58,106     51,133     41,891
Loans to individuals ..........................     10,073      9,997      8,661      6,688
Loans to depository institutions ..............         --         --      4,600        600
Commercial loans ..............................     13,367     14,106     14,823     10,320
Construction loans ............................      5,557      5,534      4,292      4,754
Other loans ...................................      6,959      6,567      4,905      5,486
                                                  --------   --------   --------   --------
     Total gross loans ........................   $143,992   $137,410   $131,742   $ 96,664
                                                  ========   ========   ========   ========

      The following tables set forth the contractual maturity and interest rate sensitivity of components of the loan portfolio at December 31, 1996 and 1995. Demand loans, having no stated schedule of repayment and no stated maturity, and overdrafts are reported as due in one year or less.

                                                      December 31, 1996
                                            ---------------------------------------
                                            Within     1 - 5     Over 5
                                            1 year     Years      Years      Total
                                            ------    ------     -------    -------
                                                          (In Thousands)

Loans with predetermined interest rates:
  Commercial ...........................   $  7,360   $ 13,578   $  1,028   $ 21,966
  Real estate construction .............      1,343         --         --      1,343
  Real estate mortgage .................      7,919     35,879      7,949     51,747
  Consumer .............................      1,855      5,811      2,234      9,900
                                           --------   --------   --------   --------
                                             18,477     55,268     11,211     84,956

Loans with floating interest rates:
  Commercial ...........................     29,876         --         --     29,876
  Lease financing ......................      3,785         --         --      3,785
  Real estate mortgage .................     12,648      3,508         --     16,156
  Consumer .............................      2,637         --         --      2,637
                                           --------   --------   --------   --------
                                             48,946      3,508         --     52,454
                                           --------   --------   --------   --------
             Total loans ...............   $ 67,423   $ 58,776   $ 11,211   $137,410
                                           ========   ========   ========   ========


                                                      December 31, 1995
                                            ----------------------------------------
                                            Within     1 - 5      Over 5
                                            1 year     Years       Years      Total
                                            -------   -------    --------    -------

                                                          (In Thousands)

Loans with predetermined interest rates:
 Commercial ............................   $ 13,707   $ 20,299   $  2,174   $ 36,180
  Real estate construction .............      4,000         --         --      4,000
  Real estate mortgage .................      2,038     19,180      7,016     28,234
  Consumer .............................      4,414      2,716        722      7,852
                                           --------   --------   --------   --------
                                             24,159     42,195      9,912     76,266

Loans with floating interest rates:
  Commercial ...........................     29,850         --         --     29,850
  Loans to depository institutions .....        600         --         --        600
  Real estate construction .............      3,848         --         --      3,848
  Lease financing ......................         --        902         --         --
  Real estate mortgages ................     13,243         --         --     14,145
  Consumer .............................      7,033         --         --      7,033
                                           --------   --------   --------   --------
                                             54,574        902         --     55,476
                                           --------   --------   --------   --------
               Total loans .............   $ 78,733   $ 43,097   $  9,912   $131,742
                                           ========   ========   ========   ========


      At the dates indicated in the foregoing loan tables, no loans were concentrated within a single industry or group of related industries and the Company had no foreign loans.

Asset Quality

      Various degrees of risk are associated with substantially all investing activities. The lending function, however, carries the greatest risk of loss. The senior lending officers of BCB and GFB are charged with monitoring asset quality, establishing credit policies and procedures and seeking consistent application of these procedures. Non-performing assets include loans past due, nonaccrual, renegotiated and other real estate. Since lending is concentrated within the local market area, non-performing loans were also made primarily to customers operating in the area. The degree of risk inherent in all lending activities is influenced heavily by general economic conditions in the immediate market area. Among the factors which tend to affect portfolio risks are changes in local or regional real estate values, income levels and energy prices. These factors, coupled with high unemployment levels and tax rates, as well as governmental actions and weakened market conditions which reduce the demand for credit among qualified borrowers, are also important determinants of the risk inherent in lending.

      Past Due, Non-accruing and Renegotiated Loans. It is the Company's policy to review monthly all loans which are past due as to principal or interest. The accrual of interest income on loans is discontinued when it is determined that such loans are either doubtful of collection or are involved in a protracted collection process. The current year's uncollected interest is reversed on such non-accrual loans. Management has also restructured the terms of certain loans to accommodate changes in the financial condition of borrowers. A typical concession would be a reduction in the currently payable interest rate to one which is lower than the current market rate for new debt with similar risks; interest foregone would be deferred until maturity. The following table summarizes the composition of the Company's non-performing assets and related asset quality ratios as of the dates indicated.

                                             March 31,        December 31,
                                             ---------   ------------------------
                                               1997      1996      1995     1994
                                              ------     -----     -----   ------

                                                      (Dollars in Thousands)

Non-accruing loans ........................   $1,536    $1,033    $1,422    $1,499
Renegotiated loans ........................      825       726       517       526
                                              ------    ------    ------    ------
     Total non-performing loans ...........   $2,361     1,759     1,939     2,025
Loans past due 90 days and accruing .......    1,009       876     1,125        10
Other real estate .........................    1,650     1,834     2,070     1,184
                                              ------    ------    ------    ------
     Total non-performing assets ..........   $5,020    $4,469    $5,134    $3,219
                                              ======    ======    ======    ======

Non-performing loans to total gross loans .     1.64%     1.28%     1.47%     2.09%
Non-performing assets to total gross loans
  and other real estate owned .............     3.45%     3.21%     3.84%     3.29%
Non-performing assets to total assets .....     1.88%     1.74%     2.03%     1.91%
Allowance for loan losses to non-performing
 loans ....................................   112.24%   144.40%   120.27%    90.07%


      The net increase in non-accruing loans of $503,000 for the three months ended March 31, 1997, when compared to December 31, 1996, was primarily due to the addition of one loan in the amount of $566,000. The loan is guaranteed by the Small Business Administration for up to 75% of its value and is further collateralized by a first mortgage. Renegotiated loans increased by $99,000 for the same period, primarily due to a reclassification of a non-accrual loan.

      The $389,000 or 27% decrease in non-accruing loans at December 31, 1996 compared to December 31, 1995, is primarily the result of an improved loan portfolio coupled with the management's effort to collect on the loans and make them current. If the non-accruing loans in 1996 had continued to pay interest, interest income during 1996 would have increased by $286,000. If non-accruing loans in 1995 had continued to pay interest, interest income during 1995 would have increased by $135,000.

      Potential Problem Loans. As part of the loan review process, management routinely identifies performing loans where there is a doubt as to whether the borrowers will comply with the original loan repayment terms and thus allocates specific reserves against them. At March 31, 1997, and December 31, 1996, such loans totaled $6.9 million and $6.5 million, respectively, with an allowance of $1.1 million and $1.0 million, respectively, specifically allocated to them.

      Foreign Loans. The Company has no foreign loans or any other foreign exposure.

Allowance for Possible Loan Losses

      At December 31, 1996, the allowance for possible loan losses was $2.5 million as compared to $2.3 million at December 31, 1995. The allowance for possible loan losses is increased periodically through charges to earnings in the form of a provision for possible loan losses. Loans that are deemed uncollectible are charged against the allowance and any recoveries of such loans are credited to it. It is management's belief that, although charge-offs may occur in the future, there are adequate reserves allotted. The level of the allowance is based on the ongoing evaluation by management of the respective Bank Subsidiaries of potential losses in the loan portfolio. Such evaluation includes consideration of the current financial status and credit standing of borrowers, prior loss experiences, results of periodic regulatory examinations, comments and recommendations of the Company's independent accountants, and management's judgment as to prevailing and anticipated real estate values and other economic conditions in the Bank Subsidiaries' market areas. Since future events that may affect these financial conditions are unpredictable, there is uncertainty as to the final outcome of the Bank Subsidiaries' loans and non-performing assets.

      The following table represents transactions affecting the allowance for possible loan losses for the three months ended March 31, 1997, and the years ended December 31, 1996, 1995 and 1994.

                                                 March 31,            December 31,
                                                 ---------   ------------------------------
                                                   1997       1996        1995        1994
                                                  ------     ------      ------       -----

                                                            (Dollars in Thousands)

Balance--beginning of period .................   $ 2,540    $ 2,332     $ 1,824     $ 1,771
Charge-offs:
  Commercial, financial and agricultural .....       (18)       (21)       (589)       (164)
  Real estate - mortgage .....................        --       (281)       (364)        (57)
  Installment loans to individuals ...........        (1)       (63)        (82)        (43)
  Credit cards and related plans .............        (7)        --          --          --
                                                 -------    -------     -------     -------
                                                     (26)      (365)     (1,035)       (264)
                                                 -------    -------     -------     -------

Recoveries:
  Commercial, financial and agricultural .....        18        124          87         100
  Real Estate - mortgage .....................        --          9          --          --
  Installment loans to individuals ...........         3          9           3          45
                                                 -------    -------     -------     -------
                                                      21        142          90         145
                                                 -------    -------     -------     -------

Net charge-offs ..............................        (5)      (223)       (945)       (119)
Provision for possible loan losses ...........       115        440         414         172
Adjustment (allowance for loan losses acquired
 from Family First) ..........................        --         (9)      1,039          --
                                                 -------    -------     -------     -------
Balance--end of period .......................   $ 2,650    $ 2,540     $ 2,332     $ 1,824
                                                 =======    =======     =======     =======

Ratio of net charge-offs during the period to
 average loans outstanding during the period .         -%       .16%        .79%        .13%


Allocation of the Allowance for Possible Loan Losses

      The following table sets forth the allocation of the allowance for loan losses by loan category amounts, the percent of loans in each category to total loans in the allowance, and the percent of loans in each category to total loans, at each of the dates indicated.

                               At March 31,                                        At December 31,
                       ----------------------------- -------------------------------------------------------------------------------
                                  1997                        1996                      1995                       1994
                       ----------------------------- -------------------------  ------------------------- --------------------------

                                          % of Loans                 % of Loans                % of Loans                 % of Loans
                                   % of    to Total            % of   to Total          % of     to Total         % of     to Total
                         Amount  Allowance   Loans   Amount Allowance  Loan    Amount Allowance   Loans   Amount Allowance   Loans
                         ------  --------- --------  ------ --------- -------- ------ --------- --------  ------ --------- ---------

                                                                     (Dollars in Thousands)

Balance at end of period
allocable to:

Commercial .............. $  945     36%       52%   $  859    34%       53%   $1,256      54%       53%   $  876     48%       54%
Real estate--construction    337     12         4        --     --        4        --       --        3        --     --         5
Real estate--mortgage ...    464     18        32       670    26        31       662       28       33       457     25        27
Installment loans to
  individuals............     72     27        12       206     8        12       296       13       11       215     12        14
Unallocated reserves ....    175      7        --       805    32        --       118       5        --       276     15        --
                          ------ ------    ------    ------ -----    ------    ------  ------    ------    ------  -----    ------
  Total allowance for
    possible loan
    losses .............. $2,650    100%      100%   $2,540   100%      100%   $2,332     100%      100%   $1,824    100%      100%
                          ====== ======    ======    ====== =====    ======    ======  ======    ======    ======  =====    ======


Other Real Estate

      As of March 31, 1997, and December 31, 1996, other real estate totaled $1.7 million and $1.8 million, respectively, a decrease of $184,000 or 10% and $236,000 or 11%, respectively, compared to December 31, 1995. The $1.7 million includes collateral acquired through foreclosure of loans, stated at the lower of the loan value or fair market value less estimated costs to sell. Management is actively seeking repayment through sale of the underlying collateral.

Deposits

      As of March 31, 1997, and December 31, 1996, total deposits were $223.2 million, a moderate increase over the amount reported at December 31, 1995.

      The following table summarizes the average yield/rate of the components of average deposit liabilities for the three months ended March 31, 1997 and for the years ended December 31, 1996, 1995 and 1994.

                                     March 31,                                       At December 31,
                               ---------------------- ------------------------------------------------------------------------------
                                             Average                   Average                    Average                   Average
                                 1997      Yield/Rate    1996        Yield/Rate     1995        Yield/Rate     1994       Yield/Rate
                               --------  ------------ ---------   --------------- --------   ---------------- ------    ------------

                                                                          (Dollars in Thousands)

Demand .....................   $ 55,566          --    $ 50,243           --      $ 44,335           --      $ 32,446           --
Savings and interest-bearing     81,443        2.27%     81,112         2.22%       74,207         2.55%       63,409         2.19%
Time .......................     82,406        5.38%     86,277         5.34%       75,505         5.35%       46,548         3.86%
                               --------                --------                   --------                   --------
                               $219,415                $217,632                   $194,047                   $142,403
                               ========                ========                   ========                   ========

      Listed below is a summary of time certificates of deposit $100,000 and over categorized by time remaining to maturity at March 31, 1997, and December 31, 1996 and 1995.


                                        At March 31,  At December 31,
                                        ------------ -----------------
                                            1997     1996      1995
                                          -------    ------   -------

                                                (In thousands)

Three months or less ..................   $16,417   $15,057   $16,633
Over three months through twelve months     7,738     8,974     7,977
Over twelve months ....................     1,255     1,153     1,486
                                          -------   -------   -------
                                          $25,410   $25,184   $26,096
                                          =======   =======   =======




Subordinated Debentures and Equity Contracts

      In December 1993, the Company raised $5 million by issuing Redeemable Subordinated Debentures ("Debentures") (unsecured debt obligation of the Company) due November 1, 1998, at an interest rate of 8.5% payable quarterly. In addition, the Company issued Cancellable Mandatory Stock Purchase Contracts ("Equity Contracts") to purchase $5 million of the Company's common stock at a predetermined price of $9.77 (as adjusted for stock dividends) per share to be exercised no later than November 1, 1997. 511,770 shares of the Company's common stock were reserved for future issuance pursuant to the outstanding Equity Contracts.

Interest Rate Sensitivity

      The following table summarizes, as of March 31, 1997, the repricing of earning assets and interest-bearing liabilities in accordance with their contractual terms in given time periods.

                                                               Due between  Due between
                                                 Due within     91 Days and  One Year and  Due after   Non-Interest
                                                   90 Days       One Year    Five Years   Five Years     Bearing       Total
                                                 -----------   ------------ ------------- ----------   ------------    -----

                                                                         (Dollars in Thousands)

Assets
  Investment securities ......................... $  14,255     $  22,095    $  55,865    $   2,676     $    --      $  94,891
  Federal funds sold and deposits with banks.....     5,946         1,563           --           --          --          7,509
  Total loans ...................................    54,018        19,395       59,754        6,245         4,580      143,992
  Non-earning assets ............................        --            --           --           --        20,705       20,705
                                                  ---------     ---------    ---------    ---------     ---------    ---------
            Total assets ........................ $  74,219     $  43,053    $ 115,619    $   8,921     $  25,285    $ 267,097
                                                  =========     =========    =========    =========     =========    =========

Liabilities and Shareholders' Equity
  Deposits ...................................... $  52,546     $  49,866    $  51,290    $   9,712     $  59,815    $ 223,229
  Other liabilities .............................    15,623         4,891           --           --         1,535       22,049
  Shareholders' equity ..........................        --            --           --           --        21,819       21,819
                                                  ---------     ---------    ---------    ---------     ---------    ---------
            Total liabilities and shareholders'
              equity............................. $  68,169     $  54,757    $  51,290    $   9,712     $  83,169    $ 267,097
                                                  =========     =========    =========    =========     =========    =========

Interest rate sensitivity gap ................... $   6,050     $ (11,704)   $  64,329    $    (791)    $ (57,884)

Interest rate sensitivity gap as a percentage of
  total assets...................................      2.27%        -4.38%       24.08%       -0.30%       -21.67%

Cumulative interest rate sensitivity gap......... $   6,050     $  (5,654)   $  58,675    $  57,884

Cumulative interest rate sensitivity gap as a
  percentage of total assets ....................      2.27%        -2.12%       21.97%       21.67%


      Banks are concerned with the extent to which they are able to match maturities of interest-earning assets and interest-bearing liabilities. Such matching is facilitated by examining the extent to which such assets and liabilities are interest-rate sensitive and by monitoring an institution's interest rate sensitivity gap. An asset or liability is considered to be interest-rate sensitive if it will mature or reprice within a specific time period. The interest rate sensitivity gap is defined as the excess of interest-earning assets maturing or repricing within a specific time period over interest-bearing liabilities maturing or repricing within that time period. On a monthly basis, the Bank Subsidiaries monitor their gap, primarily their six-month and one-year maturities and work to maintain their gap within a range 10% to (25)%.

      The Company currently has a negative position with respect to its exposure to interest rate risk. The Asset/Liability Management Committees of the Bank Subsidiaries' respective Boards of Directors meet quarterly to discuss the bank's interest rate risk. The Company uses simulation models to measure the impact of potential changes in interest rates on the net interest income, balance sheet mix and the spread relationship between market rates and bank products. As described below, sudden changes in interest rates should not have a material impact to the Bank Subsidiaries' results of operations. Should the Bank Subsidiaries experience a positive or negative mismatch in excess of the approved range, they have a number of remedial options. They have the ability to reposition their investment portfolio to include securities with more advantageous repricing and/or maturity characteristics. They can attract variable- or fixed-rate loan products as appropriate. They can also price deposit products to attract deposits with maturity characteristics that can lower their exposure to interest rate risk.

      At March 31, 1997, total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing during the same time period by $11.7 million, representing a negative cumulative one-year gap ratio of 2.12%. As a result, the yield on interest-earning assets of the Bank Subsidiaries should adjust to changes in interest rates at a slower rate than the cost of the Bank Subsidiaries' interest-bearing liabilities.

Liquidity

      The Company actively manages its liquidity under the direction of the Bank's Asset/Liability Management Committee. During the last two years the Company has been highly liquid and its liquid funds are more than sufficient to meet future loan demand or the possible outflow of deposits in addition to being able to adapt to changing interest rate conditions. Management expects that this high liquidity trend will continue until such time as overall economic conditions improve and loan demand rises.

      At March 31, 1997, sources of liquidity include $22.1 million in cash and cash equivalents, and $56.7 million in investment securities available-for-sale. Secondary sources of liquidity include $38.1 million in securities held-to-maturity. Sources of liquidity at December 31, 1996, totaled $112.5 million or 44% of total assets, consisting of investment securities of $89.7 million and $22.8 million in cash and cash equivalents and interest-bearing due from banks. By comparison, total liquidity sources were $114.2 million or 45% of total assets at December 31, 1995, consisting of investment securities in the amount of $84.0 million and cash and cash equivalents and interest-bearing due from banks in the amount of $30.2 million.

      Certificates of Deposit scheduled to mature during the fiscal year ending December 31, 1997 total $72.7 million. The Company may renew these certificates, attract new replacement deposits or replace such funds with borrowings. Management believes, based on past experience, that the Company will retain much of the deposits or replace them with new deposits.

Capital Resources

      The Company's primary regulator, the Federal Reserve (which regulates bank holding companies), has issued guidelines classifying and defining bank holding company capital into the following components: (1) Tier 1 Capital, which includes tangible shareholders' equity for common stock and certain qualifying perpetual preferred stock, and (2) Tier 2 Capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock that does not qualify as Tier 1 Capital. The risk-based capital guidelines require financial institutions to maintain specific defined credit risk factors (risk-adjusted assets). As of March 31, 1997, the minimum Tier 1 and the combined Tier 1 and Tier 2 capital ratios required by the Federal Reserve Board were 4% and 8%, respectively.

      In addition to the risk-based capital guidelines discussed above, the Federal Reserve requires that a bank holding company which meets that regulator's highest performance and operating standards maintain a minimum leverage ratio (Tier 1 capital as a percentage of tangible assets) of 3%. Those bank holding companies anticipating significant growth are expected to maintain a leverage ratio above the minimum ratio. Minimum leverage ratios for each entity will be evaluated through the ongoing regulatory examination process. Regulations have also been issued by the Bank Subsidiaries' primary regulator, the FDIC, establishing similar risk-based and leverage capital ratios which apply to each bank as a separate entity. See "Supervision and Regulation -- Bank Regulation -- Regulatory Capital Requirements."

      The following table presents the risk-based and leverage capital ratios for GFB, BCB and the Company, respectively, as of March 31, 1997, and December 31, 1996.

                                                                                                                           Well
                                                                                                                       Capitalized
                              Great Falls                 Bergen Commercial                Greater Community           (Under FDIC
                                 Bank                            Bank                            Bancorp               requirements)
                       ----------------------------    --------------------------       ---------------------------    -------------
                       March 31,       December 31,    March 31,     December 31,       March 31,      December 31,
                       ---------       ------------    ---------     ------------       ---------      ------------
                          1997            1996            1997           1996             1997             1996
                       ---------       ------------    ---------     ------------       ---------      ------------


Tier 1 and Tier 2...      12.27%          13.21%          14.55%         14.17%           16.71%           16.89%           10.00%

Tier 1 Risk-Based
  Capital Ratio.....      11.01%          11.95%          13.30%         12.96%           12.51%           12.90%            6.00%

Tier 1 Leverage Ratio      6.63%           6.78%           8.81%          9.32%            7.93%            8.12%            5.00%


Impact of Inflation and Changing Prices

      The Company's consolidated financial statements and notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the Company's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of Recent Accounting Standards

      The FASB has issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, which is effective for financial statements issued after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The adoption of this new standard is not expected to have a material impact on the disclosure of earnings per share in the financial statements. The effect of adopting this new standard has not been determined.


                            BUSINESS OF THE COMPANY

      The Company is organized as a business corporation under the laws of the State of New Jersey and registered as a bank holding company with the Federal Reserve under the BHCA. The Company's only substantive business activity is the ownership and operation of GFB and BCB.

Bank Subsidiaries

      Great Falls Bank.  GFB conducts a general  commercial  and retail  banking business encompassing a wide range of traditional deposits and lending functions. GFB offers a broad variety of lending services, including commercial and residential real estate loans, short and medium term loans, revolving credit arrangements, lines of credit, and consumer installment loans. In the depository area, GFB offers a broad variety of deposit accounts, including consumer and commercial checking accounts and NOW accounts. GFB also offers other customary banking services.

      Bergen Commercial Bank. BCB was incorporated in New Jersey in 1987 and commenced its banking operations in February 1988. BCB concentrates its operations in commercial lending and loan origination secured by real estate generally involving nonresidential properties, primarily servicing Bergen County, New Jersey. In addition to its main office at Two Sears Drive in Paramus, New Jersey, BCB has two branch offices in Hasbrouck Heights and Wood-Ridge, New Jersey. BCB also offers other customary banking services.

Market Area

      The Bank Subsidiaries are community-oriented financial institutions, offering a wide variety of financial services to meet the needs of the communities they serve. The Bank Subsidiaries conduct their business through 8 branch offices located in the northern New Jersey counties of Passaic and Bergen ("primary market area"). The Bank Subsidiaries' deposit gathering base and lending area are concentrated in the communities surrounding their offices.

      The Bank Subsidiaries conduct their businesses through eight branch offices located in the northern New Jersey counties of Bergen and Passaic. The Bank Subsidiaries' deposit-gathering and lending markets are concentrated in these counties. Bergen county, one of the most affluent communities in New Jersey, due to its close proximity to New York City, functions as a home to commuters working in New Jersey suburban areas around New York. Average household and per capita incomes in 1996 were $75,711 and $28,768, respectively, well above the average for New Jersey of $63,174 and $23,416. In addition, Bergen county has a growing and well-diversified base of service companies and small businesses that are part of the Company's target market. Passaic, which is west of Bergen county, also serves as a home to commuters working in New Jersey suburban areas around New York.

Lending Activities

      General. The principal lending activity of the Bank Subsidiaries is the origination of commercial real estate loans, commercial business and industrial loans, home equity loans and, to a much lesser extent, residential mortgage loans and installment loans. Most loans are originated in the Company's primary market area. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the Bank Subsidiaries' loan portfolio.

      Commercial and Industrial Loans. The Bank Subsidiaries originate several types of commercial and industrial loans. Included as commercial loans are short- and long-term business loans, lines of credit, and real estate construction loans. The primary focus of the Bank Subsidiaries is the origination of commercial loans secured by real estate. The majority of the Bank Subsidiaries' customers for these loans are small- to medium-sized businesses located in northern New Jersey.

      Commercial Real Estate Loans. Loans secured by commercial properties generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. A significant portion of the Bank Subsidiaries' commercial real estate, commercial and industrial loan portfolios include a balloon payment feature. A number of factors may affect a borrower's ability to make or refinance a balloon payment, including, without limitation, the financial condition of the borrower at the time, the prevailing local economic conditions, and the prevailing interest rate environment. There can be no assurance that borrowers will be able to make or refinance balloon payments when due.

      Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, the Company may be compelled to modify the terms of the loan. In addition, the nature of these loans is such that they are generally less predictable and more difficult to evaluate and monitor. As a result, repayment of these loans may be subject, to a greater degree than residential loans, to adverse conditions in the real estate market or economy.

      Home Equity Lines and Loans. The Bank Subsidiaries originate home equity loans secured by first or second mortgages on homes being purchased or owned by the borrower. Home equity loans are either consumer revolving lines of credit or single advance loans with a specified repayment plan. The interest rate charged on the line of credit loans is usually a floating rate related to the prime lending rate. A home equity line is typically originated as a fifteen-year note that allows the borrower to draw upon the approved line of credit during the same period as the note. Home equity loans are usually amortized over a 5-, 10-, or 15-year basis. The Bank Subsidiaries generally require a loan-to-value ratio of 75% or less which is inclusive of all preceding mortgages.

      Residential Real Estate Loans. The Bank Subsidiaries generate residential mortgages for sale to outside loan correspondents. These loans are originated using the correspondents' underwriting standards, rates and terms. Prior to closing, the Bank usually has commitments for the purchase of loans, at a premium and without recourse, in the secondary market. Secondary market sales are generally scheduled to close shortly after the origination of the loan.

      The majority of the Bank Subsidiaries's residential mortgage loans consist of loans secured by owner-occupied, single-family residences. The Bank Subsidiaries' mortgage loan portfolio consists of both fixed-rate and adjustable-rate loans secured by various types of collateral as discussed below. Management expects to continue offering mortgage loans at market interest rates, with substantially the same terms and conditions as it currently offers.

      The Bank Subsidiaries' residential mortgage loans customarily include due-on-sale clauses, which are provisions giving the institution the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the real property serving as security for the loan. Due-on-sale clauses are an important means of adjusting rates on fixed-rate mortgages. The Bank Subsidiaries usually exercise their right under these clauses.

      Installment  Loans.  The  Bank  Subsidiaries  originate  installment,   or
consumer loans secured by a variety of collateral, such as new and used automobiles. A limited number of unsecured installment loans are made.

      Loan Solicitation and Processing. Loan originations are derived from a number of sources such as loan officers, customers, borrowers and referrals from real estate brokers, accountants and attorneys.

      Upon receipt of a loan application, a credit report is ordered and reviewed to verify specific information relating to the loan applicant's creditworthiness. For residential mortgage loans, written verifications of employment and deposit balances are requested. The Bank Subsidiaries may require that an appraisal of the real estate intended to secure the proposed loan is undertaken by a certified independent appraiser approved by the Bank Subsidiaries and licensed by the State. After all the required information is obtained, the Bank Subsidiaries then make their credit decisions. Depending on the type, collateral and amount of the credit request, various levels of approval may be necessary.

      Each subsidiary bank has a loan committee which has the authority to approve loans up to certain levels. Below such levels, loans may be approved by various officers of the bank. Credit requests greater than loan committee limits must be approved by the Bank Subsidiaries' respective boards of directors.

      Title insurance policies are usually required on all first mortgage loans. Hazard insurance coverage is required on all properties securing loans made by the Bank Subsidiaries. Flood insurance is also required, when applicable.

      Loan applicants are normally notified of the credit decision by letter. If the loan is approved, the loan commitment specifies the terms and conditions of the proposed loan including the amount, interest rate, amortization term, a brief description of the required collateral, and the required insurance coverage. The borrower must provide proof of fire, flood (if applicable) and casualty insurance on the property serving as collateral, which insurance must be maintained during the full term of the loan. Generally, title insurance endorsed to the Bank Subsidiaries is required on all first mortgage loans.

      Loan Commitments. When a commercial loan is approved, the Bank Subsidiaries issue a written commitment to the loan applicant. The commitment indicates the loan amount, term and interest rate and is valid for approximately 60 days. Approximately 90% of the Bank Subsidiaries' commitments are accepted or rejected by the customer before the expiration of the commitment. At March 31, 1997, the Bank Subsidiaries had approximately $34.5 million in loan commitments outstanding, as opposed to approximately $22.1 million as of December 31, 1996.

      Credit Card Portfolio. The Bank Subsidiaries originate secured and unsecured credit cards for their own portfolio. Cards are available to residents of New Jersey only, and are approved according to strict debt-to-income standards. The overall credit card portfolio is considered modest in relation to other consumer loans.

      Credit Risk, Credit Administration and Loan Review. Credit risk represents the possibility that a customer or counterparty may not perform in accordance with contractual terms. The Bank Subsidiaries incur credit risk whenever they extend credit to, or enter into other transactions with, their customers. The risks associated with extensions of credit include general risk, which is inherent in the lending business, and risk specific to individual borrowers. The senior lending officers of the Bank Subsidiaries are responsible for the overall management of the Bank Subsidiaries' credit risk and the development, application and enforcement of uniform credit policies and procedures, the principal purpose of which is to minimize such risk. One objective of credit administration is to identify and, to the extent feasible, diversify extensions of credit. Loan review and other loan monitoring practices provide a means for the Bank Subsidiaries' management to ascertain whether proper credit, underwriting and loan documentation policies, procedures and practices are being followed by the Bank Subsidiaries' loan officers and are being applied uniformly. Within the last year, the Bank Subsidiaries have taken a number of steps to enhance their credit administration and loan review functions in an effort to better manage their credit risk. While the Bank Subsidiaries continue to review these and other related functional areas, there can be no assurance that the steps the Bank Subsidiaries' have taken to date will be sufficient to enable them to identify, measure, monitor and control all credit risk.

Investment Securities Activities

      General. The investment policy of each of the Bank Subsidiaries is established by senior management and approved by the Board of Directors. It is based on asset and liability management goals and is designed to provide a portfolio of investments that optimize interest income and provides acceptable limits of safety and liquidity. The Bank Subsidiaries' investment goals are to invest available funds in instruments that meet specific requirements of the Bank Subsidiaries' asset and liability management goals. The investment activities of the Bank Subsidiaries consist primarily of investments in federal funds, securities issued or guaranteed by the United States Government or its agencies, states and political subdivisions and corporate bonds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the Bank Subsidiaries' investment portfolio.

Sources of Funds

      General. Deposits are the major source of the Bank Subsidiaries' funds for lending and other investment purposes. In addition to deposits, the Bank Subsidiaries derive funds from the amortization, prepayment or sale of loans, maturities or sale of investment securities and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the Bank Subsidiaries' sources of funds.

      Deposits. Consumer and commercial deposits are attracted principally from within the primary market area through the offering of a broad selection of deposit instruments including checking, regular savings, money market deposits, term certificate accounts and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank Subsidiaries regularly evaluate the internal cost of funds, survey rates offered by competing institutions, review their cash flow requirements for lending and liquidity and execute rate changes when deemed appropriate. From time to time, the Bank Subsidiaries have offered promotional interest rates on certain certificates of deposit in response to interest rates offered by other financial institutions in the Bank Subsidiaries' primary market area, as well as in response to general increases in overall market rates for certificates of deposit. There can be no assurances that the Bank Subsidiaries will be able to retain such deposits at maturity at non-promotional interest rates. The Bank Subsidiaries do not obtain funds through brokers, nor do they solicit funds outside the State of New Jersey.

Competition

      The Company, through the Bank Subsidiaries, competes with other New Jersey commercial banks, savings banks, savings and loan associations, finance companies, insurance companies, and credit unions. A substantial number of offices of competing financial institutions are located within the Bank Subsidiaries' respective market areas. The past trend toward consolidation of the banking industry has continued in New Jersey in recent years. This trend may make it more difficult for smaller banks such as the Bank Subsidiaries to compete with large, national and regional banking institutions. Several of the Bank Subsidiaries' competitors are affiliated with major banking and financial institutions which are substantially larger and have far greater financial resources than the Bank Subsidiaries.

      Competitive factors between financial institutions can be classified into two categories: competitive rates and competitive service. Rate competition is intense, especially in the area of time deposits. The Bank Subsidiaries compete with larger institutions with respect to the rates of interest they offer. From a service standpoint, the Bank Subsidiaries' competitors, by virtue of their superior financial resources, have substantially greater lending limits than the Bank Subsidiaries are able to provide. Such competitors also perform certain functions for their customers, such as trust and international services, which the Bank Subsidiaries do not provide.

Properties

      The Company does not own or lease any land, buildings or equipment. GFB leases its main office banking facility and certain other office space at 55 Union Boulevard, Totowa, New Jersey. Such main office leased space is owned by a general partnership of which the Company's chairman and vice chairman are both partners. GFB also leases space for its four other branches in Totowa, Little Falls and Clifton, New Jersey. BCB leases its main office as well as its two branch offices.

Personnel

      At December 31, 1996, the Company had 98 full-time and 12 part-time employees. The employees of the Company and its subsidiaries are not represented by any collective bargaining unit.
Relations between management and employees are considered good.

Legal Proceedings

      The Company and its subsidiaries are from time to time parties to various legal actions arising out of the normal course of business. Management believes that there is no proceeding threatened or pending against the Company, which, if determined adversely, would have a material effect on the business, financial position or results of operations of the Company.

                                  MANAGEMENT

Directors and Executive Officers

      The Board of Directors of the Company is currently composed of nine members, each of whom serves for a term of three years. Executive officers are elected annually by the Board of Directors and serve at the Board's discretion.

      The following table sets forth information with respect to the directors and executive officers of the Company.

                                                                             Current
                                                                             Term as
  Director/Executive                                            Director    Director
        Officer           Age (1)  Position                       Since      Expires

John L. Soldoveri (2)(4)    73     Chairman, Chief Executive      1985        1999
                                    Officer

Anthony M. Bruno, Jr.(3)(4) 42     Vice-Chairman                  1995        1998

George E. Irwin(2)          53     Director, President & Chief    1987        1998
                                   Operating Officer

C. Mark Campbell(3)(4)      46     Director & Executive Vice      1995        1999
                                    President

Naqi A. Naqvi               40     Treasurer                       N/A         N/A

Joseph A. Lobosco(2)        62     Director                       1990        1999

Charles J. Volpe(3)         59     Director                       1995        1999

M. A. Bramante(2)           64     Director                       1985        2000

Robert J. Conklin(2)        58     Director                       1985        2000

William T. Ferguson(2)      54     Director                       1985        2000

--------------------
(1)   At March 1, 1997.
(2)   Indicates membership on the Board of Directors of Great Falls Bank.
(3)   Indicates membership on the Board of Directors of Bergen Commercial Bank.
(4)   Mr.  Bruno  is  a  nephew  of  Mr.   Soldoveri   and  is  Mr.   Campbell's
      brother-in-law.


Biographical Information

      Directors and Executive Officers of the Company. The principal occupation of each director and executive officer of the Company is set forth below.

      John L. Soldoveri is the Chairman of the Board of Directors and Chief Executive Officer of the Company. He was appointed to the latter position at the end of 1995, having acted as the Company's President from 1985 until the end of 1995. Mr. Soldoveri has been a founding director of both the Company and Great Falls Bank since 1985. Mr. Soldoveri was President of Soldoveri Agency and Rhodes Agency Inc., real estate brokerage and insurance agency firms, for many years until 1991. He has served as Vice President of both companies since 1991. Mr. Soldoveri has been the controlling partner in Anjo Realty since 1980 and is an active investor in real estate, directly and through various entities.

      Anthony M. Bruno, Jr. was appointed as a director and Vice Chairman of the Board of Directors of the Company at the end of 1995 in connection with the Company's acquisition of Bergen Commercial Bank. Mr. Bruno has been Chairman of the Board of Bergen Commercial Bank since 1987. Prior thereto, Mr. Bruno was a founding director of the Company and Great Falls Bank in 1985, positions from which he resigned in 1987 when Bergen Commercial Bank was formed. Mr. Bruno is a senior partner of Bruno, DiBello & Co., L.L.C., certified public accountants. Mr. Bruno is a minority partner in Anjo Realty, which invests in real estate.

      George E. Irwin was appointed as the President and Chief Operating Officer of the Company at the end of 1995. Prior thereto, Mr. Irwin had served since 1987 as the Company's Vice President. He has also been the President and Chief Executive Officer of Great Falls Bank since 1987. During 1986, Mr. Irwin was Great Falls Bank's Executive Vice President, Treasurer, and Senior Loan Officer. He has been a director of both the Company and Great Falls Bank since 1987.

      C. Mark Campbell was appointed as a director and Executive Vice President of the Company at the end of 1995 in connection with the Company's acquisition of Bergen Commercial Bank. He has acted as President, Chief Executive Officer and director of Bergen Commercial Bank since 1987.

      Naqi A. Naqvi has been the Company's Treasurer since 1988, and Vice President and Treasurer of Great Falls Bank since 1987.

      Joseph A. Lobosco retired at the end of 1994 as the Senior Partner of Joseph Lobosco & Sons, an insurance agency, of which he had been a partner since 1961. He has served as a director of both the Company and Great Falls Bank since 1990.

      Charles J. Volpe was appointed as a director of the Company at the end of 1995 in connection with the Company's acquisition of Bergen Commercial Bank. Mr. Volpe is the chief executive officer and principal of J. P. Patti Company (roofing). He has been a director of Bergen Commercial Bank since 1987.

      Marino A. Bramante, an orthodontist, has been the President of M. A. Bramante, D.D.S., P.A. since 1960. He has served as a founding director of both the Company and Great Falls Bank since 1985.

      Robert J. Conklin has been the President of The Conklin Corporation, which is engaged in construction and engineering, since 1960. He is also President of an electronics firm, Crystal Accel. He has been a founding director of both the Company and Great Falls Bank since 1985.

      William T. Ferguson has been the Vice President of Ted Car Inc., an auto wholesaler, since 1977. He has served as a founding director of both the Company and Great Falls Bank since 1985.

                          SUPERVISION AND REGULATION

Introduction

      Bank holding companies and banks are extensively regulated under both federal and state law. The following information describes certain aspects of that regulation applicable to the Company and the Bank Subsidiaries, and does not purport to be complete. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions.

      The Company is a legal entity separate and distinct from the Bank Subsidiaries. Accordingly, the right of the Company, and consequently the right of creditors and shareholders of the Company, to participate in any distribution of the assets or earnings of the Bank Subsidiaries is necessarily subject to the prior claims of creditors of the Bank Subsidiaries, except to the extent that claims of the Company in its capacity as creditor may be recognized. The principal source of the Company's revenue and cash flow is dividends from the Bank Subsidiaries. There are, however, legal limitations on the extent to which a subsidiary bank can finance or otherwise supply funds to its parent holding company.

The Company

      General. As a registered holding company, the Company is regulated under the BHCA and is subject to supervision and regular inspection by the Federal Reserve. The BHCA requires, among other things, the prior approval of the Federal Reserve in any case where the Company proposes to (i) acquire all or substantially all of the assets of any bank, (ii) acquire direct or indirect ownership or control of more than 5 percent of the voting shares of any bank, or
(iii) merge or consolidate with any other bank holding company.

      Acquisitions/Permissible Business Activities. The BHCA currently permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. Effective June 1, 1997, the Bank Subsidiaries will have the ability, subject to certain restrictions, including state opt-out provisions, to acquire by acquisition or merger branches outside its home state. States may affirmatively opt-in to permit these transactions earlier, which New Jersey, among other states, has done. The establishment of new interstate branches also will be possible in those states with laws that expressly permit it. Interstate branches will be subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

      Under the BHCA, the Company is prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5 percent of any class of voting shares of any nonbanking corporation. Further, the Company may not engage in any business other than managing and controlling banks or furnishing certain specified services to subsidiaries, and may not acquire voting control of nonbanking corporations except those corporations engaged in businesses or furnishing services that the Federal Reserve deems to be closely related to banking.

      Source of Strength Policy. Under Federal Reserve policy, a bank holding company is expected to serve as a source of financial strength to each of its subsidiary banks and to commit resources to support each such bank. Consistent with its "source of strength" policy for subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fund fully the dividends, and the prospective rate of earnings retention appears to be consistent with the corporation's capital needs, asset quality and overall financial condition.

Bank Regulation

      As state-chartered banks which are not members of the Federal Reserve, the Bank Subsidiaries are subject to the primary federal supervision of the FDIC under the Federal Deposit Insurance Act (the "FDIA"). Prior approval of the FDIC is required for the Bank Subsidiaries to establish or relocate a branch office or to engage in any merger, consolidation or significant purchase or sale of assets. The Bank Subsidiaries are also subject to regulation and supervision by the Department. In addition, the Bank Subsidiaries are subject to numerous federal and state laws and regulations which set forth specific restrictions and procedural requirements with respect to the establishment of branches, investments, interest rates on loans, credit practices, the disclosure of credit terms and discrimination in credit transactions.

      The FDIC and the Department regularly examine the operations of the respective Bank Subsidiaries and their condition, including but not limited to capital adequacy, reserves, loans, investments and management practices. These examinations are for the protection of the Bank Subsidiaries' depositors and the BIF and the SAIF and not the Bank Subsidiaries' stockholder. In addition, the Bank Subsidiaries are required to furnish quarterly and annual reports to the FDIC. The FDIC's enforcement authority includes the power to remove officers and directors and the authority to issue orders to prevent a bank from engaging in unsafe or unsound practices or violating laws or regulations governing its business.

      The FDIC has adopted regulations regarding the capital adequacy of banks subject to its primary supervision, which require such banks to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See "--Regulatory Capital Requirements."

      Statewide branching is permitted in New Jersey. Branch approvals are subject to statutory standards relating to safety and soundness, competition, public convenience and CRA performance.

      Bank Dividends. New Jersey law permits the Bank Subsidiaries to declare dividends only if, after payment thereof, their capital would be unimpaired and their remaining surplus would equal at least 50 percent of their capital. Under the FDIA, the Bank Subsidiaries are prohibited from declaring or paying dividends or making any other capital distribution if, after that distribution, they would fail to meet their regulatory capital requirements. At March 31, 1997, the Bank Subsidiaries met their regulatory capital requirements. The FDIC also has authority to prohibit the payment of dividends by a bank when it determines such payment to be an unsafe and unsound banking practice. The FDIC may prohibit bank holding companies of banks which are deemed to be "significantly undercapitalized" under the FDIA or which fail to properly submit and implement capital restoration plans required thereby from paying dividends or making other capital distributions without the permission of the FDIC.

      Restrictions Upon Intercompany Transactions. The Bank Subsidiaries are subject to restrictions imposed by federal law on extensions of credit to, and certain other transactions with, the Company and other affiliates. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank Subsidiaries unless the loans are secured by specified collateral, and require such transactions to have terms comparable to terms of arms-length transactions with third persons. Such secured loans and other transactions by each of the Bank Subsidiaries' are generally limited in amount as to the Company and as to any other affiliate to 10% of the Bank Subsidiaries' capital and surplus and as to the Company and all other affiliates to an aggregate of 20% of the Bank Subsidiaries' capital and surplus. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank Subsidiaries for its cash needs, including funds for acquisitions and for payment of dividends, interest and operating expenses.

      Deposit Insurance. Since the Bank Subsidiaries are FDIC member institutions, their respective deposits are currently insured to a maximum of $100,000 per depositor through the BIF, administered by the FDIC, and the Bank Subsidiaries are required to pay semi-annual deposit insurance premium assessments to the FDIC.

      The amount of FDIC assessments paid by individual insured depository institutions is based on their relative risk as measured by regulatory capital ratios and certain other factors.

      During 1996, the President of the United States enacted legislation which contains the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. Under this legislation, the FDIC has levied a special assessment on SAIF-assessable deposits held as of March 31, 1995. In its acquisition of Family First in 1995, the Company acquired SAIF-assessable deposits which were subject to this special assessment.

      In addition, the Deposit Insurance Funds Act of 1996 authorized the Financing Corporation ("FICO") to levy assessments on BIF-assessable deposits and stipulated that the rate must equal one-fifth the FICO assessment rate that is applied to deposits assessable by the SAIF. The rates established for GFB and BCB for 1997 through 1999 are 0.065% and 0.013%, respectively.

      Enforcement Powers. The bank regulatory agencies have broad discretion to issue cease and desist orders if they determine that the Company or its Bank Subsidiaries are engaging in "unsafe or unsound banking practices." In addition, the federal bank regulatory authorities are empowered to impose substantial civil money penalties for violations of certain federal banking statutes and regulations, violation of a fiduciary duty, or violation of a final or temporary cease and desist order, among other things. Financial institutions, and directors, officers, employees, controlling shareholders, agents, consultants, attorneys, accountants, appraisers and others associated with a depository institution are subject to the imposition of fines, penalties, and other enforcement actions based upon the conduct of their relationships with the institution.

      Under the FDIA, the FDIC may be appointed as a conservator or receiver for a depository institution based upon a number of events and circumstances, including: (i) consent by the board of directors of the institution; (ii) cessation of the institution's status as an insured depository institution;
(iii) the institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized when required to do so, fails to submit an acceptable capital plan or materially fails to implement an acceptable capital plan; (iv) the institution is critically undercapitalized or otherwise has substantially insufficient capital; (v) appointment of a conservator or receiver by a state banking authority, such as the Department; (vii) the institution's assets are less than its obligations to its creditors and others; (viii) substantial dissipation in the institution's assets or earnings due to violation of any statute or regulation or unsafe or unsound practice; (ix) a willful violation of a cease and desist order that has become final; (x) an inability of the institution to pay its obligations or meet its depositors' demands in the normal course of business; or (xi) any concealment of the institution's books, records or assets or refusal to submit to examination.

      Under the FDIA, the FDIC as a conservator or receiver of a depository institution has express authority to repudiate contracts with such institution which it determines to be burdensome or if such repudiation will promote the orderly administration of the institution's affairs. Certain "qualified financial contracts", defined to include securities contracts, commodity contracts, forward contracts, repurchase agreements, and swap agreements, generally are excluded from the repudiation powers of the FDIC. The FDIC is also given authority to enforce contracts made by a depository institution notwithstanding any contractual provision providing for termination, default, acceleration, or exercise of rights upon, or solely by reason of, insolvency or the appointment of a conservator or receiver. Insured depository institutions also are prohibited from entering into contracts for goods, products or services which would adversely affect the safety and soundness of the institutions.

      Regulatory Capital Requirements. The Federal Reserve and the FDIC have established guidelines with respect to the maintenance of appropriate levels of capital by bank holding companies and state-chartered banks that are not members of the Federal Reserve System ("state non-member banks"), respectively. The regulations impose two sets of capital adequacy requirements: minimum leverage rules, which require bank holding companies and banks to maintain a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to "risk-weighted" assets.

      The regulations of the Federal Reserve and the FDIC require bank holding companies and state non-member banks, respectively, to maintain a minimum leverage ratio of "Tier 1 capital" (as defined in the risk-based capital guidelines discussed in the following paragraphs) to total assets of 3.0%. Although setting a minimum 3.0% leverage ratio, the capital regulations state that only the strongest bank holding companies and banks, with composite examination ratings of 1 under the rating system used by the federal bank regulators, would be permitted to operate at or near such minimum level of capital. All other bank holding companies and banks are expected to maintain a leverage ratio of at least 1% to 2% above the minimum ratio, depending on the assessment of an individual organization's capital adequacy by its primary regulator. Any bank or bank holding company experiencing or anticipating significant growth would be expected to maintain capital well above the minimum levels. In addition, the Federal Reserve has indicated that whenever appropriate, and in particular when a bank holding company is undertaking expansion, seeking to engage in new activities or otherwise facing unusual or abnormal risks, it will consider, on a case-by-case basis, the level of an organization's ratio of tangible Tier 1 capital (after deducting all intangibles) to total assets in making an overall assessment of capital.

      The risk-based capital rules of the Federal Reserve and the FDIC require bank holding companies and state non-member banks to maintain minimum regulatory capital levels based upon a weighting of their assets and off-balance sheet obligations according to risk. The risk-based capital rules have two basic components: a Tier 1 or core capital requirement and a Tier 2 or supplementary capital requirement. Tier 1 capital consists primarily of common stockholders' equity, certain perpetual preferred stock (which must be noncumulative with respect to banks), and minority interests in the equity accounts of consolidated subsidiaries; less most intangible assets, primarily goodwill. Tier 2 capital elements include, subject to certain limitations, the allowance for losses on loans and leases; perpetual preferred stock that does not qualify for Tier 1 and long-term preferred stock with an original maturity of at least 20 years from issuance; hybrid capital instruments, including perpetual debt and mandatory convertible securities; and subordinated debt and intermediate-term preferred stock.

      The risk-based capital regulations require all banks and bank holding companies to maintain a minimum ratio of total capital to total risk-weighted assets of 8%, with at least 4% as core capital. For the purpose of calculating these ratios, (i) supplementary capital is limited to no more than 100% of core capital, and (ii) the aggregate amount of certain types of supplementary capital is limited. In addition, the risk-based capital regulations limit the allowance for loan losses which may be included as capital to 1.25% of total risk-weighted assets.

      FDICIA also required the federal banking regulators to classify insured depository institutions by capital levels and to take various prompt corrective actions to resolve the problems of any institution that fails to satisfy the capital standards. The FDIC has issued final regulations establishing these capital levels and otherwise implementing FDICIA's prompt corrective action provisions. Under FDICIA and these regulations, all institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements.

      Under the FDIC's prompt corrective action regulation, a "well-capitalized" bank is one that is not subject to any regulatory order or directive to meet any specific capital level and that has or exceeds the following capital levels: a total risk-based capital ratio of 10%, a Tier 1 risk-based capital ratio of 6%, and a leverage ratio of 5%. An "adequately capitalized" bank is one that does not qualify as "well- capitalized" but meets or exceeds the following capital requirements: a total risk-based capital ratio of 8%, a Tier 1 risk-based capital ratio of 4%, and a leverage ratio of either (i) 4% or (ii) 3% if the bank has the highest composite examination rating. A bank not meeting these criteria will be treated as "undercapitalized," "significantly undercapitalized," or "critically undercapitalized" depending on the extent to which to which the bank's capital levels are below these standards. A bank that falls within any of the three "undercapitalized" categories established by the prompt corrective action regulation will be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters, under which the holding company would be liable up to the lesser of 5% of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. A significantly undercapitalized institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, will be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution may be required to divest its interest in the institution. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval. A critically undercapitalized institution is prohibited from making payments of principal or interest on its subordinated debt, except with respect to debt as approved by the FDIC or, until July 15, 1996, with respect to subordinated debt outstanding on July 15, 1991 and not extended or otherwise renegotiated after July 15, 1991. If an institution's ratio of tangible capital to total assets falls below a level established by the appropriate federal banking regulator, which may not be less than 2%, nor more than 65% of the minimum tangible capital level otherwise required (the "critical capital level"), the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

Effect of Government Monetary Policies; Possible Further Legislation

      The earnings of the Company, through the Bank Subsidiaries, are and will be affected by domestic and international economic conditions and the monetary and fiscal policies of the United States and foreign governments and their agencies.

      The Federal Reserve's monetary policies have had, and will probably continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The Federal Reserve has a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States Government securities and through its regulation of, among other things, the discount rate on borrowings of banks and the imposition of non-earning reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

      From time to time, proposals are made in the United States Congress, the New Jersey Legislature, and various bank regulatory authorities which would alter the powers of, and place restrictions on, different types of banking organizations. It is impossible to predict whether any of these proposals will be adopted and any impact of such adoption on the business of the Company the Bank Subsidiaries.

      The Bank Subsidiaries are also subject to various Federal and State laws such as usury laws and consumer protection laws.


                      DESCRIPTION OF PREFERRED SECURITIES

      Pursuant to the terms of the Trust Agreement for the Issuer Trust, the Issuer Trustees on behalf of the Issuer Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Issuer Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of the Trust Agreement is available upon request from the Issuer Trustees.

General

        The Preferred Securities will be limited to $20,000,000 aggregate Liquidation Amount outstanding (which amount may be increased by up to $3,000,000 aggregate liquidation amount of referred Securities for exercise of the Underwriters' over-allotment option). See "Underwriting." The Preferred
Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "-- Subordination of Common Securities." The Junior Subordinated Debentures will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Issuer Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

Distributions

      The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and Distributions on each Preferred Security will be payable at the annual rate of 10.00% of the stated Liquidation Amount of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Distribution Date"), to the holders of the Preferred Securities at the close of business on 15th day of March, June, September and December (whether or not a Business Day (as defined below)) next preceding the relevant Distribution Date. Distributions on the Preferred Securities will be cumulative. Distributions will accumulate from May 21, 1997. The first Distribution Date for the Preferred Securities will be June 30, 1997. The amount of Distributions payable for any period less than a full Distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. If any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (without any additional Distributions or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable.

      So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Junior Subordinated Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a
consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer Trust will be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of 10.00% per annum, compounded quarterly from the relevant payment date for such Distributions, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Additional Distributions payable for each full Distribution period will be computed by dividing the rate per annum by four. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(d) any

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declaration of a dividend in connection with any  stockholder's  rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the Company's election to begin a new Extension Period to the holders of the Preferred Securities. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures -- Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

      The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

      The revenue of the Issuer Trust available for distribution to holders of the Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Issuer Trust will invest the proceeds from the issuance and sale of the Preferred Securities. See "Description of Junior Subordinated Debentures." If the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust may not have funds available to pay Distributions or other amounts payable on the Preferred Securities. The payment of Distributions and other amounts payable on the Preferred Securities (if and to the extent the Issuer Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantee."

Redemption

      Upon the  repayment  or  redemption,  in whole or in part,  of the  Junior
Subordinated Debentures, whether at maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Preferred Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Redemption." If less than all the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of the Junior Subordinated

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Debentures  to be repaid or redeemed on a Redemption  Date shall be allocated to the redemption pro rata of the Preferred Securities and the Common Securities.

      The Company has the right to redeem the Junior Subordinated Debentures (i) on or after June 30, 2002, in whole at any time or in part from time to time, or
(ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval. See "-- Liquidation Distribution Upon Dissolution." A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of a Like Amount of the Preferred Securities and Common Securities at the Redemption Price.

      "25% Capital Limitation" means the limitation imposed by the Federal Reserve that the proceeds of certain qualifying securities like the Trust Securities will qualify as Tier 1 capital of the issuer up to an amount not to exceed 25% of the Issuer's Tier 1 capital, or any subsequent limitation adopted by the Federal Reserve.

      "Business Day" means a day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the State of New Jersey or the City of New York are authorized or required by law or executive order to remain closed, or (c) a day on which the Property Trustee's Corporate Trust Office or the Corporate Trust Office of the Debenture Trustee is closed for business.

      "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Junior Subordinated Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and (ii) with respect to a distribution of Junior Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Issuer Trust, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

      "Liquidation Amount" means the stated amount of $25 per Trust Security.

      "Tax Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of the delivery of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      "Investment Company Event" means the receipt by the Issuer Trust of an opinion of counsel to the Company experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or

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application of law or regulation by any legislative  body,  court,  governmental agency or regulatory authority, there is more than an insubstantial risk that the Issuer Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the Preferred Securities.

      "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Preferred Securities as "Tier 1 Capital" (or the then equivalent thereof), except as otherwise restricted under the 25% Capital Limitation, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company.

      If a Tax Event described in clause (i) or (iii) of the definition of Tax Event above has occurred and is continuing and the Issuer Trust is the holder of all the Junior Subordinated Debentures, the Company will pay Additional Sums (as defined below), if any, on the Junior Subordinated Debentures.

      "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer Trust on the outstanding Preferred Securities and Common Securities of the Issuer Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

Redemption Procedures

      Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the Issuer Trust has funds on hand available for the payment of such Redemption Price. See also "-- Subordination of Common Securities."

      If the Issuer Trust gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, in the case of Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. With respect to Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred

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Securities  to receive  the  Redemption  Price,  but  without  interest  on such
Redemption Price, and such Preferred Securities will cease to be outstanding. If any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Preferred Securities will continue to accumulate at the then applicable rate, from the Redemption Date originally established by the Issuer Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

      Subject to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement, and may resell such securities.

      If less than all the Preferred Securities and Common Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, or if the Preferred Securities are then held in the form of a Global Preferred Security (as defined below), in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the securities registrar for the Trust Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered holder of Preferred Securities to be redeemed at its address appearing on the securities register for the Trust Securities. Unless the Company defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof (and, unless payment of the Redemption Price in respect of the Preferred Securities is withheld or refused and not paid either by the Issuer Trust or the Company pursuant to the Guarantee, Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

      Payment of Distributions on, and the Redemption Price of, and the Liquidation Distribution in respect of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, no payment of any Distribution on, or Redemption Price of, or Liquidation

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Distribution in respect of, any of the Common  Securities,  and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

      In the case of any Event of Default (as defined below) resulting from a Debenture Event of Default, the holders of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effects of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. See "-- Events of Default; Notice" and "Description of Junior Subordinated Debentures -- Debenture Events of Default." Until all such Events of Default under the Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the holders of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

      The amount payable on the Preferred Securities in the event of any liquidation of the Issuer Trust is $25 per Preferred Security plus accumulated and unpaid Distributions, subject to certain exceptions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures.

      The holders of all the outstanding Common Securities have the right at any time to dissolve the Issuer Trust and, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in liquidation of the Issuer Trust.

      The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

      In the event the Company, while a holder of Common Securities, dissolves the Issuer Trust prior to the stated maturity of the Preferred Securities and the dissolution of the Issuer Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, the dissolution of the Issuer Trust by the Company may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on the Company that it obtain the prior approval of the Federal Reserve to dissolve the Issuer Trust.


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      Pursuant  to the Trust  Agreement,  the Issuer  Trust  will  automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the holders of Common Securities have given written direction to the Property Trustee to dissolve the Issuer Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of Common Securities), (iii) the repayment of all the Preferred Securities in connection with the redemption of all the Trust Securities as described under "-- Redemption" and (iv) the entry of an order for the dissolution of the Issuer Trust by a court of competent jurisdiction.

      If dissolution of the Issuer Trust occurs as described in clause (i), (ii) or (iv) above, the Issuer Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is not practical, in which event such holders will be entitled to receive out of the assets of the Issuer Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Issuer Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer Trust on its Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities shall have a priority over the Common Securities. See "-- Subordination of Common Securities."

      After the liquidation date fixed for any distribution of Junior Subordinated Debentures (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee and
(iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent the Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.

      If the Company does not redeem the Junior Subordinated Debentures prior to maturity and the Issuer Trust is not liquidated and the Junior Subordinated Debentures are not distributed to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Junior Subordinated Debentures and the distribution of the Liquidation Distribution to the holders of the Preferred Securities.

      There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Issuer Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and

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liquidation  of the Issuer Trust,  may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

Events of Default; Notice

      Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

      (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of Default"); or

      (ii) default by the Issuer Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

      (iii) default by the Issuer Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

      (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Issuer Trustees and the Company by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

      (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee if a successor Property Trustee has not been appointed within 90 days thereof.

      Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of Trust Securities and the Administrators, unless such Event of Default has been cured or waived. The Company, as Depositor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

      If a Debenture Event of Default has occurred and is continuing as a result of any failure by the Company to pay any amounts in respect of the Junior Subordinated Debentures when due, the Preferred Securities will have a preference over the Common Securities with respect to payments of any amounts in respect of the Preferred Securities as described above. See "-- Subordination of Common Securities," "-- Liquidation Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures -- Debenture Events of Default."


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Removal of Issuer Trustees; Appointment of Successors

      The holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities may remove an Issuer Trustee for cause or, if a Debenture Event of Default has occurred and is continuing, with or without cause. If an Issuer Trustee is removed by the holders of the outstanding Preferred Securities, the successor may be appointed by the holders of at least 25% in Liquidation Amount of Preferred Securities. If an Issuer Trustee resigns, such Trustee will appoint its successor. If an Issuer Trustee fails to appoint a successor, the holders of at least 25% in Liquidation Amount of the outstanding Preferred Securities may appoint a successor. If a successor has not been appointed by the holders, any holder of Preferred Securities or Common Securities or the other Issuer Trustee may petition a court in the State of
Delaware to appoint a successor. Any Delaware Trustee must meet the applicable requirements of Delaware law. Any Property Trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50,000,000. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Merger or Consolidation of Issuer Trustees

      Any entity into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Issuer Trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such Issuer Trustee, will be the successor of such Issuer Trustee under the Trust Agreement, provided such entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Issuer Trust

      The Issuer Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as otherwise set forth in the Trust Agreement. The Issuer Trust may, at the request of the holders of the Common Securities and with the consent of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, so long as (i) such successor entity either (a) expressly assumes all the obligations of the Issuer Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities have the same priority as the Preferred Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) a trustee of such successor entity, possessing the same powers and duties as the Property Trustee, is appointed to hold the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, if then rated, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) such successor entity has a purpose substantially identical to that of the Issuer Trust, (vi) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Issuer Trust has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, consolidation,

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amalgamation,  replacement,  conveyance,  transfer  or lease does not  adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and (vii) the Company or any permitted successor or assignee owns all the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer Trust may not, except with the consent of holders of 100% in aggregate Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate,
amalgamate,   merge  with  or  into,  or  replace  it  if  such   consolidation,
amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be taxable as a corporation for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

      Except as provided above and under "-- Removal of Issuer Trustees; Appointment of Successors" and "Description of Guarantee -- Amendments and
Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

      The Trust Agreement may be amended from time to time by the holders of a majority of the Common Securities and the Property Trustee, without the consent of the holders of the Preferred Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of Trust Securities, or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as may be necessary to ensure that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any Trust Securities are outstanding or to ensure that the Issuer Trust will not be required to register as an "investment company" under the Investment Company Act, and any amendments of the Trust Agreement will become effective when notice of such amendment is given to the holders of Trust Securities. The Trust Agreement may be amended by the holders of a majority of the Common Securities and the Property Trustee with
(i) the consent of holders representing not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer Trust's not being taxable as a corporation for United States federal income tax purposes or the Issuer Trust's exemption from status as an "investment company" under the Investment Company Act, except that, without the consent of each holder of Trust Securities affected thereby, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

      So long as any  Junior  Subordinated  Debentures  are  held by the  Issuer
Trust, the Property Trustee will not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under Section 5.13 of

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the Junior Subordinated Indenture,  (iii) exercise any right to rescind or annul a declaration that the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding Preferred Securities, except that, if a consent under the Junior Subordinated Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Property Trustee may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, before taking any of the foregoing actions, the Property Trustee will obtain an opinion of counsel experienced in such matters to the effect that the Issuer Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

      Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each registered holder of Preferred Securities in the manner set forth in the Trust Agreement.

      No vote or consent of the holders of Preferred Securities will be required to redeem and cancel Preferred Securities in accordance with the Trust Agreement.

      Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

Expenses and Taxes

      In the Indenture, the Company, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Issuer Trust (including costs and expenses relating to the organization of the Issuer Trust, the fees and expenses of the Issuer Trustees and the costs and expenses relating to the operation of the Issuer Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Issuer Trust might become subject. The foregoing obligations of the Company under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has irrevocably waived any right or remedy to require that any such Creditor take any action against the Issuer Trust or any other person before proceeding against the Company. The Company has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

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Book Entry, Delivery and Form

      The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole or in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

      Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

      So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Junior Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Junior Subordinated Indenture. The Company understands that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Junior Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

      Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Company, the Issuer Trustees, the Administrators, any Paying Agent or any other agent of the Company or the Issuer Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe

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



that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Issuer Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

      DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Company or the Issuer Trustees. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Preferred Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

      DTC has advised the Company and the Issuer Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (such as the Underwriter), banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

Same-Day Settlement and Payment

      Settlement for the Preferred Securities will be made by the Underwriters in immediately available funds.

      Secondary trading in Preferred Securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

Payment and Paying Agency

      Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon

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30 days' written notice to the Property Trustee and the  Administrators.  If the
Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

Registrar and Transfer Agent

      The Property Trustee will act as registrar and transfer agent for the Preferred Securities.

      Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the Preferred Securities after the Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

      The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

      For  information   concerning  the  relationships  between  Bankers  Trust
Company, the Property Trustee, and the Company, see "Description of Junior Subordinated Debentures -- Information Concerning the Debenture Trustee."

Miscellaneous

      The Administrators and the Property Trustee are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Property Trustee and the holders of Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the Trust Agreement, that the Property Trustee and the holders of Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

      Holders of the Preferred Securities have no preemptive or similar rights.

      The Issuer Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

Governing Law

      The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

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                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

      The Junior Subordinated Debentures are to be issued under the Junior Subordinated Indenture, under which Bankers Trust Company is acting as Debenture Trustee. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Junior Subordinated Indenture, including the definitions therein of certain terms. Whenever particular defined terms of the Junior Subordinated Indenture (as amended or supplemented from time to time) are referred to herein, such defined terms are incorporated herein by reference. A copy of the form of Junior Subordinated Indenture is available from the Debenture Trustee upon request.

General

      Concurrently with the issuance of the Preferred Securities, the Issuer Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures issued by the Company. The Junior Subordinated Debentures will bear interest, accruing from May 21, 1997, at the annual rate of 10.00% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1997, to the person in whose name each Junior Subordinated Debenture is registered at the close of business on the 15th day of March, June, September or December (whether or not a Business Day) next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer Trust, each Junior Subordinated Debenture will be registered in the name of the Issuer Trust and held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the rate per annum by four. If any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 10.00%, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

      The Junior Subordinated Debentures will mature on June 30, 2027.

      The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Company. The Junior Subordinated Debentures will not be subject to a sinking fund. The Junior Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt by the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "-- Subordination."


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



Option to Extend Interest Payment Period

      So long as no Debenture Event of Default has occurred and is continuing, the Company has the right at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. During any such Extension Period the Company shall have the right to make partial payments of interest on any interest payment date. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 10.00%, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the rate per annum by four. During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Preferred Securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

      During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock,
(c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholders rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Issuer Trustees notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date the Distributions on the Preferred Securities would have been payable but for the election to begin such Extension Period and (ii) the date the Property Trustee is required to give notice to holders of the Preferred Securities of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Property Trustee will give notice of the

Company's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

Redemption

      The Junior Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after June 30, 2002, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined under "Description of Preferred Securities -- Redemption"), in each case at the redemption price described below. The proceeds of any such redemption will be used by the Issuer Trust to redeem the Preferred Securities.

      The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base (unless the equity or capital instrument were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption).

      The redemption of the Junior Subordinated Debentures by the Company prior to their Stated Maturity would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the Junior Subordinated Debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

      The redemption price for Junior Subordinated Debentures is the outstanding principal amount of the Junior Subordinated Debentures plus accrued interest (including any Additional Interest or any Additional Sums) thereon to but excluding the date fixed for redemption.

Additional Sums

      The Company has covenanted in the Junior Subordinated Indenture that, if and for so long as (i) the Issuer Trust is the holder of all Junior Subordinated Debentures and (ii) the Issuer Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional sums on the Junior Subordinated Debentures such amounts as may be required so that the Distributions payable by the Issuer Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Preferred Securities -- Redemption."

Registration, Denomination and Transfer

      The Junior Subordinated Debentures will initially be registered in the name of the Issuer Trust. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depositary arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

      Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Junior Subordinated Debentures to be issued in definitive form.

      Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of Preferred Securities -- Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in New York, New York or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

      Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

      Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Junior Subordinated Debenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. The Company will appoint the Debenture Trustee as securities registrar under the Junior Subordinated Indenture. The Company may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

      In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

      Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

Restrictions on Certain Payments; Certain Covenants of the Company

      The Company has covenanted that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period or other event referred to below, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (i) there has occurred any event (a) of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) that the Company has not taken reasonable steps to cure, (ii) if the Junior Subordinated Debentures are held by the Issuer Trust, the Company is in default with respect to its payment of any obligations under the Guarantee or (iii) the Company has given notice of its election of an Extension Period as provided in the Junior Subordinated Indenture and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing.

      The Company has covenanted in the Junior Subordinated Indenture (i) to continue to hold, directly or indirectly, 100% of the Common Securities, provided that certain successors that are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Common Securities, (ii) as holder of the Common Securities, not to voluntarily terminate, windup or liquidate the Issuer Trust, other than (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Issuer Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer Trust to continue not to be taxable as a corporation for United States federal income tax purposes.

Modification of Junior Subordinated Indenture

      From time to time, the Company and the Debenture Trustee may, without the consent of any of the holders of the outstanding Junior Subordinated Debentures, amend, waive or supplement the provisions of the Junior Subordinated Indenture to: (1) evidence succession of another corporation or association to the Company and the assumption by such person of the obligations of the Company under the Junior Subordinated Debentures, (2) add further covenants, restrictions or conditions for the protection of holders of the Junior Subordinated Debentures,
(3) cure ambiguities or correct the Junior

Subordinated Debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the Junior Subordinated Debentures in any material respect, (4) change the terms of the Junior Subordinated Debentures to facilitate the issuance of the Junior Subordinated Debentures in certificated or other definitive form, (5) evidence or provide for the appointment of a successor Debenture Trustee, or (6) qualify, or maintain the qualification of, the Junior Subordinated Indentures under the Trust Indenture Act. The Junior Subordinated Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures, to modify the Junior Subordinated Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, except that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the Stated Maturity of the Junior Subordinated Debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable or impair the right to institute suit for the enforcement of any Junior Subordinated Debenture or
(ii)  reduce  the  percentage  of  principal   amount  of  Junior   Subordinated
Debentures, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture. Furthermore, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities unless and until the principal of (and premium, if any, on) the Junior Subordinated Debentures and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

Debenture Events of Default

      The Junior Subordinated Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes an "Event of Default" with respect to the Junior Subordinated Debentures:


          (i) failure to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

          (ii) failure to pay any principal of or premium, if any, on the Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

          (iii) failure to observe or perform in any material respect certain other covenants contained in the Junior Subordinated Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

          (iv) the Company consents to the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to the Company or all or substantially all its property.


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



      For purposes of the Trust Agreement and this Prospectus, each such Event of Default under the Junior Subordinated Debenture is referred to as a "Debenture Event of Default." As described in "Description of Preferred Securities -- Events of Default; Notice," the occurrence of a Debenture Event of Default will also constitute an Event of Default in respect of the Trust Securities.

      The holders of at least a majority in aggregate principal amount of outstanding Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of outstanding Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or such holders of Junior Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right. The holders of a majority in aggregate principal amount of outstanding Junior Subordinated Debentures may annul such declaration and waive the default if all defaults (other than the non-payment of the principal of Junior Subordinated Debentures which has become due solely by such acceleration) have been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of Junior Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the outstanding Preferred Securities shall have such right.

      The holders of at least a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior
Subordinated Debenture affected thereby. See "-- Modification of Junior Subordinated Indenture." The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

      If a Debenture Event of Default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the Junior Subordinated Debentures, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

Enforcement of Certain Rights by Holders of Preferred Securities

      If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay any amounts payable in respect of the Junior Subordinated Debentures on the date such amounts are otherwise payable, a registered holder of Preferred Securities may institute a Direct Action against the Company for enforcement of payment to such holder of an amount equal to the amount payable in respect of Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities held by such holder. The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the Preferred Securities. The Company will have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

      The holders of the Preferred Securities are not able to exercise directly any remedies available to the holders of the Junior Subordinated Debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities -- Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

      The Junior Subordinated Indenture provides that the Company may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) if the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations in respect of the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would constitute a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Indenture are satisfied.

      The provisions of the Junior Subordinated Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

Satisfaction and Discharge

      The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at the Stated Maturity within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

Subordination

      The Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Junior Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Indebtedness has been paid, no direct or indirect payment (in cash, property, securities, by setoff or otherwise) may be made or agreed to be made on the Junior Subordinated Debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debentures.


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      As used herein, "Senior Indebtedness" means, whether recourse is to all or a portion of the assets of the Company and whether or not contingent, (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) every obligation of the Company for claims (as defined in Section 101(4) of the United States Bankruptcy Code of 1978, as amended) in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise; without limiting the generality of the foregoing, Senior Indebtedness shall include the Debentures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Subordinated Debentures and Equity Contracts." Senior Indebtedness shall not include (i) any obligations which, by their terms, are expressly stated to rank pari passu in right of payment with, or to not be superior in right of payment to, the Junior Subordinated Debentures, (ii) any Senior Indebtedness of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (iii) any indebtedness of the Company to any of its subsidiaries, (iv) indebtedness to any executive officer or director of the Company, or (v) any indebtedness in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing entity of the Company in connection with the issuance of such financing entity of securities that are similar to the Preferred Securities.

      In the event of (i) certain events of bankruptcy, dissolution or liquidation of the Company or the holder of the Common Securities, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or
(iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debentures. In such event, any payment or distribution on account of the Junior Subordinated Debentures, whether in cash, securities or other property, that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debentures will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.

      In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Junior Subordinated Debentures, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debentures, will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior Subordinated Debentures and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debentures and such other obligations. If any payment or distribution on account of the Junior Subordinated Debentures of any character or any security, whether in cash, securities or other property is received by any holder of any Junior

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Subordinated  Debentures in  contravention of any of the terms hereof and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and holders of the Junior Subordinated Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default in respect of the Junior Subordinated Debentures.

      The Junior Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Information Concerning the Debenture Trustee

      The Debenture Trustee, other than during the occurrence and continuance of a default by the Company in performance of its obligations under the Junior Subordinated Debenture, is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

      Bankers Trust Company, the Debenture Trustee, may serve from time to time as trustee under other indentures or trust agreements with the Company or its subsidiaries relating to other issues of their securities. In addition, the Company and certain of its affiliates may have other banking relationships with Bankers Trust Company and its affiliates.

Governing Law

     The Junior Subordinated Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.


                           DESCRIPTION OF GUARANTEE

      The Guarantee will be executed and delivered by the Company concurrently with the issuance of Preferred Securities by the Issuer Trust for the benefit of the holders from time to time of the Preferred Securities. Bankers Trust Company will act as Guarantee Trustee under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Guarantee, including the definitions therein of certain terms. A copy of the form of Guarantee is available upon request from the Guarantee Trustee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.


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



General

      The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth in the Guarantee and described herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer Trust (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, of the Issuer Trust (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Issuer Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to holders of the Preferred Securities on liquidation of the Issuer Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer Trust to pay such amounts to such holders.

      The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer Trust's obligations under the Preferred Securities, but will apply only to the extent that the Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection.

      If the Company does not make payments on the Junior Subordinated Debentures held by the Issuer Trust, the Issuer Trust will not be able to pay any amounts payable in respect of the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. See "-- Status of the Guarantee." The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Indebtedness, whether under the Junior Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise.

      The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Junior Subordinated Indenture, taken together, fully, irrevocably and unconditionally guaranteed all the Issuer Trust's obligations under the Preferred Securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

Status of the Guarantee

      The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company in the same manner as the Junior Subordinated Debentures.

      The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the

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



Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer Trust or distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures.

Amendments and Assignment

      Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

Events of Default

      An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, or to perform any non-payment obligation if such non-payment default remains unremedied for 30 days. The holders of not less than a majority in aggregate Liquidation Amount of the outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

      Any registered holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer Trust, the Guarantee Trustee or any other person or entity.

      The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Information Concerning the Guarantee Trustee

      The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after the occurrence of an event of default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

      For information concerning the relationship between Bankers Trust Company, as Guarantee Trustee, and the Company, see "Description of Junior Subordinated Debentures -- Information Concerning the Debenture Trustee."

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



Termination of the Guarantee

      The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable with respect to the Preferred Securities upon liquidation of the Issuer Trust or upon distribution of Junior Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

Governing Law

      The Guarantee will be governed by and construed in accordance with the laws of the State of New York.


             RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                    SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

      Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer Trust has funds available for such payment) are irrevocably guaranteed, on a subordinated basis, by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Junior Subordinated Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer Trust's obligations in respect of the Preferred Securities. If and to the extent that the Company does not make payments on the Junior Subordinated Debentures, the Issuer Trust will not have sufficient funds to pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of amounts payable with respect to the Preferred Securities when the Issuer Trust does not have sufficient funds to pay such amounts. In such event, the remedy of a holder of the Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of the Company's obligations under Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities held by such holder.

      The obligations of the Company under the Junior Subordinated Debentures and the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

      As long as payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments distributable on the Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate, Distribution Dates and other payment dates for the Preferred

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



Securities; (iii) the Company will pay for any and all costs, expenses and liabilities of the Issuer Trust except the Issuer Trust's obligations to holders of the Trust Securities; and (iv) the Trust Agreement further provides that the Issuer Trust will not engage in any activity that is not consistent with the limited purposes of the Issuer Trust.

      Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder against and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Enforcement Rights of Holders of Preferred Securities

      A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust or any other person or entity. See "Description of Guarantee."

      A default or event of default under any Senior Indebtedness of the Company would not constitute a default or Event of Default in respect of the Preferred Securities. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Company, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. See "Description of Junior Subordinated Debentures -- Subordination."

Limited Purpose of Issuer Trust

      The Preferred Securities represent preferred undivided beneficial interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company payments on Junior Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions or other amounts distributable with respect to the Preferred Securities from the Issuer Trust (or from the Company under the Guarantee) only if and to the extent the Issuer Trust has funds available for the payment of such Distributions.

Rights Upon Dissolution

      Upon any voluntary or involuntary dissolution of the Issuer Trust, other than any such dissolution involving the distribution of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Issuer Trust, as registered holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated and junior in right of payment to all Senior Indebtedness as set forth in the Junior Subordinated Indenture, but entitled to receive payment in full of all amounts payable with respect to the Junior Subordinated Debentures before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed under the Junior Subordinated Indenture to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust's obligations to the holders of the Trust Securities), the positions of a holder of the Preferred Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

      In the opinion of Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., in its capacity as special tax counsel to the Company ("Tax Counsel"), the following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities.

      This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, each as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

      Except as otherwise stated, this summary deals only with the Preferred Securities held as a capital asset by a holder who or which (i) purchased the Preferred Securities upon original issuance (an "Initial Holder") at their original offering price and (ii) is a US Holder (as defined below). This summary does not address all the tax consequences that may be relevant to a US Holder, nor does it address the tax consequences, except as stated below, to holders that are not US Holders ("Non-US Holders") or to holders that may be subject to special tax treatment (such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, other financial institutions, tax-exempt organizations, persons holding the Preferred Securities as a position in a "straddle," or as part of a "synthetic security," "hedging," as part of a "conversion" or other integrated investment, persons having a functional currency other than the U.S. Dollar and certain United States expatriates). Further, this summary does not address (a) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Preferred Securities, (b) the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the Preferred Securities, or (c) any state, local or foreign tax consequences of the purchase, ownership and disposition of Preferred Securities.

      A "US Holder" is a holder of the Preferred Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for income tax purposes, (ii) a corporation or partnership created or organized (or treated as created or organized for income tax purposes) in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States trustees have the authority to control all substantial decisions of the trust.


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



      HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

US Holders

      Characterization of the Issuer Trust. In connection with the issuance of the Preferred Securities, Tax Counsel will render its opinion generally to effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Trust Agreement (and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Issuer Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of the Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debentures owned by the Issuer Trust, and each US Holder will be required to include all income or gain recognized for United States federal income tax purposes with respect to its allocable share of the Junior Subordinated Debentures on its own income tax return.

      Characterization of the Junior Subordinated Debentures. The Company and the Issuer Trust will agree to treat the Junior Subordinated Debentures as indebtedness for all United States federal income tax purposes. In connection with the issuance of the Junior Subordinated Debentures, Tax Counsel will render its opinion generally to the effect that, under then current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Junior Subordinated Indenture (and other relevant documents) and based on certain assumptions and qualifications referenced in the opinion, the Junior Subordinated Debentures will be characterized for United States federal income tax purposes as debt of the Company.

      Interest Income and Original Issue Discount. Under the terms of the Junior Subordinated Debentures, the Company has the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods, but not beyond the maturity of the Junior Subordinated Debentures. Treasury regulations under Section 1273 of the Code provide that debt instruments like the Junior Subordinated Debentures will not be considered issued with original issue discount ("OID") by reason of the Company's ability to defer payments of interest if the likelihood of such deferral is "remote."

      The Company has concluded, and this discussion assumes, that, as of the date of this Prospectus, the likelihood of deferring payments of interest under the terms of the Junior Subordinated Debentures is "remote" within the meaning of the applicable Treasury regulations, in part because exercising that option would prevent the Company from declaring dividends on its stock and would prevent the Company from making any payments with respect to debt securities that rank pari passu with or junior to the Junior Subordinated Debentures. Therefore, the Junior Subordinated Debentures should not be treated as issued with OID by reason of the Company's deferral option. Rather, stated interest on the Junior Subordinated Debentures will generally be taxable to a US Holder as ordinary income when paid or accrued in accordance with that holder's method of accounting for income tax purposes. It should be noted, however, that these Treasury regulations have not yet been interpreted in any rulings or any other published authorities of the IRS. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

      In the event the Company exercises its option to defer payments of interest, the Junior Subordinated Debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments (and any de minimis OID) on the Junior Subordinated Debentures would thereafter be treated as OID, which would accrue, and be includible in a US Holder's taxable income, on an economic accrual basis (regardless of the US Holder's method of accounting for income tax purposes) over the remaining term of the Junior Subordinated Debentures (including any period of interest deferral), without regard to the timing of payments under the Junior Subordinated Debentures. (Subsequent distributions of interest on the Junior Subordinated Debentures generally would not be taxable.) The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the Junior Subordinated Debentures in that period at the stated interest rate.
Consequently, during any period of interest deferral, US Holders will include OID in gross income in advance of the receipt of cash, and a US Holder which disposes of a Preferred Security prior to the record date for payment of distributions on the Junior Subordinated Debentures following that period will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but will not receive cash from the Issuer Trust with respect to the OID.

      If the possibility of the Company's exercise of its option to defer payments of interest is not remote, the Junior Subordinated Debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the Junior Subordinated Debentures. That OID would generally be includible in a US Holder's taxable income, over the term of the Junior Subordinated Debentures, on an economic accrual basis.

      Characterization of Income. Because the income underlying the Preferred Securities will not be characterized as dividends for income tax purposes, corporate holders of the Preferred Securities will not be entitled to a dividends-received deduction for any income recognized with respect to the Preferred Securities.

      Market Discount and Bond Premium. Holders of the Preferred Securities other than Initial Holders may be considered to have acquired their undivided interests in the Junior Subordinated Debentures with market discount or acquisition premium (as each phrase is defined for United States federal income tax purposes).

      Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer Trust. Under certain circumstances described herein (See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution"), the Issuer Trust may distribute the Junior Subordinated Debentures to holders in exchange for the Preferred Securities and in liquidation of the Issuer Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and each US Holder would have an aggregate adjusted basis in its Junior Subordinated Debentures for United States federal income tax purposes equal to such holder's aggregate adjusted basis in its Preferred Securities. For United States federal income tax purposes, a US Holder's holding period in the Junior Subordinated Debentures received in such a liquidation of the Issuer Trust would include the period during which the Preferred Securities were held by the holder. If, however, the relevant event is a Tax Event which results in the Issuer Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to US Holders of the Preferred Securities for United States federal income tax purposes.

      Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such a redemption would be taxable for United States federal income tax purposes, and a US Holder would recognize gain or loss as if it had sold the Preferred Securities for cash. See "--Sales of Preferred Securities" below.

      Sales of Preferred Securities. A US Holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A US Holder's adjusted basis in the Preferred Securities generally will be its initial purchase price, increased by OID previously included (or currently includible) in such holder's gross income to the date of disposition, and decreased by payments received on the Preferred Securities (other than any interest received with respect to the period prior to the effective date of the Company's first exercise of its option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year prior to the date of disposition.

      A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest (or OID) on the Junior Subordinated Debentures through the date of disposition in its taxable income for United States federal income tax purposes (notwithstanding that the holder may receive a separate payment from the purchaser with respect to accrued interest), and to deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the Preferred Securities (or as to OID only, to add such amount to such holder's adjusted tax basis in its Preferred Securities). To the extent the selling price is less than the holder's adjusted tax basis (which will include accrued but unpaid OID, if any), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Proposed Tax Law Changes

      On February 6, 1997, President Clinton released his budget proposals for fiscal year 1998. One of the tax proposals therein (the "Tax Proposal") would generally deny corporate issuers a deduction for interest related to certain debt obligations that have a maximum term in excess of 15 years and are not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder of some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. As currently drafted, the Tax Proposal would be effective generally for instruments issued on or after the date of first Congressional committee action. Although it is not clear from the President's proposals as to what constitutes Congressional "committee action" with respect to the Tax Proposal, it appears that, as drafted, the Tax Proposal would not apply retroactively to the Junior Subordinated Debentures. However, the Company and the Issuer Trust have been advised by Tax Counsel that, if the Tax Proposal (or similar legislation) is enacted into law with retroactive effect with respect to the Junior Subordinated Debentures, the Company would not be entitled to a deduction with respect to the interest payable on the Junior Subordinated Debentures. There can be no assurance that the Tax Proposal, if enacted, will not apply retroactively to the Junior Subordinated Debentures or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of Preferred Securities -- Redemption."

Non-US Holders

      The following discussion applies to a Non-US Holder.

      Payments to a holder of a Preferred Security which is a Non-US Holder will generally not be subject to withholding of income tax, provided that (a) the beneficial owner of the Preferred Security does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power  of all  classes  of  stock  of the  Company  entitled  to  vote,  (b) the beneficial  owner  of  the  Preferred  Security  is  not  a  controlled  foreign corporation that is related to the Company through stock ownership, and (c) either (i) the beneficial owner of the Preferred Securities certifies to the Issuer Trust or its agent, under penalties of perjury, that it is a Non-US Holder and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Issuer Trust or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by another Financial Institution between it and the beneficial owner in the chain of ownership, and furnishes the Issuer Trust or its agent with a copy thereof.

      As discussed above (see "--Proposed Tax Law Changes"), changes in legislation affecting the income tax consequences of the Junior Subordinated Debentures are possible, and could adversely affect the ability of the Company to deduct the interest payable on the Junior Subordinated Debentures. Moreover, any such legislation could adversely affect Non-US Holders by characterizing income derived from the Junior Subordinated Debentures as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to a Non-US Holder, rather than as interest which, as discussed above, is generally exempt from income tax in the hands of a Non-US Holder.

      A Non-US Holder of a Preferred Security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a Preferred Security.

      A Non-US Holder which holds the Preferred Securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the Junior Subordinated Debentures.

Information Reporting

      In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the Preferred Securities held by a noncorporate US Holder within the United States. In addition, payments made on, and payments of the proceeds from the sale of, the Preferred Securities to or through the United States office of a broker are subject to information reporting unless the holder thereof certifies as to its Non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See "--Backup Withholding." Taxable income on the Preferred Securities for a calendar year should be reported to US Holders on the appropriate forms by the following January 31st.

Backup Withholding

      Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against the holder's income tax liability, or refunded, provided the required information is provided to the IRS.

      The preceding discussion is only a summary and does not address the consequences to a particular holder of the purchase, ownership and disposition of the Preferred Securities. Potential holders of the Preferred Securities are urged to contact their own tax advisors to determine their particular tax consequences.

                         CERTAIN ERISA CONSIDERATIONS

      The Company and certain affiliates of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of the Preferred Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975(e)(1) of the Code and with respect to which the Company, or any affiliate of the Company is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Preferred Securities should consult with its counsel.

                                 UNDERWRITING

      Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") dated May 16, 1997, among the Company, the Issuer Trust and the underwriters named therein (the "Underwriters"), the Issuer Trust has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase from the Issuer Trust, the following respective aggregate Liquidation Amount of Preferred Securities at the public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                              Liquidation Amount of
                                              ---------------------
Underwriter:                                  Preferred Securities:
-----------                                   --------------------

Advest, Inc............................          $13,000,000
First of Michigan Corporation..........            1,000,000
Friedman, Billings, Ramsey & Co., Inc..            1,000,000
Janney Montgomery Scott Inc............            1,000,000
Principal Financial Securities, Inc....            1,000,000
Rauscher Pierce Refsnes, Inc...........            1,000,000
Roney & Co.............................            1,000,000
Stifel, Nicolaus & Company,
  Incorporated.........................            1,000,000
                                                 -----------

Total..................................          $20,000,000
                                                 ===========




      The   Underwriting   Agreement   provides  that  the  obligations  of  the
Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Preferred Securities offered hereby if any of such Preferred Securities are purchased.

      The Company has been advised by the Underwriters that the Underwriters propose to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.50 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per Preferred Security to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters.

      The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional $3,000,000 aggregate Liquidation Amount of the Preferred Securities at the public offering price plus accrued Distributions, if any, from May 21, 1997. To the extent that the Underwriter exercises such option, the Company will be obligated, pursuant to the option, to sell such Preferred Securities to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Preferred Securities offered hereby. If purchased, the Underwriters will offer such additional Preferred Securities on the same terms as those on which the $20,000,000 aggregate Liquidation Amount of the Preferred Securities are being offered.

      In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Preferred Securities than they are committed to purchase from the Issuer Trust. In such a case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, shares of the Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concessions allowed to an Underwriter or dealer if the Underwriters repurchase shares distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

      In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as compensation for the Underwriter's arranging the investment therein of such proceeds an amount of $1.00 per Preferred Security (or $800,000 ($920,000 if the over-allotment option is exercised in full) in the aggregate) and an advisory fee equal to $25,000 for the account of the Underwriters.

      Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

      The Preferred Securities are a new issue of securities with no established trading market. The Company and the Issuer Trust have been advised by the Underwriters that they intend to make a market in the Preferred Securities. However, the Underwriters are not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of each of the Underwriters. Application has been made by the Company to list the Preferred Securities in the Nasdaq National Market, but one of the requirements for listing and continuing listing is the presence of two market makers for the Preferred Securities, and the presence of a second market maker cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

      The Company and the Issuer Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

      The Underwriters may in the future perform various services to the Company, including investment banking services, for which it has or may receive customary fees for such services.

                             VALIDITY OF SECURITIES

      The validity of the Guarantee and the Junior Subordinated Debentures and certain tax matters will be passed upon for the Company by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C., counsel to the Company. Certain legal matters will be passed upon and for the Underwriters by Arnold & Porter, Washington, D.C., and New York, New York. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Issuer Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Company and the Issuer Trust. Malizia, Spidi, Sloane & Fisch, P.C. and Arnold & Porter will rely as to certain matters of Delaware law on the opinion of Richards, Layton & Finger.

                                     EXPERTS

      The consolidated financial statements of the Company as of December 31, 1996, and for the year ended December 31, 1996, included in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing in this Prospectus, or in the Registration Statement of which this Prospectus forms a part, and have been included in reliance upon such report of Grant Thornton, LLP given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of the Company as of December 31, 1995 and for the years ended December 31, 1995 and 1994, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and have been included herein in reliance upon the authority of said firm as experts in giving said report.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

      No separate financial statements of the Issuer Trust have been included or incorporated by reference herein. The Company and the Issuer Trust do not consider that such financial statements would be material to holders of the Preferred Securities because the Issuer Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Junior Subordinated Debentures and issuing the Trust Securities. See "GCB Capital Trust," "Description of Preferred Securities," "Description of Junior Subordinated Debentures" and "Description of Guarantee." In addition, the Company does not expect that the Issuer Trust will be filing reports under the Exchange Act with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company hereby incorporates by reference in this Prospectus the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and the Form 10-Q for the period ended March 31, 1997, previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act.

      Any statement contained herein, or in any document all or a portion of which is incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Written requests should be directed to the Office of the Secretary, Greater Community Bancorp, 55 Union Boulevard, Totowa, New Jersey 07512. Telephone requests may be directed to (201) 942-1111.

                   GREATER COMMUNITY BANCORP AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

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                                                                                                  ----

Consolidated Balance as of March 31, 1997 (unaudited), and as of December 31, 1996
and 1995....................................................................................      F-2

Consolidated  Statements of Income for the three months ended March 31, 1997 and
1996  (unaudited)  and for each of the  years in the  three  year  period  ended
December 31, 1996...........................................................................      F-3

Consolidated Statements of Changes in Shareholders' Equity for the three months ended March 31, 1997 (unaudited) and each of the years in the three year period ended
December 31, 1996...........................................................................      F-4

Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996 (unaudited) and for each of the years in the three year period
ended December 31, 1996.....................................................................      F-5

Notes to Consolidated Financial Statements..................................................      F-6

Reports of Independent Certified Public Accountants.........................................      F-30


GREATER COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except share data)

                                                                                                  March 31,        December 31,
                                                                                                 ---------    ----------------------
ASSETS                                                                                              1997         1996        1995
                                                                                                 ---------    ---------    ---------
                                                                                                (Unaudited)
CASH AND DUE FROM BANKS - Non-interest-bearing ................................................  $  14,554    $  11,994    $ 11,471
FEDERAL FUNDS SOLD ............................................................................      3,050        6,300      17,575
                                                                                                 ---------    ---------    --------
                    Total cash and cash equivalents ...........................................     17,604       18,294      29,046
DUE FROM BANKS - Interest-bearing .............................................................      4,459        4,481       1,148
INVESTMENT SECURITIES - Available-for-sale ....................................................     56,747       52,251      47,835
INVESTMENT SECURITIES - Held-to-maturity (aggregate fair values of $37,426 at
    March 31, 1997, and $36,970 and $36,061 at December 31, 1996 and 1995, respectively).......     38,144       37,428      36,151
                                                                                                 ---------    ---------    --------
                                                                                                    94,891       89,679      83,986

LOANS .........................................................................................    143,992      137,410     131,742
  Allowance for possible loan losses ..........................................................     (2,650)      (2,540)     (2,332)
  Unearned income .............................................................................       (306)        (283)       (303)
                                                                                                 ---------    ---------    --------
                    Net loans .................................................................    141,036      134,587     129,107

PREMISES AND EQUIPMENT, net ...................................................................      3,050        3,203       3,082
OTHER REAL ESTATE .............................................................................      1,650        1,834       2,070
ACCRUED INTEREST RECEIVABLE ...................................................................      1,879        1,906       1,977
INTANGIBLE AND OTHER ASSETS ...................................................................      2,528        2,522       2,629
                                                                                                 ---------    ---------    --------
                    TOTAL ASSETS ..............................................................  $ 267,097    $ 256,506    $253,045
                                                                                                 =========    =========    ========



LIABILITIES AND SHAREHOLDERS' EQUITY

DEPOSITS:
   Non-interest-bearing .......................................................................  $  58,625    $  59,588    $  46,332
   Interest-bearing ...........................................................................     56,922       55,882       59,141
   Savings ....................................................................................     27,077       25,918       26,030
   Time (includes deposits $100 and over of $25,410 at March 31, 1997, and $25,184 and
      $26,096 at December 31, 1996 and 1995, respectively) ....................................     80,605       81,854       91,263
                                                                                                 ---------    ---------    ---------
                    Total deposits ............................................................    223,229      223,242      222,766


ACCRUED INTEREST PAYABLE ......................................................................      1,720        1,466        1,626
OTHER LIABILITIES .............................................................................      1,815        1,590        1,326
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE ................................................      4,623        4,159        2,756
FEDERAL FUNDS PURCHASED .......................................................................      9,000           --           --
REDEEMABLE SUBORDINATED DEBENTURES ............................................................      4,891        4,988        4,976
                                                                                                 ---------    ---------    ---------
                    Total liabilities .........................................................    245,278      235,445      233,450
                                                                                                 ---------    ---------    ---------

SHAREHOLDERS' EQUITY:
  Preferred stock, without par value: 1,000,000 shares authorized, non-outstanding ............         --           --           --
  Common stock, par value $1 per share: 10,000,000 shares authorized, 1,886,198 at
    March 31, 1997, 1,891,733 and 1,709,451 shares outstanding at December 31, 1996
    and 1995, respectively.....................................................................      1,886        1,892        1,709
  Additional paid-in capital ..................................................................     17,653       17,841       15,231
  Retained earnings ...........................................................................      1,722        1,209        2,102
  Net unrealized holding gains on investment securities available-for-sale.....................        558          307          553
  Treasury stock (-0- at March 31, 1997, and 12,596 and -0- shares at December 31, 1996
     and 1995, respectively, at cost) .........................................................         --         (188)          --
                                                                                                 ---------    ---------    ---------
             Total shareholders' equity .......................................................     21,819       21,061       19,595
                                                                                                 ---------    ---------    ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ....................................................  $ 267,097    $ 256,506    $ 253,045
                                                                                                 =========    =========    =========


The accompanying notes to consolidated financial statements are an integral part of these statements.

GREATER COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

                                                          For the               For the Years
                                                     Three Months Ended          Years Ended
                                                          March 31,              December 31,
                                                     ------------------  ----------------------------
                                                       1997      1996      1996     1995      1994
                                                     --------  --------  -------   -------   --------
                                                         (Unaudited)
INTEREST INCOME:
    Loans, including fees ........................   $ 3,200   $ 3,028   $12,621   $11,931   $ 8,408
    Investment securities ........................     1,435     1,354     5,569     4,790     2,693
    Federal funds sold and deposits with banks....       129       141       503       712       301
                                                     -------   -------   -------   -------   -------
                    Total interest income.........     4,764     4,523    18,693    17,433    11,402
                                                     -------   -------   -------   -------   -------

INTEREST EXPENSE:
     Deposits ....................................     1,549     1,616     6,404     5,927     3,143
     Short-term borrowings .......................       148       153       312       185        53
     Long-term borrowings ........................       109        --       438       438       438
                                                     -------   -------   -------   -------   -------
                    Total interest expense........     1,806     1,769     7,154     6,550     3,634
                                                     -------   -------   -------   -------   -------
NET INTEREST INCOME ..............................     2,958     2,754    11,539    10,883     7,768
PROVISION FOR POSSIBLE LOAN LOSSES ...............       115        90       440       414       172
                                                     -------   -------   -------   -------   -------
        Net interest income after provision
          for losses .............................     2,843     2,664    11,099    10,469     7,596
                                                     -------   -------   -------   -------   -------
OTHER INCOME
     Service charges on deposit accounts..........       337       271     1,174       867       515
     Credit card fee income ......................         7        --       182       567        65
     Other commission and fees ...................        13        10        48       190       136
     Gain (loss) on sale of securities ...........        10        --        51       209       (84)
     All other income ............................        82       465       474       344       223
                                                     -------   -------   -------   -------   -------
                    Total other income ...........       449       746     1,929     2,177       855

OTHER EXPENSES:
     Salaries and employee benefits ..............     1,120     1,100     4,144     3,700     2,745
     Occupancy and equipment .....................       487       530     1,958     1,418       919
     Regulatory, professional and other fees......       184       204       696       781       611
     FDIC insurance assessment ...................        13        41       340       262       360
     Computer services ...........................        34        27       249       390       252
     Office expenses .............................       144       117       510       494       371
     Other real estate operating and loan expenses        40        42       304       314        55
     Merchant credit card expenses ...............         2        94       184       616        54
     All other operating expenses ................       299       495     1,078     1,425       758
                                                     -------   -------   -------   -------   -------
                    Total other expenses..........     2,323     2,650     9,463     9,400     6,125
                                                     -------   -------   -------   -------   -------
                    Income before income taxes
                      and minority interest.......       969       760     3,565     3,246     2,326


PROVISION FOR INCOME TAXES .......................       370       278     1,312     1,174       840
                                                     -------   -------   -------   -------   -------


      Income before minority interest ............       599       482     2,253     2,072     1,486
                                                     -------   -------   -------   -------   -------

MINORITY INTEREST ................................        66        --        84        --        --
                                                     -------   -------   -------   -------   -------

NET INCOME .......................................   $   665   $   482   $ 2,337   $ 2,072   $ 1,486
                                                     =======   =======   =======   =======   =======

   Weighted average shares outstanding............     2,299     2,095     2,111     2,065     1,664
                                                     =======   =======   =======   =======   =======

   Net income per share ..........................   $  0.28   $  0.23   $  0.97   $  1.04   $  0.89
                                                     =======   =======   =======   =======   =======

The accompanying notes to consolidated financial statements are an integral part of these statements.

GREATER COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the Three Months Ended March 31, 1997 (Unaudited) and For the Years Ended December 31, 1996, 1995 and 1994 (In thousands, except per share amounts)

                                                                                             Net Unrealized
                                                       Common                                   Holding
                                                  -------------------                          Gain(Loss)
                                                                       Additional             on Securities                Total
                                                                        Paid-In     Retained    Available-  Treasury   Shareholders'
                                                   Shares   Par Value    Capital    Earnings    -for-Sale    Stock        Equity
                                                  -------   ---------  ----------   --------  ------------- --------   ------------
BALANCE, January 1, 1994 ....................      1,359    $  1,359    $ 11,354    $  1,443    $   --      $   --      $ 14,156
  Net income for the year ended .............         --          --          --       1,486        --          --         1,486
  10% stock dividend ........................         72          72         766        (841)       --          --            (3)
  Cash dividend .............................         --          --          --        (245)       --          --          (245)
  Exercise of stock options .................         12          12          89          --        --          --           101
  Change in net unrealized holding loss on
    securities available-for-sale ...........         --          --          --          --      (534)         --          (534)
                                               ---------    --------    --------    --------    ------     -----        --------

BALANCE, December 31, 1994 ..................      1,443       1,443      12,209       1,843      (534)         --        14,961
  Net income for the year ended .............         --          --          --       2,072        --          --         2,072
  Stock issued in connection with acquisition
     of  Family First Federal Savings Bank...        157         157       1,645          --        --          --         1,802
  10% stock dividend ........................        100         100       1,293      (1,398)       --          --            (5)
  Exercise of stock options .................          9           9          84          --        --          --            93
  Cash dividend .............................         --          --          --        (415)       --          --          (415)
  Change in net unrealized holding gains on
       securities available-for-sale ........         --          --          --          --     1,087          --         1,087
                                               ---------    --------    --------    --------    ------     -----        --------

BALANCE, December 31, 1995 ..................      1,709       1,709      15,231       2,102       553          --        19,595
  Net income for the year ended .............         --          --          --       2,337        --          --         2,337
  10% stock dividend ........................        171         171       2,520      (2,697)       --          --            (6)
  Exercise of stock options .................         12          12          90          --        --          --           102
  Cash dividend .............................         --          --          --        (533)       --          --          (533)
  Change in net unrealized holding loss on
       securities available-for-sale ........         --          --          --          --      (246)         --          (246)
  Purchase of treasury stock ................         --          --          --          --        --        (188)         (188)
                                               ---------    --------    --------    --------    ------     -----        --------

BALANCE, December 31, 1996 ..................   $  1,892    $  1,892    $ 17,841    $  1,209    $  307    ($   188)     $ 21,061

  Net income for the three months ended
    March 31, 1997 (unaudited) ..............         --          --          --         665        --          --           665
  Exercise of stock options .................          6           6          45          --        --          --            51
  Exercise of equity contracts ..............         10          10          89          --        --          --            99
  Cash dividends ............................         --          --          --        (152)       --          --          (152)
  Change in net unrealized holding gain
    on securities available-for-sale ........         --          --          --          --       251          --           251
  Purchase of treasury stock ................         --          --          --          --        --        (156)         (156)
  Retirement of treasury stock ..............        (22)        (22)       (322)         --        --         344            --
                                               ---------    --------    --------    --------    ------     -----        --------

BALANCE, March 31, 1997 (unaudited)..........  $   1,886    $  1,886    $ 17,653    $  1,722    $  558     $    --      $ 21,819
                                               =========    ========    ========    ========    ======     =====        ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

GREATER COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)


                                                                  For the Three Months Ended        For the Years Ended
                                                                            March 31,                   December 31,
                                                                  --------------------------   ------------------------------
                                                                       1997          1996        1996        1995       1994
                                                                  ------------    ----------   --------   ---------  --------
                                                                           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income......................................................... $   665         $482    $  2,337     $ 2,072    $  1,486
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization ...................................     251          302       1,056         626         449
   Accretion of discount on securities, net ........................     (37)         (77)       (241)        (69)        (19)
   Accretion of discount on debentures .............................       3           --          12          13          13
   Realization of discount on securities sold ......................      --           --           3          21          22
   Loss (gain) on sale of securities, net ..........................     (10)          --         (51)       (209)         84
   Provision for possible loan losses ..............................     115           90         440         375         172
   Deferred income tax provision (benefit)  ........................     (82)         (57)       (267)        135         (65)
   (Increase) decrease in accrued interest receivable ..............      27         (135)         71        (481)       (533)
   (Increase) decrease in other assets .............................      44          (41)        107      (1,998)       (170)
   Increase (decrease) in accrued interest and other liabilities....     561          (83)        104       1,560         466
                                                                      ------     --------    --------     -------   ---------
                     Net cash provided by operating activities......   1,537          481       3,571       2,045       1,905
                                                                      ------     --------    --------     -------   ---------


CASH FLOWS FROM INVESTING ACTIVITIES:
   Available-for-sale securities -
     Purchases .....................................................  (8,985)      (1,903)    (18,962)    (18,962)    (24,694)
     Sales .........................................................   1,963        2,278       5,472      16,619      13,061
     Maturities ....................................................   4,154           --       9,004       2,550          --
   Held-to-maturity securities -
     Purchases .....................................................  (2,058)      (6,718)    (23,089)    (10,225)    (13,367)
     Maturities ....................................................      --        2,689      21,812       1,415       8,569
  Net decrease in interest-bearing deposits with banks..............      22         (737)     (3,333)      1,220       5,710
  Net (increase) decrease in loans .................................  (6,564)       3,378      (5,920)     (4,668)    (10,062)
   Capital expenditures ............................................     (71)        (110)       (824)     (1,994)       (779)
   Decrease in other real estate ...................................     184           --         236         280         453
                                                                      ------     --------    --------     -------   ---------
                    Net cash used in investing activities........... (11,355)      (1,123)    (15,604)    (13,473)    (21,109)
                                                                      ------     --------    --------     -------   ---------



CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposit accounts ................................     (13)     (12,706)        476      28,668      14,437
   Increase in securities sold under agreement to repurchase........     464          899       1,403          57       1,950
   Increase in federal funds purchased .............................   9,000           --          --          --          --
   Dividends paid ..................................................    (152)        (119)       (533)       (415)       (245)
   Proceeds from exercise of stock options .........................      51           --         102          93         101
   Purchases of treasury stock .....................................    (155)          --        (188)         --          --
   Conversion of redeemable subordinated debentures.................     (97)          --          --          --          --
   Cash acquired from purchase business combination ................      --           --          --       4,045          --
   Other, net ......................................................      30           33          21         (26)         (3)
                                                                      ------     --------    --------     -------   ---------
                       Net cash provided by financing activities....   9,128      (11,893)      1,281      32,422      16,240
                                                                      ------     --------    --------     -------   ---------
                       Net increase (decrease in cash and cash
                        equivalents.................................    (690)     (12,535)    (10,752      20,994      (2,964)


CASH AND CASH EQUIVALENTS, beginning of period......................  18,294       29,046      29,046       8,052      11,016
                                                                      ------     --------    --------     -------   ---------

CASH AND CASH EQUIVALENTS, end of period............................  17,604     $ 16,511    $ 18,294     $29,046   $   8,052
                                                                      ======     ========    ========     =======   =========


The accompanying notes to consolidated financial statements are an integral part of these statements

GREATER COMMUNITY BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

      The Company, through its subsidiary banks, Great Falls Bank (GFB) and Bergen Commercial Bank (BCB) (collectively the "Bank Subsidiaries"), offers a broad range of lending, depository and related financial services to individual consumers, business and governmental units primarily through eight full service offices located in Bergen and Passaic counties, New Jersey. Great Falls Investment Company, Inc. is a wholly-owned subsidiary of GFB, and BCB Investment Company, Inc. is a wholly-owned subsidiary of BCB. The primary business of these subsidiaries is to own and manage the investment portfolios of their respective parent banks. In 1996, the Company changed its name to Greater Community Bancorp from Great Falls Bancorp to reflect the expanded embraced range of businesses under its umbrella.

      In October 1996, the Company formed Greater Community Financial, L.L.C. ("Greater Community Financial"), a New Jersey limited liability company located in Clifton, New Jersey. The Company is a registered broker-dealer. At December 31, 1996, Greater Community Financial had assets of $313,000 and member capital of $311,000.

      The Bank Subsidiaries compete with other banking and financial institutions in their primary market communities, including financial institutions with resources substantially greater than their own. Commercial banks, savings banks, savings and loan associations, credit unions, and money market funds actively compete for deposits and for types of loans. Such institutions, as well as consumer finance and insurance companies, may be considered competitors with respect to one or more of the services they render.

      The Company and the Bank Subsidiaries are subject to regulations of certain state and federal agencies and, accordingly, they are periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank Subsidiaries' businesses are particularly susceptible to being affected by state and federal legislation and regulations.

Basis of financial presentation
-------------------------------

      The accounting and reporting policies of the Company and its subsidiaries conform with generally accepted accounting principles and predominant practices within the banking industry. All significant intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The consolidated financial statements as of March 31, 1997, and the three months ended March 31, 1997 and 1996, are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations have been included. The results of operations for the three months ended March 31, 1997 and 1996, are not necessarily indicative of the results that may be attained for an entire fiscal year.

Financial instruments
---------------------

      The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans and deposits.

INVESTMENT SECURITIES

      The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Investment securities which the Company has the ability and intent to hold to maturity are classified as held-to-maturity and are stated at cost, adjusted for premium amortization and discount accretion. Securities which are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available-for-sale and are carried at fair market value. Net unrealized gains and losses for such securities, net of income tax effect, are charged/credited directly to shareholders' equity. The Company does not engage in securities trading. Securities transactions are accounted for on a trade date basis. Gains or losses on disposition of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

      Loans are stated at the amount of unpaid principal and are net of unearned discount, unearned loan fees, and an allowance for loan losses. The allowance for loan losses is established through a provision for possible loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance for possible loan losses is maintained at a level considered by management to be adequate to provide for potential loan losses inherent in the loan portfolio at the reporting date. The level of the allowance is based on management's evaluation of potential losses in the loan portfolio after consideration of prevailing and anticipated economic conditions, including estimates and appraisals, among other items, known or anticipated at each reporting date. Credit reviews of the loan portfolio, designed to identify potential charges to the allowance, are made on a periodic basis during the year by management.

      Interest income on loans is credited to operations based upon the principal amount outstanding. The net amounts of loan origination fees, direct loan origination costs and loan commitment fees are deferred and recognized over the lives of the related loans as adjustments of yield. When management believes there is sufficient doubt as to the ultimate collectibility of interest on any loan, the accrual of applicable interest is discontinued. A loan is generally classified as non-accrual when principal and interest has consistently been in default for a period of 90 days or more or because of a deterioration in the financial condition of the borrower, and payment in full of principal or interest is not expected. Loans past due 90 days or more and still accruing interest are loans that are generally well-secured and expected to be restored to a current status in the near future.

      The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," on January 1, 1995. This standard requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. The Company had previously measured the allowance for credit losses using methods similar to those prescribed in this standard. As a result, no additional allowance for loan losses was required on January 1, 1995 when SFAS No. 114, as amended by SFAS No. 118 was adopted.

      On January 1, 1996, the Company adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," which requires that a mortgage banking enterprise recognize as a separate asset rights to service mortgage loans for others, however those servicing rights are acquired. In circumstances where mortgage loans are originated, separate asset rights to service mortgage loans are only recorded when the enterprise intends to sell such loans. The adoption of SFAS No. 122 did not have a material impact on the Company's consolidated financial position or results of operations.

      The FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, which provides accounting guidance on transfers of financial assets, servicing of financial assets and extinguishment of liabilities. This statement is effective for transfers of financial assets, servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Adoption of this new statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

PREMISES AND EQUIPMENT

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the term of the lease or estimated useful life, whichever is shorter.

      On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which provides guidance on when to recognize and how to measure impairment losses of long-lived assets and certain identifiable intangibles and how to value long-lived assets to be disposed of. The adoption of SFAS No. 121 had no material effect on the Company's consolidated financial position or results of operations.

OTHER REAL ESTATE

      Other  real  estate  owned,   representing   property   acquired   through
foreclosure, is carried at the lower of the principal balance of the secured loan or the fair value less estimated disposal costs, of the acquired property.

INTANGIBLE ASSETS

      Intangible assets represent the excess of the cost over the fair value of net assets of acquired businesses. Intangible assets at December 31, 1996 and 1995, were approximately $566,000 and $676,000, respectively and are being charged to operations on a straight line basis over a seven-year period which coincides with the average life of the assets acquired. The amortization charged to income was $111,000, $191,000 and $110,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

MORTGAGES HELD FOR SALE

      Mortgages held for sale are recorded at cost which approximate market. Gains or losses on such sales are recognized at the time of sale in an amount equal to the present value of the difference between the effective interest rate to the Bank Subsidiaries and the net yield to the investor, excluding normal future loan servicing fees, over the estimated remaining lives of the loans sold, adjusted for prepayments. Included in loans in the accompanying consolidated financial statements are $0 and $228,000 of loans held for sale at December 31, 1996 and 1995, respectively.

FEDERAL INCOME TAXES

      The Company accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities. The principal types of accounts resulting in differences between assets and liabilities for financial statement and tax return purposes are the allowance for possible losses on loans, interest on non-accrual loans and acquired net operating loss carryforwards. The Company and its subsidiaries file a consolidated Federal income tax return.

DIVIDEND RESTRICTIONS

      New Jersey state law permits the payment of dividends from subsidiary banks to their parent company(ies) provided there is no impairment of the subsidiary's capital accounts and provided the subsidiary bank maintains a surplus of not less than 50% of its capital stock, or, provided payment of the dividend will not reduce the subsidiary's surplus. As of March 31, 1997 and December 31, 1996 and 1995, GFB had $6.5 million, $6.5 million and $5.9 million and BCB had $1.5 million, $1.6 million and $1.4 million of funds available for the payment of dividends to their parent Company, respectively.

STATEMENTS OF CASH FLOWS

      Cash and cash equivalents are defined as cash on hand, non-interest-bearing amounts due from banks and Federal funds sold. Generally, Federal funds are sold for a one-day period. Cash paid for income taxes was $991,000, $1.0 million and $744,000 for the years ended December 31, 1996, 1995, and 1994, respectively. Cash paid for interest was $7.3 million, $5.6 million and $3.3 million for the years ended December 31, 1996, 1995, and 1994, respectively.

Advertising Costs

      The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 1996, 1995, and 1994 were approximately $143,000, $106,000, and $188,000, respectively.

Stock Options

      The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation," on January 1, 1996, which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award.
Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plans are accounted for under APB Opinion No. 25.

NET INCOME PER SHARE

      Net income per share is computed based on the weighted average number of common and common equivalent shares outstanding during each year. All weighted average actual share or per share information in the financial statements has been adjusted retroactively for the effect of stock dividends. The effect of outstanding dilutive options and equity contracts was considered in the computation.

      The previously reported net income per share has been corrected to reflect the dilutive effect of certain common stock equivalents. As a result, the previously reported net income per share of $1.11 has been changed to $.97.

RECLASSIFICATIONS

      Certain reclassifications have been made in the 1995 and 1994 financial statements to conform to the classifications used in 1996.

NOTE 2  ACQUISITIONS

      On December 31, 1995, the Company acquired BCB by an exchange of stock. Each share of BCB common stock outstanding was exchanged for 1.7 shares of the Company's common stock, resulting in the issuance of 629,298 shares. The acquisition was accounted for as a pooling of interest basis and all prior periods have been restated to reflect the combination as follows:

                                                                1995     1994
                                                              -------  --------

Net interest income.........................................  $ 7,110  $ 4,554
BCB.........................................................    3,773    3,214
                                                               ------    -----
                                                              $10,883  $ 7,768

Net income..................................................  $ 1,533   $  966
BCB.........................................................      539      520
                                                               ------   ------
                                                              $ 2,072   $1,486
                                                               ======    =====


      On April 7, 1995, the Company completed the acquisition of Family First Federal Savings Bank ("Family First") of Clifton, New Jersey. Under the terms of the agreement, the Company issued 172,310 shares of its common stock at a cost of $1.8 million in exchange for the common stock of Family First. The merger was accounted for using the purchase method of accounting. The purchase price exceeded the fair market value of net assets acquired by approximately $734,000, which is reflected as goodwill, included in intangible and other assets in the accompanying consolidated balance sheet. The unamortized balance at December 31, 1996 and 1995 was $566,000 and $675,000, respectively.

      The pro forma results of operations, assuming Family First had been acquired as of January 1, 1994, are as follows:
                                                               1995      1994
                                                              -------   ------
Net interest income.........................................  $11,372   $9,905
Net income..................................................    2,079    1,102

NOTE 3 SECURITIES

      The amortized  cost,  unrealized  gains and losses,  and estimated  market
value   of  the   Company's   investment   securities   available-for-sale   and
held-to-maturity are as follows:


                                   For the Three Months Ended March 31,             For the Years Ended December 31,
                                -------------------------------------------   -------------------------------------------

                                                    1997                                          1996
                                -------------------------------------------   -------------------------------------------
                                             Gross       Gross        Fair                 Gross       Gross       Fair
                                Amortized  Unrealized Unrealized     Market   Amortized  Unrealized  Unrealized   Market
                                   Cost       Gain      Losses        Value     Cost       Gain        Losses      Value
                                ---------  ---------- ----------     ------   ---------  ----------  ----------   -------


Available-for-sale

U.S. Treasury securities and
   U.S. Government agencies..   $ 38,794   $     83    $   (109)    $38,768   $ 36,673   $    213    $    (25)   $ 36,861


State and political
   subdivisions .............        906         --          --         906      1,006         --          --       1,006


Other debt and equity
   securities ...............      6,323        927          --       7,250      6,192        215          --       6,407


Mortgage-backed securities...      9,797         52         (26)      9,823      7,879         98          --       7,977
                                --------   --------    --------     -------   --------   --------    --------    --------


                                $ 55,820   $  1,062    $   (135)    $56,747   $ 51,750   $    526    $    (25)   $ 52,251
                                ========   ========    ========    ========   ========   ========    ========    ========


Held-to-maturity

U.S. Treasury securities and
   U.S. Government agencies..   $ 18,253   $     58    $   (562)   $ 17,749   $ 18,996   $    135    $   (529)   $ 18,602

State and political
   subdivisions .............        393         --          (5)        388        393         --          (3)        390

Mortgage-backed securities...     19,498         --        (209)      9,289     18,039         19         (80)     17,978
                                 -------   --------    --------     -------   --------   --------    --------    --------

                                $ 38,144   $     58    $   (776)   $ 37,426   $ 37,428   $    154    $   (612)   $ 36,970
                                ========   ========    ========    ========   ========   ========    ========    ========



                                   For the Years Ended December 31,
                               ------------------------------------------

                                                   1995
                                -----------------------------------------
                                            Gross      Gross      Fair
                                Amortized Unrealized Unrealized   Market
                                  Cost       Gain      Losses     Value
                                --------- ---------- -----------  -------


Available-for-sale

U.S. Treasury securities and
   U.S. Government agencies..    $ 36,812   $  1,001    $ ( 8)    $ 37,805


State and political
   subdivisions .............          --         --       --           --


Other debt and equity
   securities ...............       2,524         --      (17)       2,507


Mortgage-backed securities...       7,577         19      (73)       7,523
                                 --------   --------    --- -     --------


                                 $ 46,913   $  1,020    $ (98)    $ 47,835
                                 ========   ========    =====     ========


Held-to-maturity

U.S. Treasury securities and
   U.S. Government agencies..    $ 32,774   $    325    $(420)    $ 32,679

State and political
   subdivisions .............         613          2       --          615

Mortgage-backed securities...       2,764          7       (4)       2,767
                                 --------   --------    --- -     --------

                                 $ 36,151   $    334    $(424)    $ 36,061
                                 ========   ========    =====     ========

      In the fourth quarter of 1995, concurrent with the adoption of its implementation guide on SFAS No. 115, the FASB allowed a one-time reassessment of the classifications of all securities currently held. Any reclassifications would be accounted for at fair value in accordance with SFAS No. 115 and any reclassifications from the held-to-maturity portfolio that resulted from this one-time reassessment would not call into question the intent of the Company to hold other debt securities to maturity in the future. The Company used the opportunity under this one-time reassessment to reclassify $6.2 million in U.S. Treasury securities from held-to-maturity to available-for-sale. In connection with this reclassification, gross unrealized gains of $30,000 and gross unrealized losses of $12,000 were recorded on available-for-sale securities.

      The amortized cost and estimated market value of securities at March 31, 1997, and December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 March 31, 1997           December 31, 1996
                                             ----------------------    ------------------------

                                             Amortized  Fair Market    Amortized    Fair Market
                                                Cost       Value         Cost          Value
                                             ---------  -----------    ---------    -----------



Available-for-sale

Due in one year or less ....................   $14,143   $14,160       $11,602      $11,656

Due after one year through five years.......    23,824    23,810        24,360       24,487

Due after five years through ten years......     1,408     1,394         1,393        1,403

Due after ten years ........................       325       310           324          321

Mortgage-backed and equity securities.......    16,120    17,073        14,071       14,384
                                               -------   -------       -------      -------

                                               $55,820   $56,747       $51,750      $52,251
                                               =======   =======       =======      =======

Held-to-maturity

Due in one year or less ....................   $ 3,524   $ 3,531       $ 3,198      $ 3,198

Due after one year through five years.......    12,751    12,568        13,822       13,748

Due after five years through ten years......     1,371     1,388         1,369        1,407

Due after ten years ........................     1,000       650         1,000          640

Mortgage-backed securities .................    19,498    19,289        18,039       17,977
                                               -------   -------       -------      -------

                                               $38,144   $37,426       $37,428      $36,970
                                               =======   =======       =======      =======

      Proceeds from sales of available-for-sale securities during the three months ended March 31, 1997 and 1996, was $2.0 million and $2.3 million, respectively, and for the years ended December 31, 1996, 1995 and 1994 were $5.5 million, and $16.6 million, and $13.1 million, respectively. Gross gains of $10,000 and $-0- were realized for the three months ended March 31, 1997 and 1996, respectively, and gross gains of $51,000 and $209,000 were realized on these sales for the years ended December 31, 1996 and 1995, respectively. Gross losses of $84,000 were realized on these sales for the year ended December 31, 1994.

      Securities with a carrying value of $13.7 million and $17.6 million at December 31, 1996, and 1995, respectively, were pledged to secure public deposits and repurchase agreements and for other purposes required by law.


NOTE 4  LOANS

      Major classifications of Loans are as follows:


                                                   March 31,     December 31,
                                                  ---------- -------------------
                                                    1997       1996       1995
                                                  ---------- --------   --------
                                                  (Unaudited)

Loans secured by one-to four-family residential
  properties ..................................   $ 45,975   $ 43,100   $ 43,328

Loans secured by nonresidential properties ....     62,061     58,106     51,133

Loans to individuals ..........................     10,073      9,997      8,661

Loans to depository institutions ..............       --         --        4,600

Commercial loans ..............................     13,367     14,106     14,823

Construction loans ............................      5,557      5,534      4,292

Other loans ...................................      6,959      6,567      4,905
                                                  --------   --------   --------

                                                  $143,992   $137,410   $131,742
                                                  ========   ========   ========


      The following table presents information related to loans which are on a non-accrual basis, loans which have been renegotiated to provide a reduction or deferral of interest or principal for reasons related to the debtor's financial difficulties and loans contractually past due ninety days or more as to interest or principal payments.


                                          March 31,   December 31,
                                          ---------  --------------
                                            1997     1996     1995
                                          ---------  -----   ------
                                         (Unaudited)

Nonaccrual loans .......................   $1,536   $1,033   $1,422

Renegotiated loans .....................      825      726      517
                                           ------   ------   ------

  Total non-performing loans ...........   $2,361   $1,759   $1,939
                                           ======   ======   ======

Loans 90 days or more past due and still
  accruing .............................   $1,009   $  876   $1,125
                                           ======   ======   ======

Gross interest income which would have
   been recorded under original terms ..   $   31   $  286   $  135
                                           ======   ======   ======

      The balance of impaired loans was $1.2 million at March 31, 1997, and was $711,000 and $1.5 million at December 31, 1996 and 1995, respectively. The Bank Subsidiaries have identified a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreements. The allowance for credit loss associated with impaired loans was $346,000 at March 31, 1997, and $316,000 and $588,000 at December 31,
1996 and 1995, respectively. The average recorded investment in impaired loans was $1.7 million at March 31, 1997, and $1.1 million and $1.5 million at December 31, 1996 and 1995, respectively. The income recognized on impaired loans during the three months ended March 31, 1997 and 1996, was $11,000 and $56,000, respectively, and for the years ended December 31, 1996 and 1995, was $0 and $59,000, respectively. The Bank Subsidiaries' policy for interest income recognition on impaired loans is to recognize income on restructured loans under the accrual method. The Bank Subsidiaries recognize income on non-accrual loans under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Bank Subsidiaries. If these factors do not exist the Banks, will not recognize income.

      The Bank Subsidiaries extended credit to various directors, executive officers and their associates. These extensions are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 1996, loans outstanding to these related parties amounted to $6.6 million. An analysis of activity in loans to related parties at December 31, 1996, resulted in new loans of $3.2 million and repayments of $1.5 million. All such loans are current as to principal and interest payments at December 31, 1996.

NOTE 5  ALLOWANCE FOR POSSIBLE LOAN LOSSES

      An analysis of the allowance for possible loan losses is as follows:


                                   Three Months Ended
                                        March 31,          Year ended December 31,
                                   ------------------   ------------------------------
                                    1997       1996       1996        1995      1994
                                  -------    --------   -------    --------   --------
                                     (Unaudited)

Balance at beginning of year ..   $ 2,540    $ 2,332    $ 2,332    $ 1,824    $ 1,771

Acquired businesses ...........         _          _         (9)     1,039         --

Provision charged to operations       115         90        440        414        172

Charge-offs ...................       (26)       (76)      (365)    (1,035)      (264)

Recoveries ....................        21         15        142         90        145
                                  -------    -------    -------    -------    -------

Balance at end of year ........   $ 2,650    $ 2,361    $ 2,540    $ 2,332    $ 1,824
                                  =======    =======    =======    =======    =======

NOTE 6  PREMISES AND EQUIPMENT

      Premises and equipment consist of the following:

                                                March 31,         December 31,
                                              -----------    ------------------------
                             Estimated
                             Useful Lives         1997          1996          1995
                             ------------     ----------     ----------    ----------
                                             (Unaudited)

Land.......................                      $  124       $   124       $   124

Buildings and improvements.  5 to 20 years          481           481         1,489

Furniture, fixtures and
  equipment................  3 to 10 years        3,394         3,327         2,937

Leasehold improvements.....  3 to 40 years        1,987         1,982           403
                                                 ------       -------       -------

                                                  5,986         5,914         4,953

Less accumulated depreciation and
amortization...............                       2,936         2,711         1,871
                                                 ------       -------       -------

                                                 $3,050       $ 3,203       $ 3,082
                                                 ======       =======       =======



NOTE 7  DEPOSITS

      At December 31, 1996, the schedule of maturities of Certificates of Deposit is as follows:


1997........................................................       $72,666

1998........................................................         5,582

1999........................................................         2,230

2000........................................................           988

2001 and thereafter.........................................           388
                                                                   -------

                                                                   $81,854
                                                                   =======



NOTE 8  DEBT

Federal Home Loan Bank Advances

      The Company has a line of credit for $15.9 million with the Federal Home Loan Bank (FHLB) which is collateralized by FHLB stock. Borrowings under this arrangement have an interest rate that fluctuates based on market conditions and customer demand. As of December 31, 1996 and 1995, there were no outstanding balances.

Redeemable Subordinated Debentures And Cancellable Mandatory Stock Purchase Contracts

      The Company issued $5.0 million of 8.5% Redeemable Subordinated Debentures ("Debentures") due November 1, 1998, interest payable quarterly. In addition to the Debentures, the Company issued Cancellable Mandatory Stock Purchase Contracts ("Equity Contracts") requiring the purchase of $5.0 million in common stock at a price of $9.77 (as adjusted for stock dividends) per share no later than November 1, 1997, and permitting the purchase of common stock in that amount prior to that date. The purchase price under the Equity Contracts can be paid by the surrender of the Debentures with a principal amount equal to the amount of the common stock to be purchased. The Debentures are redeemable and the Equity Contracts are cancellable at the election of the Company upon 60 days written notice. At December 31, 1996, 511,770 shares of common stock were reserved for future issuance pursuant to the outstanding Equity Contracts.

NOTE 9 INCOME TAXES

      The provision for income taxes was as follows:

                           Three Months Ended
                                March 31,                  Year Ended December 31,
                          --------------------       ------------------------------------
                             1997       1996          1996           1995          1994
                          ---------  ---------       -------       --------      --------

                               (Unaudited)

Federal

   Current..............     $  394      $ 308        $1,452        $  872          $796

   Deferred.............        (82)       (57)         (267)          135           (65)

State...................         58         27           127           167           109
                             ------      -----        ------        ------          ----

                             $  370      $ 278        $1,312        $1,174          $840
                             ======      =====        ======        ======          ====

      The reconciliation of the tax computed at the statutory federal rate was as follows:

                                              Three Months Ended
                                                    March 31,           Year Ended December 31,
                                              -------------------  --------------------------------
                                                 1997      1996        1996       1995       1994
                                              ---------  --------  -----------  --------  ---------
                                                   (Unaudited)

Tax at statutory rate ......................   $   329    $   258    $ 1,241    $ 1,104    $   791

Increase (reduction) in tax resulting from:

   Tax-exempt income .......................       (10)       (11)       (22)       (24)        (8)

   Amortization of intangible assets .......         9         10         37         51         24

State income tax, net of federal benefit ...        38         30         84        110         72

   Acquisition expenses ....................        --         --         --         58         --

   Utilization of capital loss carryforward.        --         --         --        (99)        --

Other ......................................         4         (9)       (28)       (26)       (39)
                                               -------    -------    -------    -------    -------

   Provision for income taxes ..............   $   370    $   278    $ 1,312    $ 1,174    $   840
                                               =======    =======    =======    =======    =======


      The net deferred tax asset consists of the following:

                                                                 March 31,      December 31,
                                                                 ---------  -------------------
                                                                   1997       1996      1995
                                                                  ------    --------   --------
                                                                (Unaudited)

Allowance for possible losses on loans and other real
  estate .....................................................   $   705    $   604    $   407

Interest income on non-accrual loans .........................       251        237        181

Depreciation and amortization ................................        70         76        (10)

Acquired net operating loss carryforward .....................       262        272        374

Difference between book and tax basis of assets acquired .....       348        370        346

Unrealized holding gain loss on investment securities
  available-for-sale .........................................      (395)      (194)      (194)

Other ........................................................       (92)       (97)      (103)
                                                                 -------    -------    -------

    Total net deferred tax asset (included in other assets)...   $ 1,149   $ 1,268    $ 1,001
                                                                 =======    =======    =======



      At March 31, 1997, the Company had a net operating loss carryforward for federal income tax purposes of approximately $0.8 million. This net operating loss carryforward originated from pre-acquisition losses at Family First. Subject to certain yearly limitations, the Company can utilize the pre-acquisition net operating loss carryforward to offset future consolidated taxable income. The net operating loss carryforwards, if unused, would expire in the years 2008 to 2010.

NOTE 10  SHAREHOLDERS' EQUITY

      On July 31, 1996, the Company paid a 10% stock dividend on its common stock to shareholders of record on July 15, 1996.

      In April 1996, the Company amended its articles of incorporation whereby the number of authorized shares of its common stock was increased from 4,000,000 shares to 10,000,000 shares.

      On July 31, 1995, the Company paid a 10% stock dividend on its common stock to shareholders of record on July 15, 1995.

      On July 31, 1994, the Company paid a 10% stock dividend on its common stock to shareholders of record on July 15, 1994.


NOTE 11  STOCK OPTIONS

      The Company adopted a non-statutory stock option plan in 1988 (the "1988 Plan") that also allows for the granting to employees of options to acquire up to a maximum of 111,304 shares (after adjustments for stock dividends) of the Company's common stock. The exercise price of any options granted under the 1988 Plan will not be less than 100% of the fair market value per share of the Company's common stock on the date such options are granted. Options granted may have terms of not more than 10 years from the respective dates of grant and outstanding options are exercisable over various periods following the respective dates of grant.

      The Company adopted a non-statutory stock option plan in 1993 (the "1993 Plan") authorizing the granting of options to purchase shares of the Company's common stock to individuals who were then directors of GFB. All options authorized by the 1993 Plan were granted during 1993 and no further options are available for grant under that plan. At December 31, 1996, options to purchase a total of 3,663 shares were outstanding and expired on December 31, 1996.

      The Company adopted a non-statutory stock option plan in 1994 (the "1995 Plan") allowing for the Company's Board of Directors to grant, to the individuals who were directors of GFB at that time, options to purchase a total of 32,670 shares of the Company's common stock. At December 31, 1996, options to purchase a total of 30,250 shares were outstanding and will expire if not exercised by December 31, 1997.

      The Company adopted two additional stock option plans in 1996. The 1996 Employee Stock Option Plan (the "1996 Employee Plan") provides for the granting of incentive stock options, nonqualified stock options and stock appreciation rights to employees of the Company and its subsidiaries. Effective with the approval of the 1996 Employee Plan, the 1988 Plan was terminated. A total of 220,000 shares are authorized to be granted under the 1996 Employee Plan. During 1996, options to acquire 112,200 shares were granted under this plan. The 1996 Stock Option Plan for Non-employee Directors (the "1996 Directors Plan") provides for the granting of nonqualified stock options to non-employee directors of the corporation's bank subsidiaries. A total of 104,500 shares are authorized to be granted under the 1996 Directors Plan. During 1996, options to acquire 104,500 shares were granted under this plan.

      Had compensation cost for the plan been determined based on the fair value of the options at the grant dates consistent with the method of (SFAS 123), the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.


                                                          1996          1995
                                                       ----------     --------



Net income..........................  As reported         $2,337        $2,072

                                      Pro forma           $2,300        $2,068

Primary earnings per share..........  As reported         $  .97         $1.04

                                      Proforma            $  .95         $1.04



      These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants before 1995.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 2.2 % for both years; expected volatility of 35% and 34%; risk-free interest rates of 6.35% and 7.89% percent; and expected lives of 10 years for both years.

      A summary of the status of the Company's option plans as of December 31, 1996, 1995, and 1994 and the changes during the years ending on those dates is represented below:

                                                 1996                   1995              1994
                                         ----------------------  ---------------------  --------

                                                      Weighted              Weighted
                                                      Average               Average
                                                      Exercise              Exercise
                                          Shares        Price     Shares      Price     Shares
                                         --------    ----------  --------   ---------  --------


Outstanding, beginning of year .......     97,071    $    8.95    77,878    $  8.39     75,237

Granted ..............................    216,700        16.90    32,670      10.33     24,079

Exercised ............................    (10,632)        8.86   (12,355)      8.76    (15,717)

Terminated ...........................       (924)       10.33    (1,122)      7.06     (5,721)
                                        ---------    ---------  --------    -------     ------

Outstanding, end of year .............    302,215    $   13.71    97,071    $  8.95     77,878

Options exercisable at year-end.......     32,954                 36,866
                                        =========               ========
Weighted average fair value of
   options granted during the year ...               $    7.53              $  5.18
                                                     =========              =======


      The following information applies to options outstanding at December 31, 1996:


Number outstanding............................................        302,215

Range of exercise prices......................................$6.83 - $17.125

Weighted average exercise price...............................         $13.71

Weighted average remaining contractual life...................     8.63 years



NOTE 12  EMPLOYEE BENEFIT PLAN

      The Company has a 401(k) savings plan covering substantially all employees. Under the plan, the Company matches 50% of employee contributions for all participants with less than five years employment, not to exceed 2% of their salary, and 75% of employee contributions for all participants with five or more years of employment, not to exceed 3% of their salary. Contributions made by the Company were approximately $139,000, $142,000 and $91,000 for the years ended December 31, 1996, 1995, and 1994, respectively.


NOTE 13  COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

      The Company and its subsidiaries lease banking facilities and other office space under operating leases which expire at various dates through 2007, containing certain renewal options. Rent expenses charged to operations approximated $621,000, $530,000 and $195,000, for the years ended December 31, 1996, 1995 and 1994, respectively. Included in these amounts is $146,000 per year which is paid to a general partnership that includes two directors of the Company.

      As of December 31, 1996, future minimum annual rental payments under these leases are as follows:


1997.............................................................      $   578

1998.............................................................          579

1999.............................................................          579

2000.............................................................          560

2001.............................................................          571

Thereafter.......................................................        2,539
                                                                       -------

     Total........................................................     $ 5,406
                                                                       -------

LITIGATION

      The Company and its subsidiaries may, in the ordinary course of business, become a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of their business. In management's judgment, the consolidated financial position of the Company will not be affected materially by the final outcome of any present legal proceedings or other contingent liabilities and commitments.


NOTE 14 - FINANCIAL INSTRUMENTS WITH
OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

      The Bank Subsidiaries are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers and to reduce their own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risks in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank Subsidiaries have in particular classes of financial instruments.

      The Bank Subsidiaries' exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank Subsidiaries use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

      Unless noted otherwise, the Bank Subsidiaries do not require collateral or
other  security  to  support   financial   instruments  with  credit  risk.  The
approximate contract amounts are as follows:

                                                                      December 31,
                                                                     ---------------
                                                                      1996    1995
                                                                     ------  -------

Financial instruments whose contract amounts represent credit risk

     Commitments to extend credit ................................   $22,100 $22,652

     Standby letters of credit and  financial guarantees written..     1,144   1,908



      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank Subsidiaries evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank Subsidiaries upon extension of credit, is based on management's credit evaluation.

      Standby letters of credit are conditional commitments issued by the Bank Subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank Subsidiaries hold residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996 varies up to 100%.

      The Bank Subsidiaries grant various commercial and consumer loans, primarily within the State of New Jersey. Although the Bank Subsidiaries have diversified loan portfolios, a substantial portion of the ability of their borrowers to honor their loan payment obligations in a timely fashion is dependent on the success of the real estate industry. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

NOTE 15  FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Company, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Company's general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities, except for certain loans. Therefore, the Company had to use significant estimations and present value calculations to prepare this disclosure.

      Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

      Estimated fair values have been determined by the Company using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 1996 and 1995 are outlined below.

      For cash and due from banks, the recorded book values of $18.3 million and $29.0 million at December 31, 1996 and 1995, respectively, approximate fair values. For interest-bearing deposits with banks, the recorded book values of $4.5 million and $1.1 million at December 31, 1996 and 1995, respectively, approximate fair values. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.

      The net loan portfolio at December 31, 1996 and 1995, has been valued using a present value discounted cash flow where market prices were not available. The discount rate used in these calculations is the estimated current market rate adjusted for credit risk. The carrying value of accrued interest approximates fair value.

                                                                           1996                 1995
                                                                    ------------------- ---------------------
                                                                    Carrying Estimated  Carrying   Estimated
                                                                     amount  fair value  amount    fair value
                                                                    -------- ---------- --------   ----------


Investment securities available-for-sale..........................   $52,251   $52,251  $ 47,835  $    47,835

Investment securities  held-to-maturity...........................    37,428    36,970    36,151       36,061

Loans ............................................................   137,127   137,257   132,440      132,563



      The estimated fair values of demand deposits (i.e., interest (NOW) and non-interest bearing demand accounts, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate accounts and certificates of deposit approximate their fair values at the reporting date. The carrying amount of accrued interest payable approximates its fair value.


                                     Carrying  Estimated  Carrying  Estimated
                                      Amount  Fair Value   Amount   Fair Value
                                     -------- ----------  --------  ----------

Time deposits .....................   $81,854   $82,540   $91,263   $91,648

Securities sold under agreements to
  repurchase ......................     4,159     4,159     2,756     2,759




      The fair values of the redeemable subordinated debentures totaling $5.0 million and $5.0 million are estimated to approximate their recorded book balances at December 31, 1996 and 1995, respectively.

      There was no material difference between the notional amount and the estimated fair value of off-balance-sheet items which totaled approximately $22.1 million and $24.6 million at December 31, 1996 and 1995, respectively, and primarily comprise unfunded loan commitments which are generally priced at market at the time of funding.

NOTE 16 REGULATORY MATTERS AND CAPITAL REQUIREMENTS

      The Company and the Bank Subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies including the Federal Reserve. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank Subsidiaries must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regular accounting practices. The capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulations to ensure capital adequacy require the Bank Subsidiaries and the Company to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets. As of December 31, 1996, management believes that the Company and the Bank Subsidiaries meet all capital adequacy requirements to which they are subject.

      As of December 31, 1996, the Company and the Bank Subsidiaries met all regulatory requirements for classification as "well-capitalized" institutions. To be categorized as well capitalized, the Company and Bank Subsidiaries must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events which have occurred that management believes have changed the institution's category.

      The Bank Subsidiaries and the Company had the following capital ratios:

                                                               Bergen                     Greater              Well Capitalized
                                  Great Falls Bank          Commercial Bank          Community Bancorp        (FDIC requirements)
                              ------------------------- -------------------------  -------------------------- -------------------

                              March 31,   December 31,  March 31,    December 31,  March 31,    December 31,
                              --------- --------------- ---------  --------------  --------- ----------------
                                1997     1996     1995    1997      1996    1995     1997     1996      1995
                              --------- ------  ------- ---------  ------- ------  --------- ------    ------

                             (Unaudited)               (Unaudited)                (Unaudited)

Tier 1 and Tier 2 ..........   12.27%   13.21%   14.71%   14.55%   14.17%   13.68%   16.71%   16.89%   16.77%     10.00%
Tier 1 Core Capital Ratio...   11.01%    6.83%    6.79%   13.30%    9.04%   12.66%   12.51%    7.97%    7.27%      6.00%
Tier 1 Leverage Ratio ......    6.63%    6.78%    7.90%    8.81%    9.32%    9.11%    7.93%    8.12%    8.28%      5.00%


NOTE 17  CONDENSED FINANCIAL
INFORMATION - PARENT  COMPANY ONLY

      The condensed financial information of Greater Community Bancorp is as follows:

CONDENSED BALANCE SHEET

                                                         December 31,
                                                      --------------------
                                                        1996        1995
                                                      ---------   --------


ASSETS:

   Cash and due from banks - non-interest-bearing...  $     627   $   632

   Investment securities available-for-sale.........      5,766     4,800

   Accrued interest receivable......................         29        63

   Investment in subsidiaries.......................     19,844    19,168

   Other assets.....................................         92       178
                                                      ---------   -------

            Total assets............................  $ 26,358    $24,841
                                                      ========    =======


LIABILITIES AND SHAREHOLDERS' EQUITY:

   Redeemable subordinated debentures...............  $   4,988   $ 4,976

   Other liabilities................................        309       270

   Shareholders' equity.............................     21,061    19,595
                                                      ---------   -------

            Total liabilities and shareholders'
              equity................................  $  26,358   $24,841
                                                      =========   =======

CONDENSED STATEMENTS OF INCOME

                                                                                              Year Ended December 31,
                                                                                            ----------------------------
                                                                                             1996       1995       1994
                                                                                            ------     -------    ------

Income
Equity in undistributed  income of Bank Subsidiaries ....................................   $   712    $ 2,069   $ 1,646

Dividends from Bank Subsidiaries ........................................................     1,858         --        --

Interest income .........................................................................       234        342       244

Non-interest income .....................................................................        (9)       291        --
                                                                                            -------    -------   -------

                                                                                              2,795      2,702     1,890

Other expenses ..........................................................................       656        735       528
                                                                                            -------    -------   -------

     Income before income taxes .........................................................     2,139      1,967     1,362

Income tax benefit ......................................................................       198        105       124
                                                                                            -------    -------   -------

       Net income .......................................................................   $ 2,337     $2,072   $ 1,486
                                                                                            =======     ======   =======

                                      F-27

CONDENSED STATEMENT OF CASH FLOWS

                                                                                            December 31,
                                                                                   ------------------------------
                                                                                     1996       1995      1994
                                                                                   --------   --------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ....................................................................   $ 2,337    $ 2,072   $  1,486
 Adjustments to reconcile net income to cash
 (used in)  provided by operating activities:
   Discount accretion ..........................................................        25         22         22
   (Gain) loss on sale of investment securities available-for-sale..............        (9)      (291)        13
   (Increase) decrease  in other assets ........................................        87        169       (252)
   (Increase) decrease in accrued interest payable .............................        34          3        (56)
   (Decrease) increase in other liabilities ....................................        39        156        (27)
   Equity in undistributed income of subsidiaries ..............................      (712)    (2,069)    (1,646)
                                                                                   -------    -------    -------

              Net cash  provided by (used in) operating activities.............      1,801         62       (460)
                                                                                   -------    -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of investment securities, available-for-sale............      2,193        509        680
   Proceeds from maturities of investment securities available-for-sale........     (3,301)        --     (4,345)
                                                                                   -------    -------   --------
              Net cash used in  investing  activities...........................    (1,108)       509     (3,665)
                                                                                   -------    -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of stock options .....................................       102         93         87
   Dividends paid ..............................................................      (533)      (269)      (134)
   Purchase of treasury stock ..................................................      (188)      --         --
   Other, net ..................................................................       (79)       (30)       (23)
                                                                                   -------    -------   --------
                       Net cash provided by financing activities................      (698)     (206)       (70)
                                                                                   -------    -------   --------
                       Net increase (decrease) in cash and cash equivalents....         (5)      365     (4,195)

CASH AND CASH EQUIVALENTS, beginning of year ...................................       632        267      4,462
                                                                                   -------    -------   --------
CASH AND CASH EQUIVALENTS, end of year .........................................   $   627    $   632   $    267
                                                                                   =======    =======   ========

NOTE 18 - QUARTERLY
FINANCIAL DATA (UNAUDITED)

      The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's results of operations.

                                    Three Months Ended
                                         March 31,
1997
Interest income.....................      $ 4,764
Interest expense....................        1,806
Net interest income.................        2,958
Provisions for possible loan losses.          115
Other income........................          449
Other expenses......................        2,323
Income before income taxes..........          969
Net income..........................          665

Per share data
Average common shares outstanding...        2,299
Net income per common share - primary         .28



                                                 Three months ended
                                     -------------------------------------------
                                     December 31 September 30  June 30  March 31
                                     ----------- ------------ --------  --------
1996
  Interest income ...................   $4,789        $4,771  $ 4,610   $4,523
  Interest expense ..................    1,794         1,844    1,748    1,769
  Net interest income ...............    2,995         2,927    2,862    2,754
  Provision for credit losses .......      150           110       90       90
  Other operating income ............      470           465      248      746
  Other operating expenses ..........    2,049         2,560    2,204    2,650
  Income before income taxes ........    1,267           722      816      760
  Net income ........................      856           477      522      482

  Per share data
  Average common shares outstanding .    2,337         2,337    2,200    2,095
  Net income per common share - primary    .28           .18      .28      .23

1995
  Interest income ...................   $4,895        $4,739   $4,497   $3,302
  Interest expense ..................    1,931         1,735    1,738    1,146
  Net interest income ...............    2,964         3,004    2,759    2,156
  Provision for credit losses .......      119           134       96       65
  Other operating income ............    1,034           264      597      282
  Other operating expenses ..........    3,010         2,296    2,334    1,760
  Income before income taxes ........      869           838      926      613
  Net income ........................      733           317      633      389

  Per share data
  Average common shares outstanding .    2,065         2,054    2,038    1,679
  Net income per common share - primary    .35           .25      .23      .23

Report Of Independent
Certified Public Accountants



To the Board of Directors
and Shareholders of
Greater Community Bancorp

We have audited the accompanying consolidated balance sheet of Greater Community Bancorp (formally Great Falls Bancorp) and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We also audited the adjustments to share and earnings per share data for 1995 and 1994 due to the 10% stock dividend declared in 1996 as discussed in Note 10 and the restatement of the stock option information in 1995, as discussed in Note 11. In our opinion such adjustments are appropriate and have been properly applied.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the financial position of Greater Community Bancorp and Subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ Grant Thornton, LLP
GRANT THORNTON, LLP


Philadelphia, Pennsylvania
January 15, 1997 (except for Note 1, as to which the date is April 29, 1997)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Shareholders and Board of Directors of

            Greater Community Bancorp:


We have audited the accompanying consolidated balance sheet of Greater Community Bancorp (a New Jersey corporation) (formerly Great Falls Bancorp) and subsidiary as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greater Community Bancorp and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for debt and equity securities.



/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Roseland, New Jersey
January 16, 1996

===================================     ===================================


No person has been  authorized  in
connection  with the offering made
hereby to give  any  information or
to make  any  representation  not
contained  in this prospectus and,
if given or made, such information                      [Logo}
or representation must not be relied
upon as having been authorized by the
company or any [Logo]  underwriter.                   $20,000,000
This  prospectus does not constitute
an offer to sell or a solicitation of
$20,000,000  any offer to buy any of
the  securities  offered  hereby  to                GCB CAPITAL TRUST
any  person  or by  anyone  in any
jurisdiction  in which it is unlawful
to make GCB  CAPITAL  TRUST such offer          10.00% Preferred Securities
or solicitation.  Neither  the  delivery        (Liquidation Amount $25 per
of this  prospectus  nor any  sale  made            Preferred Security)
hereunder shall, under any circumstances,    guaranteed, as described herein, by
10.00% Preferred Securities create any
implication that the information
(Liquidation Amount $25 per contained
herein is correct  as of any date
Preferred  Security)  subsequent  to
the  date  hereof.

         TABLE OF CONTENTS

                                      PAGE            GREATER COMMUNITY
                                                           BANCORP
Summary................................... 5
Selected Consolidated Financial Data...... 10
Risk Factors.............................. 11
GCB Capital Trust......................... 20
Use of Proceeds........................... 20         -------------------
Capitalization............................ 21              PROSPECTUS
Accounting Treatment...................... 22         -------------------
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations........................... 22
Business of the Company................... 46
Management................................ 52              Advest, Inc.
Supervision and Regulation................ 54
Description of Preferred Securities....... 59
Description of Junior Subordinated
  Debentures.............................. 74              May 16, 1997
Description of Guarantee.................. 83
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Guarantee............ 86
Certain Federal Income Tax
  Consequences............................ 88
Certain ERISA Considerations
Underwriting.............................. 93
Validity of Securities.................... 93
Experts................................... 95
Available Information..................... 95
Incorporation of Certain Documents
  by Reference............................ 96
Financial Statements...................... F-1




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